 As Filed with the Securities and Exchange Commission on October 15, 1999

                                                 Registration No. 333-85983
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                               ASD SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
          Texas                      7389                    75-2737041
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)

                         3737 Grader Street, Suite 110
                              Garland, Texas 75041
                                 (214) 348-7200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                 Norman Charney
                            Chief Executive Officer
                         3737 Grader Street, Suite 110
                              Garland, Texas 75041
                                 (214) 348-7200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
         Mark S. Solomon, Esq.                   L. Steven Leshin, Esq.
        J. David Washburn, Esq.                Jenkens & Gilchrist, P.C.
           Arter & Hadden LLP                          Suite 3200
      1717 Main Street, Suite 4100                  1445 Ross Avenue
          Dallas, Texas 75201                     Dallas, Texas 75202
             (214) 761-2100                          (214) 855-4500

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 15, 1999

PROSPECTUS

                             5,000,000 Shares

                         [ASD SYSTEMS, INC. LOGO]


                                  Common Stock

                                  -----------

This is an initial public offering of shares of our common stock. We are offering 5,000,000 shares of our common stock. We anticipate that the initial public offering price of our shares will be between $8.00 and $10.00 per share.

We have applied to list our common stock on the Nasdaq National Market under the symbol "ASDS."

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7 to read about certain risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Per Share Total
                                                                --------- -----
Public offering price..........................................   $       $
Underwriting discounts and commissions.........................   $       $
Proceeds, before expenses, to us...............................   $       $

                                  -----------

The underwriters may purchase up to an additional 750,000 shares of common stock from us at the initial public offering price, less the underwriting discount, to cover over-allotments.

The underwriters are severally underwriting the shares being offered in this prospectus. The underwriters expect to deliver the shares against payment in
New York, New York on     , 1999.

                                  -----------

Bear, Stearns & Co. Inc.

              Prudential Securities

                         Friedman Billings Ramsey

                                                                E*OFFERING

                 The date of this prospectus is        , 1999.

INSIDE FRONT FACING PAGE:

       [Company Logo]

FROM CLICK TO CONSUMER(SM)

[star-burst across center of page]


They found your Web site.
They placed an order.
NOW WHAT?

     We provide the proprietary software and comprehensive fulfillment service solutions that support the complete commerce-related operations of Internet retailers and direct marketing companies.

     We use our systems to integrate and manage our clients' commerce-related operations, including their Web sites, call centers, fulfillment centers and vendors.

     Our clients can also outsource their operations to our scalable network of call centers and strategically located fulfillment centers. We integrate and manage each service center, thus providing a consistently high standard of service.

     Our solution is an alternative to the complexities and risks of developing and maintaining commerce-related operations in house.

     Our entire solution is priced on a per-transaction basis, reducing our clients' initial costs and speeding their time to market, while providing us with a recurring revenue stream.

INSIDE FRONT COVER FOLD OUT:


[Title]    The Ultimate Shopping Experience(SM)

       [FLOW CHART GENERALLY DEPICTING FLOW OF CUSTOMER ORDER THROUGH FULFILLMENT USING ASD SYSTEMS, INC.'S SERVICE OFFERING AND PROPRIETARY SOFTWARE (as more particularly described below)]


[Company Logo]

From Click to Consumer(SM)

[ICON "WEB SITES" with line to larger ICON located at center of page "ASD'S PROPRIETARY SOFTWARE"]

WEB SITES

          The client's customer has access to real-time inventory and order status through the web site, even if the order was placed through the call center only seconds prior.


[ICON "CALL CENTERS" with line to larger ICON located at center of page "ASD'S PROPRIETARY SOFTWARE"]

CALL CENTERS

          Our call center network, which includes call centers in multiple cities, can supplement or support a client's entire call center needs.

          A customer service representative in any call center can provide immediate and accurate customer service regardless of where or when the order was placed.

[ICON "FULLFILLMENT CENTERS" with line to larger ICON located at center of page "ASD'S PROPRIETARY SOFTWARE"]

FULLFILLMENT CENTERS

          Our integrated fulfillment network, which currently includes eight company-owned and third-party warehouses, can be scaled to meet the needs of our clients, both today and as they grow.

[map of United States showing general location of eight warehouses with semi-circles generally indicating area served by each warehouse]

[ICON "VENDORS" with line to larger ICON located at center of page "ASD'S PROPRIETARY SOFTWARE"]

VENDORS

          Our systems also integrate suppliers and manufacturers into the fulfillment network.


[ICON "RETAIL STORES" with line to larger ICON located at center of page "ASD'S PROPRIETARY SOFTWARE"]

RETAIL STORES

          We are expanding the functionality of our systems to further enhance the shopping experience by integrating the client's retail stores to its Web site and call centers, allowing the customer to confirm product availability and price at the closest retail store.


CLIENT BENEFITS:

                               PROSPECTUS SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus before deciding to invest in shares of our common stock.

Our Business

  Our proprietary software and comprehensive service solutions enable Internet retailers and direct marketing businesses to outsource their order management and fulfillment operations. Our systems automate and integrate in real-time Web sites, call centers, fulfillment centers and vendors. We operate and manage a network of call centers and fulfillment centers which currently consists of one company-owned call center, four third-party call centers, one company-owned fulfillment center and seven third-party fulfillment centers. Our network is fully scalable and can therefore increase or decrease in size and services offered to meet the specific needs of our clients. Our systems and services offer our clients an alternative to the costs, complexity and risks associated with developing and maintaining these commerce-related operations in-house. Our systems and services are priced on a per-transaction basis, reducing our clients' initial infrastructure costs and speeding their time to market, while providing us with recurring revenue.

  Our systems differentiate us by integrating multiple sales channels, including Web sites and call centers, thus giving our clients' customers greater control over their shopping experience. For clients that have retail stores, we are currently expanding the functionality of our systems to further enhance the shopping experience by integrating these stores into our systems. We anticipate that this integration will give our clients' customers the added option of confirming availability and price at the closest retail store.

  We believe that we are well positioned to meet the needs of the rapidly growing number of Internet retailers and direct marketing companies. Our founders each have over 14 years of experience in systems development and operations in the direct marketing industry. Our business was originally developed to manage the commerce-related operations of direct marketing companies. However, we have transitioned our business to meet the growing demands of electronic commerce businesses. Our clients currently include Sears Roebuck, EDS for Sony's Metreon.com, Toys "R" Us, HoneyBaked Ham of Georgia and King World Direct.

Our Market Opportunity

  The Internet is quickly becoming an important communications medium and sales channel for both consumers and businesses worldwide. International Data Corporation projects that total worldwide commerce conducted on the Internet will grow from an estimated $50 billion in 1998 to an estimated $1.3 trillion in 2003. International Data Corporation also projects that the number of Web buyers worldwide will increase from 31 million in 1998 to approximately 183 million in 2003.

  The acceptance of electronic commerce has spurred the growth in the number of Internet retailers and spending on established Internet commerce operations. Forrester Research predicts that 82% of U.S. companies with over 1,000 employees will be doing business online by the year 2002. In addition, International Data Corporation estimates that the market for Internet commerce application software alone is expected to grow from approximately $444 million in 1998 to approximately $10.1 billion in 2002.

  Store based retailers are increasingly adopting electronic commerce strategies to remain competitive. According to the Boston Consulting Group and Shop.org, 62% of online retail revenues in 1998 were from retailers who had business pre-existing the Web. According to International Data Corporation, Internet-related spending among large retailers is expected to increase from an estimated $4.2 billion in 1998 to an estimated $17.5 billion in 2002.

  Historically, Internet retailers and direct marketing companies have had two choices when deciding how to handle their order management and fulfillment operations. They could either:

  . Establish and maintain the required operations in-house leading to: significant initial and continuing costs; delayed time to market; lack of real-time systems integration among the various commerce-related components; and lack of scalable infrastructure; or

  . Outsource specific components of their operations to multiple service providers that specialize in providing specific services and do not typically have the capability to offer an integrated, comprehensive solution. Services typically offered by these providers include software development, systems integration, call center operations, or fulfillment center operations.

The ASD Systems Solution

  We believe that our solutions offer the following benefits to Internet retailers and direct marketing companies for outsourcing their commerce-related operations:

  .  Cost savings and faster time to market;

  .  Comprehensive and reliable outsourced operations;

  .  Scalability; and

  .  High levels of customer service.

Our Growth Strategy

  Our objective is to be a leading provider of comprehensive order management and fulfillment systems and services to Internet retailers and direct marketing companies. We intend to pursue this objective by:

  . Capitalizing on Internet commerce growth. We intend to aggressively market our solutions to the growing number of Internet retailers, which we expect will provide the greatest opportunity for our growth.

  . Expanding our sales and marketing efforts. We have significantly increased our sales and marketing team from three to eight individuals since June 1, 1999, and we will continue expanding our sales and marketing efforts in the future.

  . Building on our strategic relationships. We intend to grow our client base by capitalizing on our strategic relationships with Web developers, systems integrators, Internet consultants, technology companies, call centers and fulfillment centers. We believe that these relationships will provide us with increased market recognition, access to new sales opportunities and the ability to provide our clients with additional services.

  . Leveraging scalable systems and third-party infrastructure. We intend to continue expanding our third-party call center and fulfillment center network as necessary to provide our clients with the scalability necessary to grow their businesses.

  . Developing and supporting systems functionality. We will continue working closely with our new and existing clients to develop advanced features required by them to meet the changing needs of their businesses.

  . Maintaining high levels of client satisfaction. We intend to continue providing high levels of client service, which we expect will result in long-term client relationships.
                                ----------------
  Our principal executive offices are located at 3737 Grader Street, Suite 110, Garland, Texas 75041, and our telephone number at this location is
214.348.7200. Our Web site address is www.asdsystems.com. The information contained in our Web site does not constitute part of this prospectus.

                                  The Offering

Common stock being
 offered....................
Common stock to be             5,000,000 shares
 outstanding after the
 offering...................

Use of proceeds.............  17,500,000 shares

                              We have no current specific allocations for the net proceeds of this offering. We generally intend to use the net proceeds of this offering to: expand our sales and marketing activities; fund capital expenditures, software development activities and technical support; make possible acquisitions; and for general corporate purposes, including working capital. See "Risk Factors-- Risks Related to This Offering--Management could spend or invest the proceeds of this offering in ways with which the shareholders may not agree."
Proposed Nasdaq National
 Market symbol..............
                              ASDS

Additional shares may be issued after this offering.

  The common stock to be outstanding after this offering is based on and includes:

  .  10,500,000 shares outstanding as of June 30, 1999; and

  . 2,000,000 shares of common stock issuable upon the mandatory conversion of our Series A convertible preferred stock, assuming an initial public offering price of $9.00 per share.

  This calculation excludes:

  . 1,616,000 shares of common stock issuable to our employees, officers, consultants and outside directors upon the exercise of outstanding options. The weighted average exercise price of these options is $1.65.

  . 541,500 shares reserved for future issuance under our Long-Term Incentive Plan.

  . 1,000,000 shares of common stock issuable to certain parties affiliated with an advisor retained by us in connection with a common stock financing closed in January and February of 1999 upon the exercise of outstanding common stock purchase warrants. The weighted average exercise price of these warrants is $1.70 per share.

  . 2,600,000 shares of common stock issuable to the investors in our preferred stock financing closed in August 1999 upon the exercise of outstanding common stock purchase warrants. The exercise price of these warrants will be $3.30 per share, assuming an initial public offering price of $9.00 per share.

  Please see "Certain Transactions" and "Description of Capital Stock."

                                ----------------

  Unless we indicate otherwise, all information in this prospectus:

  . Reflects the conversion of all outstanding shares of our Series A convertible preferred stock into 2,000,000 shares of our common stock contemporaneously with the closing of this offering. To arrive at the indicated number of conversion shares, we have assumed an initial public offering price of $9.00 per share which represents the mid-point of the anticipated range. However, because the conversion price is affected by the initial public offering price, the actual number of shares of common stock issuable upon conversion of these shares will be more than this if the actual initial public offering price is less than $9.00 per share.

  . Reflects the redemption of all outstanding shares of our Series B redeemable preferred stock for an aggregate cash payment by us of $6.0 million contemporaneously with the closing of this offering.

  . Assumes the underwriters do not exercise their option to purchase additional shares of common stock after the closing of this offering and that no other person exercises any other outstanding stock option or stock purchase warrant after June 30, 1999.

  . Reflects the following reclassifications of our capital stock, each effective as of August 23, 1999:

    . our Series A voting common stock was reclassified into our sole class of common stock; and

    . our Series B non-voting common stock was reclassified into our Series C non-voting preferred stock.

  The outstanding shares of Series C non-voting preferred stock will be converted into common stock contemporaneously with the closing of this offering.

                                ----------------

  The ASD Systems name and logo, "From Click to Consumer," "The Ultimate Shopping Experience" and the names of products and services offered by ASD Systems are trademarks, registered trademarks, service marks or registered service marks of ASD Systems. All other trademarks appearing in this prospectus are the property of their respective holders.

                             Summary Financial Data

  The following table sets forth summary financial data for ASD Systems, Inc. and its predecessors. The following summary financial data has been derived from our audited and unaudited financial statements and the notes to those statements included in this prospectus beginning on page F-1. You should read this information together with the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 20. You should not assume that the summary financial data is indicative of our future performance. The summary financial data for all periods ending on or prior to December 31, 1997, include information derived from the order management and fulfillment business of our predecessors Athletic Supply of Dallas, Inc. (which operated the business from January 1, 1995 to December 20, 1996), Athletic Supply of Dallas, LLC (which operated the business from December 21, 1996 to October 13, 1997) and ASD Partners, Ltd. (which operated the business from October 14, 1997 to December 31, 1997). The unaudited pro forma net income (loss) information for the periods ended December 31, 1995, December 20, 1996, October 13, 1997 and December 31, 1997 reflect a tax provision computed by applying the anticipated effective tax rate of approximately 37% to pretax income. The unaudited pro forma basic and diluted net income (loss) per share information for the periods ended on or prior to December 31, 1997 have been calculated as if based on the number of shares of common stock outstanding at January 1, 1998. The information for the periods ended December 31, 1995, June 30, 1998 and June 30, 1999 have been derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such periods.

                                                                                                   Six Months
                                                Predecessors                                      Ended June 30,
                          ---------------------------------------------------------              ----------------
                            Period from
                          January 1, 1995   Period from   Period from  Period from
                            (Inception)   January 1, 1996 December 21, October 14,      Year
                              through         through     1996 through 1997 through    Ended
                           December 31,    December 20,   October 13,  December 31, December 31,
                               1995            1996           1997         1997         1998      1998     1999
                          --------------- --------------- ------------ ------------ ------------ -------  -------
                                                  (in thousands, except per share data)
Statements of Operations
 Data:
Revenues................      $5,279          $6,826         $4,882       $2,574      $ 8,020    $ 3,366  $ 4,679
Cost of revenues........       1,308           2,094          2,686        1,248        5,051      2,424    3,316
                              ------          ------         ------       ------      -------    -------  -------
Gross profit............       3,971           4,732          2,196        1,326        2,969        942    1,363
Operating expenses:
 Selling, general, and
  administrative
  expenses..............       2,616           2,819          2,649        1,074        4,258      1,960    3,013
 Depreciation and
  amortization..........         121             517            367          252        1,084        448      574
                              ------          ------         ------       ------      -------    -------  -------
 Total operating
  expenses..............       2,737           3,336          3,016        1,326        5,342      2,408    3,587
                              ------          ------         ------       ------      -------    -------  -------
Operating income
 (loss).................       1,234           1,396           (820)         --        (2,373)    (1,466)  (2,224)
Interest expense, net...         --              --             --            27          233         70       69
                              ------          ------         ------       ------      -------    -------  -------
Net income (loss).......      $1,234          $1,396         $ (820)      $  (27)     $(2,606)   $(1,536) $(2,293)
                              ======          ======         ======       ======      =======    =======  =======
Basic and diluted net
 loss per share.........                                                              $ (0.43)   $ (0.26) $ (0.24)
                                                                                      =======    =======  =======
Unaudited Pro Forma
 Data:
Net income (loss).......      $  777          $  879         $ (820)      $  (27)
                              ======          ======         ======       ======
Basic and diluted net
 income (loss) per
 share..................      $ 0.13          $ 0.15         $(0.14)      $(0.01)
                              ======          ======         ======       ======
Shares used in computing
 basic and diluted net
 income (loss) per
 share..................       6,000           6,000          6,000        6,000        6,000      6,000    9,735
                              ======          ======         ======       ======      =======    =======  =======

  The balance sheet data is shown:

  .  on an actual basis;

  . on a pro forma basis reflecting a private placement in August 1999 of our Series A convertible preferred stock, our Series B redeemable preferred stock and common stock purchase warrants, exercisable for a number of shares of our common stock determinable by reference to our initial public offering price, for aggregate proceeds of $11,500,000, after deducting estimated expenses; and

  . on an as adjusted basis reflecting (1) our receipt of the estimated net proceeds from the 5,000,000 shares of common stock we are selling in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and expenses,
     (2) the conversion of all Series A convertible preferred stock into 2,000,000 shares of our common stock upon consummation of this offering, also assuming an initial public offering price of $9.00 per share and
     (3) the redemption of all Series B redeemable preferred stock upon consummation of this offering for $6.0 million.

                               At June 30, 1999
                         -----------------------------
                                            Pro Forma
                         Actual  Pro Forma As Adjusted
                         ------  --------- -----------
                                (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  202   $11,702    $46,452
Working capital
 (deficit)..............   (982)   10,518     45,268
Total assets............  4,539    16,039     50,789
Long-term debt
 (including current
 maturities)............  2,163     2,163      2,163
Series B mandatorily
 redeemable preferred
 stock..................     --     5,750        --
Shareholders' equity....    209     5,959     46,709

                                  RISK FACTORS

  You should consider carefully the following risk factors and all other information contained in this prospectus before you decide whether to purchase our common stock. Investing in our common stock is speculative and involves a high degree of risk. Any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently believe are immaterial, could harm our business, financial condition and operating results, could cause the trading price of our common stock to decline and could result in a complete loss of your investment. Please see the "Special Note Regarding Forward-Looking Statements; Market Data" immediately following this section of the prospectus.

Risks Related to Our Business

  We have a history of losses and negative cash flow and anticipate continued losses.

  Since our formation on January 1, 1998, we have incurred operating losses and negative cash flow. As of June 30, 1999, we had an accumulated deficit of approximately $4.9 million and a working capital deficit of approximately $982,000. In addition, for the periods ended October 13, 1997 and December 31, 1997, predecessors to the company also experienced net losses. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We anticipate that our business will generate operating losses until we are successful in generating significant additional revenues to support our level of operating expenses. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. To the extent we are unable to achieve profitability in the future, our business, prospects, financial condition and results of operations will suffer.

  Our business is difficult to evaluate because we have an extremely limited operating history.

  We were formed in January 1998 to acquire the order management and fulfillment business of an affiliated predecessor entity. This business, although significantly different in focus and scale, was originally commenced in January 1995 by another predecessor to service the fulfillment needs of a single client. Accordingly, our business has had an extremely limited operating history, which makes evaluation of our prospects difficult. In addition, our business prospects and market are relatively unproven. An investor in our common stock must consider the risks, uncertainties and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, including the market of outsourced order management systems and services. These risks and difficulties include our ability to:

  .  increase awareness of our systems and services;

  . offer compelling solutions to our clients' order management requirements;

  . maintain and expand our network of third-party call centers and fulfillment centers;

  . implement and improve operational, financial and management information systems;

  .  respond effectively to the offerings of competitors;

  .  expand the scale of our operations to meet client demands;

  .  continue to develop and upgrade our technology; and

  .  attract, retain and motivate qualified personnel.

  If we fail to adequately address any of these risks or difficulties, our business would likely suffer and it is likely that we would not meet our financial projections. We would expect our business, prospects, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections and, in such event, our net losses in a given quarter would be even greater than expected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for detailed information on our extremely limited operating history.

  Sears currently represents a significant majority of our business and our success depends in part on our ability to retain them as a client.

  If Sears, our largest client, was to substantially reduce or stop its use of our services prior to the time we were able to obtain significant additional clients and thereby reduce our reliance on it, our business, operating results and financial condition would be materially adversely affected. Sears, Roebuck and Co. and Sears Wish Book, Inc., a subsidiary of Sears, Roebuck and Co., collectively accounted for approximately 84% of our gross revenues during the year ended December 31, 1998 and for approximately 78% in the first six months of 1999. We have used the term "Sears" throughout this prospectus to refer to both of these affiliated Sears entities. "Sears Roebuck" has been used to refer to Sears, Roebuck and Co. which operates the Craftsman Power and Hand Tool and Home Healthcare catalogs and "Sears Wish Book" has been used to refer to Sears Wish Book, Inc., which operates the annual holiday catalog. Our contract with Sears Roebuck expires July 1, 2001, unless earlier terminated. Our arrangement to provide Sears Wish Book with services is generally renewed on a year to year basis, and was last renewed on July 2, 1999 for a period expiring August 31, 2000. We presently anticipate that our agreement with Sears Roebuck and our arrangement with Sears Wish Book will be extended upon their scheduled termination dates; however, our loss of Sears as a client would have a material adverse effect on our business, prospects, financial condition and results of operations and may affect our relationship with King World Direct, Inc., which is a distributor of Sears merchandise. A termination by Sears would result in significant lost revenues and the loss of an important client reference that, we believe, will be instrumental in securing future clients. Moreover, to the extent that Sears' financial performance does not meet expectations and our revenues attributable to Sears consequently decline, our prospects and financial performance would also be negatively impacted, perhaps materially. We cannot assure you that Sears will be a client of ours in future periods.

  Our significant client contracts are either short-term or terminable with minimal notice.

  Each of our clients has the option to terminate its contract with us for any reason after giving us 180 or fewer days prior written notice. King World Direct and Toys "R" Us may terminate their contracts after giving as few as 30 and 60 days prior written notice. The Sears Wish Book arrangement is governed by a course of conduct between the parties and a letter agreement which provides that the arrangement is immediately terminable by Sears Wish Book at any time and will automatically terminate if we do not negotiate a definitive contract by August 31, 2000. The terms of our client contracts typically range from six months to three years. We presently only have seven continuing clients. The termination by one or any number of these clients, or the failure by these clients to renew the terms of their contracts, may have a material adverse effect on our business and prospects including our financial performance and revenue stream or may result in the loss of an important client reference.

  If we fail to properly manage our growth, our business could be adversely affected.

  Our business is growing at a relatively rapid pace, and we intend to continue the expansion of our operations in the foreseeable future to pursue existing and potential market opportunities. If we do not manage the growth of our business effectively, our results of operations or financial conditions would be materially adversely affected. Our growth places significant demands on our management and operational resources. In order to manage our growth effectively, we must continue to invest in our systems and internal and third-party call centers and fulfillment centers, and continue to expand, train and manage our work force.

  Our business is seasonal and we expect our quarterly revenues and operating results to fluctuate.

  Our revenues and business are seasonal. We expect to continue to experience seasonal fluctuation of revenues and operating results in the future which, we believe, will cause period-to-period comparisons of our results of operations to be inappropriate as indicators of future performance. Many retail businesses, including Sears and other clients, sell more products during the holiday season than in any other portion of the year. For example, the Sears Wish Book catalog is mailed only twice per year during the third and fourth calendar quarters. Accordingly, because we generate the vast majority of our revenue on a per-transaction basis, we recognize a disproportionate portion of our annual revenue in the last three months of the year. As a result of our seasonal business, we also have additional risks in processing a large volume of transactions in short time periods.

  The loss of e4L as a client will result in the loss of recurring revenue from this client.

  We have agreed with management of e4L to mutually terminate our business relationship effective October 1, 1999, subject only to a short period of transition. The loss of e4L as a client will result in the loss of recurring revenues previously expected from this client. For the six months ended June 30, 1999, revenues generated from e4L accounted for approximately 11.0% of total revenues during that period.

  We may not be able to satisfy the unique and sophisticated requirements of our clients.

  If we experience difficulties in meeting the needs of our clients, our business will suffer. Our target market, consisting of Internet retailers and direct marketing companies, has unique and sophisticated requirements. In addition, some clients have pre-existing complex infrastructures consisting of call centers, fulfillment centers and other business processes. Accordingly, our software application rarely fits exactly into a new client's operations and we must be able to customize the software accordingly and generally within a relatively short time frame. Although we believe that we have generally been successful in the timely modification of our systems to meet the specific needs of our clients, there may be situations where we are unable or unwilling to customize our systems to meet these requirements. We were unwilling to modify our systems to meet the unique requirements of e4L. This was one of several factors that led to the mutual termination of our relationship with e4L. If we encounter similar situations in the future, other clients could elect to terminate their relationships, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

  Failure of our computer and communications systems could result in our failure to provide timely and error-free services to our clients.

  Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our systems and operations may be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, the occurrence of significant human error and similar events. We do not currently have a formal disaster recovery plan or carry sufficient business interruption insurance to compensate us for losses that may occur. We generally do not maintain redundant systems. Servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or our inability to provide timely and error-free services to our clients. The occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

  We may be exposed to potential liability for actual or perceived failure to provide required services.

  Because our clients rely on our services to satisfy their customer order requirements, we may be exposed to potential claims for damages caused to an enterprise, including special or consequential damages, as a result of an actual or perceived failure of our services. Our failure or inability to meet a client's expectations in the performance of our services or to do so in the time frame required by the client, regardless of our responsibility for the failure, could:

  .  result in a claim for substantial damages against us by the client;

  .  discourage other clients from engaging us for these services;

  .  damage our business reputation, and

  . have a material adverse effect on our prospects, financial condition and results of operations.

  We cannot predict the outcome of any potential legal claims.

  If we are unable to respond to rapid changes in technology, our systems could become obsolete and revenues could be lost.

  The market for our order management systems and services is characterized by rapid technological change, frequent new systems enhancements, evolving industry standards and rapidly changing client requirements. The introduction of systems incorporating new technologies and the emergence of new industry standards could render existing systems obsolete which could ultimately result in lost revenues. Our future success will depend, in part, on our ability to anticipate changes, enhance our current systems, develop and introduce new systems that keep pace with technological advancements and address the increasingly sophisticated needs of our clients. New systems or enhancements to existing systems may not adequately meet the requirements of our current and prospective clients and may never achieve any degree of significant market acceptance.

  Our development of a next-generation browser-based software application may not be successful and may cause business disruption.

  We are currently developing a next-generation browser-based application of our proprietary software that is intended to serve as our sole platform in providing an outsourced order management and fulfillment solution for our clients. We can provide no assurance that we will be successful in deploying the new browser-based software system. To date, we have expended approximately $1.4 million on software development, a significant majority of which has been expended on the development of this browser-based application. Software development of the browser-based application has been in progress for over 18 months and has experienced numerous delays. To complete this development, we must, among other things, ensure that this technology will function efficiently at high volumes, integrate properly with the Internet and our client and third-party service providers, offer all the functionality demanded by our clients and assimilate all of the sales, reporting and other functions currently offered by the current version of our software. This development effort could fail technologically or could take more time or be more costly than expected. Even if we successfully address all of these challenges, we must then work with our current clients to transition them to our new system, which could also create a risk of business disruption.

  Our failure to timely increase the capacity of our service provider network may reduce demand for our services.

  Due to the limited deployment of our services to date, the ability of our network of company-owned facilities and third-party service providers to connect to and manage a substantially larger number of clients is as yet unknown. Our network may not be scalable to expected client levels while maintaining adequate service quality. Upgrading our infrastructure may cause delays or failures in our systems. As a result, we may be unable to develop a network of third-party service providers capable of supporting outsourced operations at a commercially viable level. Failure to achieve or maintain such a network could significantly reduce demand for our services and our business and prospects could suffer.

  We depend on third-party relationships, many of which are short-term or terminable, to perform services for our clients.

  We currently operate only one call center and one fulfillment center. In addition, three of the third-party call centers and one of the third-party fulfillment centers used by us is currently dedicated to servicing the needs of our largest client. Accordingly, we depend, and will continue to depend, on a number of third-party service providers to perform services for our clients. We cannot assure you that we will be able to maintain relationships with third-parties that provide services to our clients or that we will be able to locate or secure additional relationships as demanded by future business. In addition, we cannot assure you that the services provided by these third-parties will meet the needs or expectations of our clients. Outside parties on which we depend include:

  .  fulfillment centers;

  .  call centers;

  .  Web designers; and

  .  shipping companies.

  As the demand for these services grows, we believe that there will be increasing competition for the best third-party service providers, which could result in significantly higher fees payable to such parties or the inability to maintain such relationships altogether.

  Many of our arrangements with third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. In addition, certain of our clients maintain the relationships with the third party service providers directly. We cannot assure you that third-parties regard our relationship with them as important to their own respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

  Our success depends on our ability to protect our proprietary technology.

  We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect the proprietary rights in our software and services. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. In addition, these legal protections only provide us with limited protection. If we litigate to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business. Our inability to protect our proprietary technology could have a material adverse effect on our business, prospects, financial condition and results of operations.

  We have not filed any United States patent applications with respect to our order management systems, nor do we have any patent applications pending. As a result, we currently do not have patented technology that would preclude or inhibit competitors from entering our market. Moreover, none of our technology is patented abroad, nor do we currently have any international patent applications pending. As of the date of this prospectus, we have not secured registration on any of our service marks in the United States nor have we pursued registration in any foreign country. We cannot be certain that future patents, registered trademarks or registered service marks, if any, will be granted or that any future patent, trademark or service mark will not be challenged, invalidated or circumvented, or that rights granted under any patents, trademarks or service marks that may be issued in the future will actually provide a competitive advantage to us.

  We generally enter into confidentiality agreements with our employees and consultants and with our clients and corporations with whom we have strategic relationships. We attempt to maintain control over access to and distribution of our software documentation and other proprietary information. However, the steps we have taken to protect our technology and intellectual property may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to ours or may have jointly developed such technologies under agreements giving them co-equal rights to exploit those technologies.

  Our success depends on retaining our current key personnel and attracting additional personnel, particularly in the areas of client support and technical services.

  Our success will depend largely on the continuing efforts of our executive officers and senior management, especially those of Norman Charney, our President and Chief Executive Officer, and Paul M. Jennings, our Chief Technology Officer. Our business may be adversely affected if the services of these officers or any of our other key personnel become unavailable to us. We have not entered into employment agreements with any employees other than Messrs. Charney and Jennings. Even with these employment agreements, there is a risk that these individuals will not continue to serve for any particular period of time. While we have obtained a key person life insurance policy on the life of Mr. Charney and Mr. Jennings in the amount of $1.0 million each, these amounts may not be sufficient to offset the loss of their services.

  We are currently expanding our client support and technical services organizations and will need to increase our staff further to support expected new clients and the expanding needs of existing clients. The initiation of new clients, the anticipated use of a browser-based order management and fulfillment software application, the customization of our software, the integration of these solutions into existing fulfillment systems and the ongoing client support can be complex. Accordingly, we need highly trained client support, technical personnel and outside consultants. Hiring client support and technical personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of our systems and services. Our inability to attract, train or retain the number of highly qualified client support and technical services personnel that our business needs, or the inability to hire qualified outside consultants to perform these tasks, may cause our business and prospects to suffer.

  The integration of key new employees and officers into our management team may interfere with our operations.

  We have recently hired a number of key employees and officers, each of whom has been with us for less than six months. In addition, we intend to hire additional key employees and officers to support our business growth. To integrate into our company, such individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. If we fail to complete this integration in an efficient manner, our business and prospects will suffer.

Risks Related to Our Industry

  We cannot accurately predict the size of our market, and if our market is not as large as we expect, our business prospects will suffer.

  Our business was originally developed to manage the commerce-related operations of direct marketing companies. However, we have transitioned our business to meet the growing demands of electronic commerce businesses. Accordingly, our growth will largely depend on the development and widespread acceptance of the Internet as a medium for commerce. Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. The growth projections for Internet-related activities that we have cited in this prospectus are only estimates by industry analysts and may not prove to be accurate. Accordingly, our estimates of the size of our market or the potential demand for our services may turn out to be inaccurate. If use of the Internet as a medium for commerce stops growing, our business prospects will be harmed.

  Predicting market size is also complicated by the fact that not all potential clients will outsource their order management and fulfillment operations. Potential clients may resist outsourcing for a number of reasons including:

  . risks or perceived risks of providing third-party service providers with access to their proprietary technology or information;

  . a desire to retain control over inventory, customer service, shipping and related order processing functions;

  . concerns associated with warehousing large amounts of inventory with a third-party; and

  . concerns over the level of service to be expected from a third-party service provider and the ability to properly measure acceptable levels of service.

  If the Internet retailing or direct marketing industries, or any significant existing or potential client, concludes that the disadvantages of outsourcing order management and fulfillment operations outweigh the advantages, our business and prospects will suffer.

  Our systems and services will need to achieve widespread market acceptance for us to succeed.

  Even if the Internet grows at the rate we anticipate, our systems and services must achieve widespread market acceptance for us to succeed. We believe that our potential to grow and increase our market acceptance depends principally on the following factors, some of which are beyond our control:

  .  the differentiation and quality of our systems and services;

  .  the extent of our third-party service provider network coverage;

  .  our ability to provide timely and effective client support;

  .  our pricing strategies as compared to our competitors;

  .  our industry reputation;

  .  the effectiveness of our marketing strategy;

  .  concerns about transaction security; and

  .  general economic conditions, such as downturns in the systems markets.

  The failure of our systems and services to achieve widespread market acceptance could have a material adverse effect on our business, prospects, financial condition and results of operation.

  The relationships with our clients would likely be compromised if our security measures were to fail.

  The relationships with our clients may be adversely affected if the security measures that we use to protect their proprietary or confidential information, such as sales information, or the confidential information of their customers, such as credit card numbers, are ineffective. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. In addition, security breaches could expose us to a risk of litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

  Problems related to the "Year 2000 Issue" could adversely affect our business.

  We are exposed to various risks arising out of the change of the millennium which could adversely affect our business, prospects, financial condition and operating results. Risks are posed if, despite our investigation and remediation efforts, one or more of the following occurs:

  . our proprietary software contains undetected errors or defects associated with the Year 2000 problem;

  . third-party hardware and software used with our software experiences problems that are wrongly attributed to us;

  . our internal information technology systems or non-information technology systems, including telecommunications systems and utilities, experience problems; and

  . our third-party service providers or other suppliers experience Year 2000 problems.

  The occurrence of any of the foregoing could result in delays or loss of revenue, diversions of our development resources, damage to our reputation, increased service costs and litigation expenses. In addition, regardless of whether we experience Year 2000 problems, enterprises may reduce their spending on systems and related services during the latter part of 1999 and into 2000 in connection with the potential effects of the Year 2000 or to concentrate their resources on remediation.

  Government regulation and legal uncertainties could increase the cost and add additional burdens to our doing business on the Internet.

  Due to the increasing popularity of the Internet, laws and regulations applicable to Internet communications, commerce, advertising and direct marketing are becoming more prevalent. The adoption or modification of such laws or regulations could inhibit the growth of Internet use and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material adverse effect on our business, results of operations and financial condition.

  Further, due to the global nature of the Internet, governments of states or foreign countries may attempt to regulate Internet transmissions. We cannot be certain that violations of domestic or foreign laws or regulations will not be alleged by applicable governments or that we will not violate such laws or regulations or new laws or regulations will not be enacted in the future. Moreover, the applicability of existing laws or regulations governing issues such as intellectual property ownership, libel, consumer protection, personal privacy, taxation, quality of services, and distribution is uncertain with regards to the Internet. Legal compliance may prove difficult for us and may harm our business, operating results and financial condition.

  Purchasing on the Internet could decrease if retailers become subject to sales and other taxes.

  If one or more states or any foreign country successfully asserts that retailers should collect sales or other taxes on the sale of products made over the Internet, use of the Internet as a sales channel is likely to decrease.

In addition, retailers with operations in several states may already be subject to state sales taxes for shipments into such states. Some customers may be discouraged from purchasing products on the Internet if they become required to pay sales tax in connection with such purchases. If this were to occur, the demand for our systems and services would likely decrease.

Risks Related to This Offering

  The number of shares of common stock issuable to the VantagePoint funds is determinable by reference to our initial public offering price and could result in additional dilution to the shareholders in this offering.

  The precise number of shares of common stock to be issued by us upon the conversion of our Series A convertible preferred stock effective upon the closing of this offering is determined, in part, by reference to our initial public offering price. In addition, the number of shares of common stock issuable upon exercise of purchase warrants issued in connection with the preferred stock financing and the exercise price thereof are also determined by reference to our initial public offering price. For purposes of this preliminary prospectus, we have assumed an initial public offering price of $9.00 per share which represents the mid-point of the range of anticipated initial public offering prices. To the extent our initial public offering price is less than $9.00 per share:

  . the number of shares of common stock to be outstanding after this offering will be increased;

  . the number of shares attributed to the VantagePoint directors will increase;

  .  the dilution to new investors will increase;

  . shareholders' equity could change as a result of the value attributed to the warrants;

  . the number of shares of common stock held by the VantagePoint funds after the offering will increase; and

  .  the price per share paid by the VantagePoint funds will decrease.

Investors in this offering are urged to read the final prospectus to determine the exact number of shares of common stock to be beneficially held by the VantagePoint funds at the time of closing this offering.

  Our stock will likely be subject to substantial price and volume fluctuations due to a number of factors, some of which are beyond our control.

  Stock prices and trading volumes for many Internet-related companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock could significantly decrease.

  We are at risk of securities class action litigation due to our expected stock price volatility.

  In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. In the future we may be the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business, prospects, financial condition and results of operations and may also harm our reputation.

  Management could spend or invest the proceeds of this offering in ways with which the shareholders may not agree.

  We have no current specific allocations for the net proceeds from this offering. Consequently, our board of directors and management will have substantial flexibility and broad discretion in applying the net proceeds of this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. The failure of management to apply such funds effectively could have a material adverse effect on our business and financial condition. We generally intend to use the net proceeds of this offering to fund the expansion of our sales and marketing activities and to fund capital expenditures and software development. In addition, we may use a portion of the net proceeds to make possible acquisitions and for general corporate purposes. Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. See "Use of Proceeds."

  After this offering, our executive officers, directors, and their affiliates, in the aggregate, will control approximately 58% of our voting stock, or approximately 56% if the over-allotment option is exercised.

  Our executive officers, directors and their affiliates own a large enough stake in us to have an influence on the matters presented to shareholders. As a result, these shareholders may have the ability to control all matters requiring shareholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of ASD Systems' assets, and the control of the management and affairs of ASD Systems. Accordingly, such concentration of ownership may have the effect of delaying, deterring or preventing a change in control of ASD Systems, impede a merger, consolidation, takeover or other business combination involving ASD Systems or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of ASD Systems, which in turn could have an adverse effect on the market price of ASD Systems' common stock.

  We have anti-takeover defenses that could delay or prevent a takeover that shareholders may consider favorable.

  Certain provisions of our amended and restated articles of incorporation and bylaws and the provisions of Texas law could have the effect of delaying, deterring or preventing an acquisition of ASD Systems. For example, our board of directors is divided into three classes to serve staggered three-year terms, we may authorize the issuance of up to 2,077,778 shares of "blank check" preferred stock, our shareholders may take action only by a vote at a meeting or by unanimous written consent and our shareholders are limited in their ability to make proposals at shareholder meetings. See "Description of Capital Stock" for a further discussion of these provisions.

  Shares eligible for future sale in the open market could depress our stock price.

  Sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, or the appearance that a large number of shares is available for sale, could depress the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by agreements under which the holders of our outstanding shares of common stock have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus, subject to certain consents and exceptions. Bear, Stearns & Co. Inc. may, in its sole discretion and at anytime without notice, release all or any portion of the shares subject to such agreements. In addition to the adverse effect a price decline could have on holders of our common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. In addition, the holders of restricted shares of our stock are entitled to certain rights with respect to registration of such shares for sale in the public market. If these holders sell in the public market, such sales could have a material adverse effect on the market price of our common stock. See "Shares Eligible for Future Sale."

  The liquidity of our common stock is uncertain since it has not been publicly traded.

  There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

  This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.

  This prospectus contains market data related to the Internet generally and our industry segment specifically. This data was derived from reports generated by the research firms of Boston Consulting Group, Forrester Research, Inc. and International Data Corporation. In preparing these reports, the research firms assumed certain events, trends and activities will occur and/or continue and these firms project information based, in part, on those assumptions. If the market research firms are wrong about any of their assumptions, then these projections may also be wrong. We have retained Forrester Research to act as an outside consultant to us on a number of matters, including the industry generally, market trends and matters involving ASD Systems specifically. As of the date of this prospectus, we have paid Forrester Research an aggregate of $33,000 for such services.

                                USE OF PROCEEDS

  The net proceeds from the sale of 5,000,000 shares of common stock sold in this offering are estimated to be approximately $40.8 million, after deducting underwriting discounts and $1.1 million for estimated offering expenses payable by us. This assumes an initial public offering price of $9.00 per share. If the underwriters' over-allotment option is exercised in full, the net proceeds are estimated to be approximately $47.0 million on this same basis.

  We have no current specific allocations for the net proceeds from this offering. We generally intend to use the proceeds of this offering for the following:

  .  expand our sales and marketing activities;

  . fund capital expenditures, software development activities and technical support; and

  .  fund working capital and other general corporate purposes.

  In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions.

  We have also elected to pursue our initial public offering at this time for the following secondary reasons:

  .  to facilitate future access by us to the public equity markets;

  . to enhance our ability to use our common stock as a means of attracting, retaining and motivating employees, senior managers and others; and

  .  to provide liquidity to our shareholders.

  As indicated, we have not yet determined the actual expected expenditures, and thus cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including such factors as the amount, if any, of cash generated by our operations and the market response to our service offerings. Accordingly, our management will have broad discretion in the application of the net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Pending such uses, the net proceeds will be primarily invested in short-term, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. See "Risk Factors-- Risks Related to this Offering-- Management could spend or invest the proceeds of this offering in ways with which the shareholders may not agree."

  We have reserved a portion of the funds received in connection with our preferred stock financing occurring on August 23, 1999 to fund the redemption of our outstanding shares of Series B redeemable preferred stock. Accordingly, none of the proceeds received from this offering will be necessary to fund that redemption which will occur simultaneously with the closing of this offering.

                                DIVIDEND POLICY

  We have not declared or paid any dividends on our capital stock since our inception and do not anticipate declaring or paying dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors. Our credit facility with Comerica Bank-Texas currently restricts our ability to pay dividends.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999:

  .  on an actual basis;

  . on a pro forma basis reflecting a private placement in August 1999 of our Series A convertible preferred stock, our Series B redeemable preferred stock and common stock purchase warrants, exercisable for a number of shares of our common stock determinable by reference to our initial public offering price, for aggregate proceeds of $11,500,000, after deducting estimated expenses; and

  . on an as adjusted basis reflecting (1) our receipt of the estimated net proceeds from the 5,000,000 shares of common stock we are selling in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and expenses,
     (2) the conversion of all Series A convertible preferred stock into 2,000,000 shares of our common stock upon consummation of this offering, also assuming an initial public offering price of $9.00 per share and
     (3) the redemption of all Series B redeemable preferred stock upon consummation of this offering for $6.0 million.

  This information should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere in this prospectus. See "Use of Proceeds."

                                                   June 30, 1999
                                          -------------------------------------
                                                                    Pro Forma
                                           Actual     Pro Forma    As Adjusted
                                          ----------  ----------   ------------
                                          (in thousands, except share and
                                                 per share amounts)
Long-term obligations, less current
 portion................................  $    1,794   $    1,794    $    1,794
Series B mandatorily redeemable
 preferred stock, $.0001 par value; none
 authorized actual; 1,111,111 shares
 authorized pro forma and pro forma as
 adjusted; none issued and outstanding
 actual; 1,111,111 shares issued and
 outstanding on a pro forma basis; and
 none issued and outstanding on an as
 adjusted basis.........................          --        5,750            --
Shareholders' equity:
 Series A convertible preferred stock,
  $.0001 par value; none authorized
  actual; 1,111,111 shares authorized
  pro forma and pro forma as adjusted;
  none issued and outstanding actual;
  1,111,111 shares issued and
  outstanding on a pro forma basis; and
  none issued and outstanding on an as
  adjusted basis........................          --        5,750            --
 Series C non-voting preferred stock,
  $.0001 par value; none authorized
  actual; 3,200,000 shares authorized
  pro forma and pro forma as adjusted;
  none issued and outstanding actual;
  none issued and outstanding on a pro
  forma basis; and none issued and
  outstanding on an as adjusted basis...          --           --            --
 Common stock, $.0001 par value;
  15,000,000 shares authorized actual;
  50,000,000 shares authorized pro forma
  and pro forma as adjusted; 10,500,000
  shares issued and outstanding actual;
  10,500,000 shares issued and
  outstanding on a pro forma basis and
  17,500,000 issued and outstanding on
  an as adjusted basis..................           1            1             2
Additional paid-in capital..............       5,106        5,742        52,241
Accumulated deficit.....................      (4,898)      (5,534)       (5,534)
                                          ----------   ----------    ----------
    Total shareholders' equity..........         209        5,959        46,709
                                          ----------   ----------    ----------
      Total capitalization..............  $    2,003   $   13,503    $   48,503
                                          ==========   ==========    ==========

                                    DILUTION

  As of June 30, 1999, our pro forma net tangible book value was $5,936,049 in the aggregate, or $0.47 per share. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the pro forma number of outstanding shares of common stock outstanding as of June 30, 1999, after giving effect to the conversion of all of the outstanding shares of Series A convertible preferred stock into common stock and assuming an initial public offering price of $9.00 per share. Tangible assets can be calculated by subtracting intangible assets from total assets. Dilution per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share after the offering. After giving effect to the sale of 5,000,000 shares of common stock and after our application of the estimated net proceeds from the offering, our pro forma net tangible book value as of June 30, 1999 would have been $46,686,049 in the aggregate, or $2.67 per share. This represents an immediate increase in pro forma net tangible book value of $2.20 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $6.33 per share to new investors purchasing shares of common stock in the offering. If the public offering price is higher or lower, the dilution to the new investors will increase or decrease accordingly. The following table illustrates this per share dilution:

Assumed public offering price per share............................       $9.00
  Pro forma net tangible book value per share before the offering.. $0.47
  Increase in pro forma net tangible book value per share
   attributable to new investors...................................  2.20
  Pro forma net tangible book value per share after the offering...        2.67
                                                                          -----
  Dilution in pro forma net tangible book value per share to new
   investors.......................................................       $6.33
                                                                          =====

  The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors purchasing shares in this offering:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
Existing shareholders.......... 12,500,000   71.0% $11,510,000   20.0%   $0.94
New investors..................  5,000,000   29.0% $45,000,000   80.0%   $9.00
                                ----------  -----  -----------  -----
  Total........................ 17,500,000  100.0% $56,510,000  100.0%
                                ==========  =====  ===========  =====

  If the underwriters' over-allotment is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to 68% of the total number of shares of common stock to be outstanding after this offering and will increase the number of shares of common stock held by the new investors to 5,750,000, or 32% of the total number of shares of common stock to be outstanding immediately after this offering. See "Principal Shareholders."

  The calculations above assume no exercise of options or warrants outstanding on the date hereof. However, if the holders of our various common stock purchase warrants were to exercise these warrants in full, the number of shares of common stock held by existing shareholders will be increased to 76% of the total number of shares of common stock to be outstanding after this offering and will reduce the number of shares of common stock held by the new investors to 24% of the total number of shares of common stock to be outstanding immediately after this offering.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the financial statements, the notes to such statements and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22 of this prospectus. The statement of operations data for the period from January 1, 1996 through December 20, 1996; the period from December 21, 1996 through October 13, 1997; the period from October 14, 1997 through December 31, 1997 and the year ended December 31, 1998 and the balance sheet data at December 20, 1996; October 13, 1997; December 31, 1997; and December 31, 1998 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations for the year ended December 31, 1995 and the interim results for the periods ended June 30, 1998 and 1999 are derived from our unaudited statements which reflect all adjustments necessary for a fair presentation of that data.

  The selected financial data for all periods ending on or prior to December 31, 1997, include information derived from the order management and fulfillment business of our predecessors Athletic Supply of Dallas, Inc. (which operated the business from January 1, 1995 to December 20, 1996), Athletic Supply of Dallas, LLC (which operated the business from December 21, 1996 to October 13,
1997) and ASD Partners, Ltd. (which operated the business from October 14, 1997 to December 31, 1997). The unaudited pro forma net income (loss) information for the periods ended December 31, 1995, December 20, 1996, October 13, 1997 and December 31, 1997 reflect a tax provision computed by applying the anticipated effective tax rate of approximately 37% to pretax income. The unaudited pro forma basic and diluted net income (loss) per share information for the periods ended on or prior to December 31, 1997 have been calculated as if based on the number of shares of common stock outstanding at January 1, 1998.

                                                                                                   Six Months
                                                Predecessors                                     Ended June 30,
                          ---------------------------------------------------------              ----------------
                            Period from
                          January 1, 1995   Period from   Period from  Period from
                            (Inception)   January 1, 1996 December 21, October 14,      Year
                              through         through     1996 through 1997 through    Ended
                           December 31,    December 20,   October 13,  December 31, December 31,
                               1995            1996           1997         1997         1998      1998     1999
                          --------------- --------------- ------------ ------------ ------------ -------  -------
                                                  (in thousands, except per share data)
Statements of Operations
 Data:
Revenues................      $5,279          $6,826         $4,882       $2,574      $ 8,020    $ 3,366  $ 4,679
Cost of revenues........       1,308           2,094          2,686        1,248        5,051      2,424    3,316
                              ------          ------         ------       ------      -------    -------  -------
Gross profit............       3,971           4,732          2,196        1,326        2,969        942    1,363
Operating expenses:
 Selling, general, and
  administrative
  expenses..............       2,616           2,819          2,649        1,074        4,258      1,960    3,013
 Depreciation and
  amortization..........         121             517            367          252        1,084        448      574
                              ------          ------         ------       ------      -------    -------  -------
 Total operating
  expenses..............       2,737           3,336          3,016        1,326        5,342      2,408    3,587
                              ------          ------         ------       ------      -------    -------  -------
Operating income
 (loss).................       1,234           1,396           (820)         --        (2,373)    (1,466)  (2,224)
Interest expense, net...          --              --             --           27          233         70       69
                              ------          ------         ------       ------      -------    -------  -------
Net income (loss).......      $1,234          $1,396         $ (820)      $  (27)     $(2,606)   $(1,536) $(2,293)
                              ======          ======         ======       ======      =======    =======  =======
Basic and diluted net
 loss per share.........                                                              $ (0.43)   $ (0.26) $ (0.24)
                                                                                      =======    =======  =======
Unaudited Pro Forma
 Data:
Net income (loss).......      $  777          $  879         $ (820)      $  (27)
                              ======          ======         ======       ======
Basic and diluted net
 income (loss) per
 share..................      $ 0.13          $ 0.15         $(0.14)      $(0.01)
                              ======          ======         ======       ======
Shares used in computing
 basic and diluted net
 income (loss) per
 share..................       6,000           6,000          6,000        6,000        6,000      6,000    9,735
                              ======          ======         ======       ======      =======    =======  =======

                         December 31, December 20, October 13, December 31, December 31,  June 30,
                             1995         1996        1997         1997         1998        1998
                         ------------ ------------ ----------- ------------ ------------ -----------
                                                       (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............    $   --       $   --      $    --      $   97      $    --    $   18
Working capital
 (deficit)..............      (219)       1,126       (1,629)       (442)      (2,551)     (507)
Total assets............     1,801        2,693        1,262       3,624        3,266     2,940
Long-term debt
 (including current
 maturities)............       935           --           --       1,754        1,414     3,437
Division equity
 (deficit)..............      (866)       2,263          820          --           --        --
Partners' capital.......        --           --           --         943           --        --
Shareholders' equity
 (deficit)..............        --           --           --          --       (1,664)     (428)

  The June 30, 1999 balance sheet data set forth below is shown:

  .  on an actual basis;

  . on a pro forma basis reflecting a private placement in August 1999 of our Series A convertible preferred stock, our Series B redeemable preferred stock and common stock purchase warrants, exercisable for a number of shares of our common stock determinable by reference to our initial public offering price, for aggregate proceeds of $11,500,000, after deducting estimated expenses; and

  . on an as adjusted basis reflecting (1) our receipt of the estimated net proceeds from the 5,000,000 shares of common stock we are selling in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and expenses,
     (2) the conversion of all Series A convertible preferred stock into 2,000,000 shares of our common stock upon consummation of this offering, also assuming an initial public offering price of $9.00 per share and
     (3) the redemption of all Series B redeemable preferred stock upon consummation of this offering for $6.0 million.

                               At June 30, 1999
                         -----------------------------
                                            Pro Forma
                         Actual  Pro Forma As Adjusted
                         ------  --------- -----------
                                (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  202   $11,702    $46,452
Working capital
 (deficit)..............   (982)   10,518     45,268
Total assets............  4,539    16,039     50,789
Long-term debt
 (including current
 maturities)............  2,163     2,163      2,163
Series B mandatorily
 redeemable preferred
 stock..................     --     5,750         --
Shareholders' equity....    209     5,959     46,709

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of our company should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" and "Special Note Regarding Forward-Looking Statements; Market Data" elsewhere in this prospectus.

Overview

  Our proprietary software and comprehensive service solutions enable Internet retailers and direct marketing businesses to outsource their order management and fulfillment operations. Our systems automate and integrate in real-time Web sites, call centers, fulfillment centers and vendors. We operate and manage a network of call centers and fulfillment centers which currently consists of one company-owned call center, four third-party call centers, one company-owned fulfillment center and seven third-party fulfillment centers. Our network is fully scalable and can therefore increase or decrease in size and services offered to meet the specific needs of our clients.

  We derive our revenues from systems services, call center services, fulfillment services and, to a much lesser extent, other services, consisting of client management services, Web site related services and consulting services. We typically charge on a per-transaction basis for systems processing, on a per-minute basis for call center services and on a per-item basis for fulfillment services. Additional fees are billed for other services. We price our services based on a variety of factors including the depth and complexity of the services provided, the amount of required systems customization, length of contract and other factors. Our revenues are recognized as our services are rendered and the majority of our clients are billed on a weekly basis. Our client contracts can be cancelled on 180 or fewer days notice.

  Our expenses are comprised of:

  . cost of revenues, which consists primarily of compensation and related expenses for our call center and fulfillment center and the variable costs of third-party call center and fulfillment center services;

  . selling, general and administrative, which consists primarily of compensation and related expenses for sales and marketing staff, client service and administrative personnel and software development technicians; occupancy costs; software development costs; and marketing programs; and

  .  depreciation and amortization expense.

  The order management and fulfillment business currently operated by us was commenced in January 1995 by Athletic Supply of Dallas, Inc. Athletic Supply of Dallas, Inc. was a direct marketing cataloger for a variety of sports merchandise, including licensed sports products of the NFL, NHL, NBA and Major League Baseball and the Sears "My Team" catalogs. In January 1995, Athletic Supply of Dallas began providing order management and fulfillment services relating to the Craftsman Power and Hand Tool and Home Healthcare catalogs using the proprietary software that had been developed for its own catalog operations. On December 20, 1996, Athletic Supply of Dallas, Inc. was sold, in its entirety, to Genesis Direct, Inc. On October 14, 1997, ASD Partners, Ltd., a limited partnership controlled by Norman Charney, acquired all of the software, the call center and fulfillment center assets and the Sears contracts previously owned by Athletic Supply of Dallas from Genesis Direct, Inc. Effective January 1, 1998, ASD Partners, Ltd. transferred this business to ASD Systems, Inc. in connection with our conversion into a corporation.

  According to applicable reporting procedures and policies, the "Summary Financial Data" and "Selected Financial Data" included in this prospectus correspond to these differing periods of predecessor ownership. However, we believe that period-to-period comparisons of revenues and operating results, particularly of incongruent periods, are not necessarily meaningful. We have therefore included as supplemental disclosure below a comparison of certain selected financial data derived from audited financial statements for the year ended December 31, 1998 to certain unaudited, internally prepared selected financial data for the year ended December 31, 1997. See "--Supplemental comparison of the years ended December 31, 1998 and December 31, 1997 (unaudited)."

Results of Operations

  Comparison of the six months ended June 30, 1999 to the six months ended June 30, 1998.

  Revenues. Our revenues increased 39% to $4.7 million for the six months ended June 30, 1999 from $3.4 million for the six months ended June 30, 1998. The increase in revenue over the period was due primarily to an increase in the number of clients from 5 to 8. Sears accounted for 78% of total revenues for the six months ended June 30, 1999 and 90% of total revenues for the six months ended June 30, 1998. For the six months ended June 30, 1999, e4L accounted for approximately 11.0% of our gross revenues. Due to the mutual termination of our relationship with this client, these revenues are not expected to continue in future periods.

  Cost of Revenues. Cost of revenues increased 37% to $3.3 million for the six months ended June 30, 1999 from $2.4 million for the six months ended June 30, 1998. The increase in cost of revenues was primarily due to the addition of call center, fulfillment center and technical service personnel to support our anticipated growth. As a percentage of revenues, cost of revenues was 71% for the period ended June 30, 1999 and 72% for the period ended June 30, 1998.

  Sales, General and Administrative Expense. For the six months ended June 30, 1999, our selling, general and administrative, or SG&A, expense was $3.0 million compared to $2.0 million for the same period of 1998, an increase of 50%. Approximately $740,000 of this increase in total SG&A expense was associated with the salaries and related benefits of additional personnel such as executive, financial, sales and marketing, not included in cost of revenues. In addition, approximately $185,000 of this increase in total SG&A expense was associated with increased professional fees. We anticipate that the amount of SG&A expense, in absolute dollars, will continue to increase in subsequent periods as we are required to hire additional personnel to meet our growth strategies and comply with our obligations as a public company. As a percentage of revenues, SG&A expense increased to 64% in the first six months of 1999 from 58% for the same period of 1998 due to an increase in expenses to expand our sales and marketing, administrative and systems infrastructure in anticipation of future revenue growth.

  Operating Loss. For the six months ended June 30, 1999, our operating loss was $2.3 million compared with $1.5 million for the six months ended June 30, 1998. Approximately $387,000 of the increase in loss was attributable to increased salaries and approximately $128,000 was attributable to an increase in expanded facilities expense. In addition, approximately $200,000 in loss was due to increased professional and consulting fees. The total increase in expenses was partially offset by decreases in certain other expenses and the effect of capitalizing software development costs.

  Comparison of periods ended December 31, 1998, December 31, 1997, October 13, 1997 and December 20, 1996.

  For purposes of this comparison:

  . the period ended December 31, 1998 represents a 365-day period from January 1, 1998 through December 31, 1998;

  . the period ended December 31, 1997 represents a 79-day period from October 14, 1997 through December 31, 1997;

  . the period ended October 13, 1997, represents a 297-day period from December 21, 1996 through October 13, 1997; and

  . the period ended December 20, 1996 represents a 355-day period from January 1, 1996 through December 20, 1996.

  These periods correspond to the different periods of our predecessors' ownership of the business currently operated by us. As a result, these periods necessarily reflect inconsistent management regimes and cost structures. In addition, interim periods were affected by the seasonal nature of our business. See "--Overview" and "--Seasonality."

  Prior to October 1997, our business was part of larger operations that were focused principally on direct marketing of sports licensed products. We did not begin to focus on expanding the clients of our order management and fulfillment business or transition our business to meet the demands of Internet retailers until January 1998. Consequently, we believe that period-to-period comparisons of revenues and operating results, particularly in light of the incongruent periods, are not necessarily meaningful.

  Revenues. Prior to January 1998, our predecessors were not focused on growing the revenues related to the order management and fulfillment business now comprising our business. For the period ended December 31, 1998, our revenues were $8.0 million compared to $2.6 million for the period ended December 31, 1997, $4.9 million for the period ended October 13, 1997 and $6.8 million for the period ended December 20, 1996. The general increase in revenue over this period was due primarily to an increase in the number of clients from 2 at December 20, 1996 to 6 at December 31, 1998.

  Cost of Revenues. For the period ended December 31, 1998, our cost of revenues was $5.1 million compared to $1.2 million for the period ended December 31, 1997, $2.7 million for the period ended October 13, 1997 and $2.1 million for the period ended December 20, 1996. As a percentage of revenues, cost of revenues was 63% for the period ended December 31, 1998, 48% for the period ended December 31, 1997, 55% for the period ended October 13, 1997 and 31% for the period ended December 20, 1996. This general increase in the cost of revenues, as a percentage of revenues, was due to an increase in expenses to expand our sales and marketing, administrative and systems infrastructure in anticipation of future revenue growth.

  Sales, General and Administrative Expense. For the period ended December 31, 1998, our total SG&A expense was $4.3 million compared to $1.1 million for the period ended December 31, 1997, $2.6 million for the period ended October 13, 1997 and $2.8 million for the period ended December 20, 1996. As a percentage of revenues, SG&A expense was 53% for the period ended December 31, 1998, 42% for the period ended December 31, 1997, 54% for the period ended October 13, 1997 and 41% for the period ended December 20, 1996. As a general trend, SG&A expense as a percentage of revenues increased modestly due to an increase in expenses to expand our sales and marketing, administrative and systems infrastructure in anticipation of future revenue growth. In addition, we increased our software development activities in 1998 in connection with the development of our browser-based application. Interim periods were affected by the seasonal nature of our business.

  Operating Income (Loss). For the period ended December 31, 1998, our operating loss was $2.4 million compared to operating income for the period ended December 31, 1997 of $1,000, operating loss for the period ended October 13, 1997 of $820,000 and operating income for the period ended December 20, 1996 of $1.4 million. As a general trend, our operating results were negatively impacted by the expansion of our software development efforts and an expanded sales and marketing, administrative and systems infrastructure in anticipation of future growth.

  Supplemental comparison of years ended December 31, 1998 and December 31, 1997 (unaudited).

  The following table sets forth selected financial data for the 365-day period ended December 31, 1998 and the 365-day period ended December 31, 1997. Management prepared the financial data for the year ended December 31, 1997 by combining the historical financial data for the period from December 21, 1996 through October 13, 1997 with the historical financial data for the period from October 14, 1997 through December 31, 1997 and subtracting the internally prepared results for the period from December 21, 1996 through December 31, 1996. Although the resulting information has not been audited by our independent auditors, we believe that the preparation and inclusion of this data provides a basis upon which a more meaningful comparison can be made to the financial data for the year ended December 31, 1998. The financial data for the period ended December 31, 1997 has been prepared on substantially the same basis as the historical statements, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such period.

This financial information should be read in conjunction with the audited financial statements and the notes attached to those financial statements included elsewhere in this prospectus. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

  Due to the changes in ownership of the business occurring in 1996 and 1997 and the consequential differences in management and cost structure applicable to each such owner, we have elected to set forth below only a comparison of gross revenues, cost of revenues, gross profit, total SG&A expenses and operating income (loss) before depreciation and amortization.

                                                            Year Ended
                                                     -------------------------
                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
                                                          (in thousands)
Revenues............................................    $7,328      $ 8,020
Cost of revenues....................................     3,866        5,051
                                                        ------      -------
Gross profit........................................     3,462        2,969
Selling, general and administrative expenses........     3,442        4,258
                                                        ------      -------
Operating income (loss) before depreciation and
 amortization.......................................    $   20      $(1,289)
                                                        ======      =======

  Revenues. Our revenues increased 9% to $8.0 million for the year ended December 31, 1998 from $7.4 million for the year ended December 31, 1997. The increase in revenue was due primarily to an increase in the number of clients from 2 to 6. Most of the clients we added in 1998 began generating revenue in the fourth quarter.

  Cost of Revenues. Cost of revenues increased 28% to $5.1 million for the year ended December 31, 1998 from $3.9 million for the year ended December 31, 1997. As a percentage of revenues, cost of revenues were 63% for the year ended December 31, 1998 and 53% for the year ended December 31, 1997. The increase in the cost of revenues was primarily due to the increased salaries and related benefits expense of additional call center and fulfillment center personnel required in order to support additional client service volume.

  Sales, General and Administrative Expense. For the year ended December 31, 1998, our total SG&A expense increased 24% to $4.3 million from $3.4 million for the year ended December 31, 1997. As a percentage of revenues, SG&A expense increased to 53% for the year ended December 31, 1998 from 47% for the year ended December 31, 1997, primarily due to the expansion of our software development and an expanded sales and marketing, administrative and systems infrastructure in anticipation of future growth.

  Operating Income (Loss) Before Depreciation and Amortization. Operating income (loss) before depreciation and amortization for the year ended December 31, 1998 was $(1.3) million compared to $20,000 for the year ended December 31, 1997. This loss was due to the expansion of our software development efforts and an expanded sales and marketing, administrative and systems infrastructure in anticipation of future growth.

Quarterly Results of Operational Data

  The following table sets forth selected unaudited statements of operations data for each of the previous six quarters ended June 30, 1999. The financial information for each quarter has been prepared on substantially the same basis as the audited statements included in other parts of this prospectus and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such periods. This financial information should be read in conjunction with the audited financial statements and the notes attached to those financial statements included elsewhere in this prospectus.

                                                  Quarter Ended
                         ----------------------------------------------------------------
                         March 31, June 30, September 30, December 31, March 31, June 30,
                           1998      1998       1998          1998       1999      1999
                         --------- -------- ------------- ------------ --------- --------
                                                  (in thousands)
Revenues................  $1,945    $1,421     $1,596        $3,058     $ 2,200  $ 2,479
Cost of revenues........   1,281     1,143      1,034         1,593       1,669    1,647
                          ------    ------     ------        ------     -------  -------
Gross profit............     664       278        562         1,465         531      832
Operating expenses:
 Selling, general and
  administrative
  expenses..............   1,035       925      1,007         1,291       1,291    1,722
 Depreciation and
  amortization..........     216       232        323           313         321      253
                          ------    ------     ------        ------     -------  -------
   Total operating
    expenses............   1,251     1,157      1,330         1,604       1,612    1,975
                          ------    ------     ------        ------     -------  -------
Operating loss..........    (587)     (879)      (768)         (139)     (1,081)  (1,143)
Interest expense, net...      37        33         81            82          38       30
                          ------    ------     ------        ------     -------  -------
Net loss................  $ (624)   $ (912)    $ (849)       $ (221)    $(1,119) $(1,173)
                          ======    ======     ======        ======     =======  =======

Factors Affecting Operating Results

  We have experienced significant fluctuations in our results of operations from quarter to quarter. As a result of these fluctuations, period-to-period comparison of our operating results is not necessarily meaningful and should not be relied upon as an indicator of future performance. We expect our future operating results to fluctuate. Factors that could cause these fluctuations include:

  . demand for and market acceptance of our order management and fulfillment systems and services;

  .  client retention;

  .  fluctuations in third-party call center and fulfillment center costs;

  .  timing and magnitude of capital expenditures;

  . costs relating to the expansion of our operations and the development of our browser-based application;

  . introduction of new systems and services or enhancements by us or our competitors;

  .  the ability to meet the technological demands of our clients;

  .  changes in our pricing policies or those of our competitors; and

  . economic conditions specific to the order management and fulfillment industry, as well as generally.

  As a result of these and other factors, our future operating results may fall below the expectations of securities analysts and investors. In this event, the price of our common stock could decrease significantly.

Seasonality

  Our revenues and business are seasonal. Many retail businesses, including Sears and other clients, sell more products during the holiday season than in any other portion of the year. For example, the Sears Wish Book catalog is mailed only twice per year during the third and fourth calendar quarters. Accordingly, because we generate the vast majority of our revenue on a per-transaction basis, we recognize a disproportionate portion of our annual revenue in the last three months of the year. As a result of our seasonal business, we have additional risks in processing a large volume of transactions in short time periods. Therefore, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. We expect to continue to experience seasonal fluctuation of revenues and operating results in the future.

Liquidity and Capital Resources

  Since inception during January 1998, we have financed our operations principally through funds from the private placement of equity securities. Such funds have historically been supplemented with short-term borrowings under a credit facility maintained with Comerica Bank-Texas. As of June 30, 1999, we had a working capital deficit of $982,000.

  For the six months ended June 30, 1999, net cash used in operating activities was approximately $1.4 million compared to approximately $1.3 million for the six months ended June 30, 1998. Significant uses of cash in operations for the six months ended June 30, 1999 include costs associated with increased sales and marketing activities to promote our services and capital expenditures in connection with systems infrastructure.

  Our capital expenditures amounted to approximately $1.6 million for the six months ended June 30, 1999, $180,000 for the year ended December 31, 1998 and $126,000 for the period ended December 31, 1997. For the six months ended June 30, 1999, capital expenditures included the purchase of technical equipment, including the replacement of a significant portion of call center workstations, data center servers and the upgrading of our telecommunications switches. In addition, we consolidated all of our technical development and programming personnel into a new facility requiring upgraded equipment.

  Effective August 23, 1999, we completed an additional round of equity financing with VantagePoint Venture Partners III (Q), L.P. and VantagePoint Communications Partners, L.P., affiliated venture capital funds, through the issuance of our Series A convertible preferred stock, Series B redeemable preferred stock and certain common stock purchase warrants exercisable for a number of shares determinable by reference to our initial public offering price. This transaction resulted in aggregate cash proceeds to us of approximately $11.5 million, after deducting estimated expenses. The net proceeds from the preferred stock financing are available for general corporate purposes. We intend to use $6.0 million of the net proceeds from the preferred stock financing to redeem our Series B redeemable preferred stock upon the closing of this offering and an additional portion of the net proceeds to repay some or all of our credit facility with Comerica Bank-Texas.

  We maintain a $4.0 million credit facility with Comerica Bank consisting of a $2.0 million revolving line of credit and a $2.0 million term note. The revolving credit line matures on May 13, 2000 and borrowings are limited to a borrowing base defined as $750,000 plus 80% of eligible accounts receivable. Borrowings under our revolving credit facility bear interest at the bank's prime rate plus .75%, which was 9.0% at September 30, 1999. At September 30, 1999, our outstanding debt under the revolving credit facility was approximately $1.6 million. Until November 13, 1999, we can borrow up to $2.0 million under the term note for the purchase of property and equipment. At September 30, 1999, our outstanding debt under the term note was approximately $1.8 million. As of the date of this prospectus, we do not anticipate borrowing additional funds under this term facility. The borrowings outstanding under the term note on November 13, 1999 will become fixed and principal will be payable monthly commencing December 13, 1999. The term note matures November 13, 2002 and bears interest at prime plus .75%, which is payable monthly. All borrowings under our combined credit facility with Comerica Bank are collateralized by our assets. Our credit agreement requires us to comply with some standard financial covenants such as a minimal amount of tangible net worth, a minimal quick ratio and a maximum amount of debt to tangible net worth. We pay a quarterly commitment fee under the terms of our credit agreement equal to 0.25% of the daily available borrowings thereunder. Prior to September 2, 1999, Mr. Charney was the guarantor of up to $2.5 million borrowed under our credit facility and received a fee from us as an inducement to do so.

  We believe that the remaining net proceeds from the preferred stock financing closed in August 1999 and the proceeds from this offering will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. However, the execution of our business plan will require substantial additional capital to fund our operating losses, working capital needs, sales and marketing expenses, lease payments and capital expenditures thereafter. In the event our plans or assumptions change or prove to be inaccurate, or if we consummate any unplanned acquisitions of businesses or assets, we may be required to seek additional sources of capital. Sources of additional capital may include public and private equity and debt financings, sales of nonstrategic assets and other financing arrangements.

  While we have no material commitments for capital expenditures, we anticipate making up to approximately $2.2 million of capital expenditures for technical equipment in the next 12 months. Actual capital requirements may vary based upon the timing and success of the expansion of our operations. Our capital requirements may change based upon technological and competitive developments. In addition, several factors may affect our capital requirements, including:

  . Demand for our systems and services or our anticipated negative cash flows from operations being more than anticipated;

  . Our projections relating to the development of the browser-based application of our software proves to have been inaccurate;

  .  We engage in acquisitions or other strategic transactions; or

  .  We accelerate or otherwise alter the schedule of our expansion plans.

  At December 31, 1998, we had approximately $2.1 million of federal net operating loss carryforwards available to offset future taxable income which, if not utilized, will expire in 2018. The future benefit of our net operating loss carryforwards may be limited as a result of the various ownership changes that have occurred during 1999. Our total deferred tax assets have been fully reserved due to the uncertainty of future taxable income. Accordingly, no tax benefit has been recognized in the periods presented.

Contingency

  As of September 30, 1999, accounts receivable attributable to e4L were approximately $815,000, of which approximately $425,000 was current. While management of e4L has provided us with verbal assurances regarding the payment of amounts due from them, we believe that there is a risk that the account may not be collected in whole or in part. If the account is uncollectible, this could have a material adverse effect upon our financial position. In addition, our collection efforts could include resort to litigation if necessary which could entail considerable cost and the diversion of management.

Quantitative and Qualitative Disclosures About Market Risk

  We currently do not engage in commodity futures trading or hedging activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not currently engage in transactions in foreign currencies or in interest rate swap transactions that could expose us to market risk.

  Our exposure to market risk relates to changes in interest rates for borrowings under our bank credit facility. These borrowings bear interest at variable rates. At September 30, 1999, the outstanding principal balance under our combined credit facility was approximately $3.4 million and during the period from acquisition of the credit facility through September 30, 1999, the average outstanding daily principal balance was approximately $2.1 million. If interest rates were to increase immediately by 10% from levels on September 30, 1999, the resultant increase in interest expense would not have a material impact on our results of operations as a whole.

Year 2000 Issues

  Impact of the Year 2000. The Year 2000 issue refers to the potential for computer programs or systems which store or process date-related information using two digits rather than four to represent the year. These programs or systems may not be able to properly distinguish between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to make such a distinction between the two centuries could cause the programs or systems to yield erroneous results or even fail to perform normal business activities.

  State of Readiness. We have developed a Year 2000 program that was structured to address our Year 2000 exposure. Our Year 2000 program focuses on certain tasks that address critical Year 2000 issues. These tasks include assessing each of the following:

  . Our computer hardware and proprietary software, including data, networks, servers and workstations;

  .  Third-party hardware and software used with our software;

  . Our telecommunications systems, utilities, computer room systems and office equipment;

  . The Year 2000 compliance of our third-party service providers and vendors.

  We are also conducting a letter survey of landlords requesting information as to the readiness and reliability of building systems including security access and environmental control systems.

  We have substantially completed the process of determining the Year 2000 readiness of our computer systems and software, including the internal hardware and software that enable us to provide and deliver our order management and fulfillment solutions as well as the third party hardware and software used in our business. We believe that our systems, as a whole, are Year 2000 compliant. Our remaining Year 2000 tasks include:

  .  Replacing our internal accounting system; and

  .  Working with landlords to assess Year 2000 issues in building systems.

  As of the date of this prospectus we have completed our assessment of the Year 2000 readiness of substantially all of our third party service providers and network vendors. We have received written or oral assurances from the respondents to our Year 2000 compliance inquiry which we believe to be adequate under the circumstances. Of the various third party service providers and vendors not responding to our inquiry, we believe that none of such third parties are deemed critical or reasonably necessary to the continued operation of our business.

  We are not currently aware of any Year 2000 problems that would have a material adverse effect on our business, financial condition or results of operations. We intend to complete our assessment, and the replacement or remediation of any non-Year 2000 compliant technologies, by October 31, 1999.

  Costs. As of June 30, 1999, we had incurred approximately $2.0 million in costs in connection with Year 2000 compliance efforts. We estimate that the total remaining cost of our Year 2000 compliance efforts will be approximately $200,000. Most of these expenses relate to the acquisition of upgraded hardware and related electronic equipment. Costs associated with time spent by employees in the evaluation and implementation phases of Year 2000 compliance matters have been incurred in the normal course of our business. If we encounter unexpected difficulties, or if we are unable to obtain compliance information from material third-parties, we may need to spend additional amounts to ensure that our systems are Year 2000 compliant.

  Risks. To the extent that our Year 2000 compliance assessments are finalized without identifying any additional material non-compliant programs or systems operated by us or third-parties, the most reasonably likely worst case Year 2000 scenario would involve an outside system failure which would be beyond our control. Examples of these risks inherent in our business are as follows:

  . Significant and continuing interruption of electrical power to our data center operations could materially and negatively effect our ability to provide such data center operations. In an attempt to manage the possible impact of this risk, we have installed back-up generator power systems at our data center.

  . Significant and continuing interruption of telecommunications and data network services in our data center could materially and negatively impact our ability to provide data center operations. We have conducted detailed assessments of the components of our telecommunications infrastructure and have added upgraded and additional telecommunications equipment.

  . If a service provided by us is found to cause damage to a client because of Year 2000 noncompliance causing business interruptions of a material nature, claims of mismanagement, misrepresentation or breach of contract could be filed against us. We cannot predict the outcome of any potential legal claims.

  Contingency Plan. After a review of the results of our assessments and the responses received from third-party service providers and others, we have determined that a contingency plan to address the worst-case risks that might occur if technologies we are dependent on are not Year 2000 compliant is not necessary. Accordingly, we do not anticipate developing such a contingency plan.

New Accounting Pronouncements

  As of January 1, 1998, we have adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivatives and Similar Financial Instruments and Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. We will be required to adopt SFAS 133 at the beginning of fiscal year 2000. SFAS 133 is not expected to have a significant impact on us.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use of software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for our fiscal year ending December 31, 1999. Prior to this date, we will expense such costs as incurred. As a result of adopting SOP 98-1, we expect to capitalize approximately $1.1 million relating to internal use of software development projects in 1999 that otherwise would have been expensed as incurred.

                                    BUSINESS

Overview

  Our proprietary software and comprehensive service solutions enable Internet retailers and direct marketing businesses to outsource their order management and fulfillment operations. Our systems automate and integrate in real-time Web sites, call centers, fulfillment centers and vendors. We operate and manage a network of call centers and fulfillment centers which currently consists of one company-owned call center, four third-party call centers, one company-owned fulfillment center and seven third-party fulfillment centers. Our network is fully scalable and can therefore increase or decrease in size and services offered to meet the specific needs of our clients. Our systems and services offer our clients an alternative to the costs, complexity and risks associated with developing and maintaining these commerce-related operations in-house. Our systems and services are priced on a per-transaction basis, reducing our clients' initial infrastructure costs and speeding their time to market, while providing us with recurring revenue.

  Our systems differentiate us by integrating multiple sales channels, including Web sites and call centers, thus giving our clients' customers greater control over their shopping experience. The customer can research products, access real-time item availability and pay for the order through either a Web site or by calling a customer service representative in any of our integrated call centers. The customer can then either visit the Web site or call an 800 number for customer service or real-time order status, regardless of how the order was originally entered. Once the order is placed, our systems instantly and automatically route the order to the fulfillment center closest to the customer or drop-ship vendor, reducing shipping costs and time-in-transit. For clients that have retail stores, we are expanding the functionality of our systems to further enhance the shopping experience by integrating the stores into our systems. We anticipate that this integration will give our clients' customers the added option of confirming availability and price at the closest retail store.

  We believe that we are well positioned to meet the needs of the rapidly growing number of Internet retailers and direct marketing companies. Our founders each have over 14 years of experience in systems development and operations in the direct marketing industry. Our business was originally developed to manage the commerce-related operations of direct marketing companies. However, we have transitioned our business to meet the growing demands of electronic commerce businesses. Our clients currently include Sears Roebuck, EDS for Sony's Metreon.com, Toys "R" Us, HoneyBaked Ham of Georgia and King World Direct.

Industry Background

  Growth of Electronic Commerce

  The Internet is quickly becoming an important communications medium and sales channel for both consumers and businesses worldwide. International Data Corporation projects that the number of Internet users worldwide will grow from approximately 142 million in 1998 to approximately 502 million in 2003. International Data Corporation also projects that total worldwide commerce conducted on the Internet will grow from an estimated $50 billion in 1998 to an estimated $1.3 trillion in 2003 and the number of Web buyers worldwide will increase from 31 million in 1998 to approximately 183 million in 2003.

  The acceptance of electronic commerce has spurred the growth in the number of Internet retailers and spending on establishing Internet commerce operations. Forrester Research predicts that 82% of U.S. companies with over 1,000 employees will be doing business online by the year 2002. In addition, International Data Corporation estimates that the market for Internet commerce application software alone is expected to grow from approximately $444 million in 1998 to approximately $10.1 billion in 2002.

  Store based retailers are increasingly adopting electronic commerce strategies to remain competitive. According to the Boston Consulting Group and Shop.org, 62% of online retail revenues in 1998 were from retailers who had business pre-existing the Web. While many traditional brick-and-mortar retailers have already established a presence on the Internet, we expect that the increased pressure to maintain market share will motivate traditional store-based retailers to further enhance their electronic commerce operations.

  Store-based retailers face numerous hurdles in competing with pure Internet retailers. These hurdles include traditional retailers' physical and geographical constraints and their reduced flexibility to adjust merchandising, pricing and sales strategies compared to Internet retailers. We believe that the competition faced by traditional store-based retailers in competing with pure Internet retailers will result in an increased focus on their electronic commerce operations including Web site functionality and integration of Web sites, order management systems, call center operations and fulfillment operations. According to International Data Corporation, Internet-related spending among large retailers is expected to increase from an estimated $4.2 billion in 1998 to an estimated $17.5 billion in 2002.

  Growth of the Outsourcing Industry

  The trend toward outsourcing business processes is growing. According to a survey conducted by Forrester Research, companies are motivated to outsource one or more discrete business processes in order to gain better technical expertise, cut costs, focus on core competencies, and solve IT staffing problems. We believe that the proliferation of the Internet as a sales channel will result in additional growth in the outsourcing of business processes. This growth is being driven by: the increasing need to service a highly dispersed customer base; the increasing technological complexity of modern business processes and the relative lack of skilled personnel trained in such technology; the need to integrate, on a real-time basis, an ever growing number of components, including Web sites, call centers, fulfillment centers, vendors and retail outlets; and the trend toward focusing on core competencies.

Industry Challenges

  Internet retailers and other direct marketing companies traditionally have had two choices when deciding how to handle their order management and fulfillment operations, each of which has presented unique challenges:

  In-House Alternative

  Retailers choosing to retain order management and fulfillment operations in-house have faced a variety of challenges, including:

  . Significant initial and continuing costs. Developing in-house application software and maintaining an in-house call center, data center and fulfillment service can be expensive and difficult to manage, especially for start-up enterprises. Given the significant initial costs and economies of scale inherent in commerce-related operations, it is difficult for many distributors to justify the costs of maintaining these functions in-house.

  . Delayed time to market. Establishing the necessary commerce-related infrastructure in-house can significantly delay market entry for both Internet retailers and direct marketing companies. However, the rapid rise of the Internet as a sales channel and the actual or perceived threat of new competitors eroding market share has motivated many retailers to attempt to establish or extend their presence on the Web in an accelerated fashion. To establish this type of infrastructure, retailers are required to:

    . internally develop or customize software to manage the various order processes, including fulfillment operations, call center operations, inventory management, payment processing, shipping and tracking, returns processing, accounting and other specialized functions;

    .  establish call centers, fulfillment facilities and data centers;

    .  integrate each of the discrete software applications and facilities;
       and

    . hire and train technology professionals, qualified call center and fulfillment center staff and other support personnel.

  . Need to provide real-time systems integration. Real-time systems integration among all of the various commerce-related components is critical to a successful back end operation because it reduces the time required to process an order, facilitates superior customer service, reduces human error and permits management to track and analyze data at all stages of the order life cycle. We believe that a significant majority of electronic commerce customer support functions are basic and not linked with existing systems. For example, only a relatively small percentage of Web sites permit their customers to check their account or order status on line. We believe that many companies do not possess the necessary expertise to design and implement a solution to this problem.

  . Need for a scalable infrastructure. Retailers electing to maintain operations in-house face the continual challenge of scaling their infrastructure to meet changing customer demands. To remain competitive, these companies must reconcile current, anticipated and seasonal buying patterns with available warehouse and call center capacity. While excess capacity results in costly operating inefficiencies, insufficient capacity can lead to customer dissatisfaction and missed sales opportunities.

  Traditional Outsourcing Alternative

  Internet retailers and direct marketing companies choosing to outsource their commerce-related operations have traditionally sought solutions from a variety of service providers including software companies, technology consultants, call centers, fulfillment centers and Web developers. However, the ability to provide and integrate these functions has typically been beyond the capabilities of most single-function service providers and has therefore required companies to outsource their operations to multiple nonintegrated providers.

The ASD Systems Solution

  We believe that our solutions offer the following benefits to Internet retailers and direct marketing companies for outsourcing their commerce-related operations:

  . Cost savings and faster time to market. By outsourcing their commerce-related operations to us, our clients avoid the significant initial and ongoing capital investments associated with acquiring and maintaining the necessary systems and facilities. Because our clients pay for our services as they are needed, their operating costs are generally lower and more predictable. Furthermore, our network of strategically located fulfillment centers allows our clients to reduce shipping costs and decrease time in transit by shipping from multiple locations. Lastly, our systems and services permit businesses to expand their existing operations or enter into new markets on an accelerated time frame by eliminating the time they would require to develop their own commerce-related operations.

  . Comprehensive and reliable outsourced operations. Using our proprietary systems, we actively manage and integrate in real-time Web sites, call centers, fulfillment centers and vendors. We believe that a single source solution provides our clients with greater efficiency, higher customer service levels and greater management control. We believe that the comprehensive nature of our solution allows our clients to remain focused on their core competencies.

  . Scalability. Both our systems and network of call centers and fulfillment centers can increase or decrease in size and services offered to meet our clients' changing requirements. We currently maintain relationships with multiple third-party call centers and fulfillment centers that have been integrated with our systems to provide scalability. We expand this network of service providers as necessary to support the requirements of our clients. We also ship from additional warehouses that are owned by, or under contract with, our clients. Our systems can also be scaled to support our network as needed. We believe that our clients directly benefit from our scalable solution because they are ensured of the appropriate processing capacity at each stage of their business life cycle.

  . Superior customer service. One of our service objectives is to differentiate our clients by enabling them to provide superior customer service. Our systems allow our clients' customers to instantly access inventory availability, order status details and delivery information through either a call center representative or the client's Web site. Similarly, our clients have the ability to monitor all aspects of their commerce-related operations online. At engagement, each client is assigned an account team consisting of technical, systems and customer support personnel. That account team actively works with the client to customize our services and systems in order to create a feature set that increases the client's ability to control inventory, service its customers and maintain the efficiency of their commerce-related operations.

Our Growth Strategy

  Our objective is to be a leading provider of comprehensive order management and fulfillment systems and services to Internet retailers and direct marketing companies. We intend to pursue this objective by:

  . Capitalizing on Internet commerce growth. We intend to aggressively market our solutions to the growing number of Internet retailers. We believe these companies can significantly benefit from our solutions and will provide us with the greatest opportunity for growth.

  . Expanding our sales and marketing efforts. We plan to actively market our solutions to both Internet retailers and direct marketing companies. To accomplish this objective, we have significantly increased our sales and marketing team from three to eight individuals since June 1, 1999. We anticipate using a portion of the net proceeds derived from this offering to further enhance our sales and marketing capabilities. We believe that our investment in sales and marketing will enable us to compete effectively for larger contracts.

  . Building on our strategic relationships. We intend to grow our client base by leveraging our strategic relationships with Web developers, systems integrators, Internet consultants, technology companies, call centers and fulfillment centers. In addition to providing us with increased market recognition and access to new sales channels, we believe that these alliances will allow us to provide our clients with additional services.

  . Leveraging scalable systems and third-party infrastructure. Our scalable systems and integrated network of third-party call centers and fulfillment centers provides us with the ability to support our clients' needs as our business grows. These third-party relationships allow us to increase our revenues without investing in additional facilities and personnel.

  . Developing and supporting systems functionality. We plan to continue to work closely with our clients to develop advanced features required by them to meet the needs of their businesses. We believe that by developing these specialized features for our clients, we will become an increasingly important part of their businesses and will solidify long-term relationships. In addition, we intend to continue leveraging the knowledge gained and functionality created for particular clients to expand the depth of our solution for other clients.

  . Maintaining high levels of client satisfaction. We work closely with our clients to understand and address their technical requirements and business objectives. In doing so, we seek to optimize the efficiency of our services, ensure a smooth transition to our outsourced solution and identify those additions that may need to be made to our services or systems as clients' needs change over time. We continually monitor numerous metrics of operations including order abandonment rates, customer satisfaction levels, on-time delivery performance, returns processing, inventory accuracy, credit card settlement and daily balancing.

  Our growth strategy involves substantial risk. We cannot provide any assurance that we will be successful in implementing our strategy or that it will lead to the achievement of our objectives. If we are unable to implement our growth strategy effectively, our business, results of operations and financial condition would be materially adversely affected.

Our Services

  Our systems and services allow our clients to outsource some or all of their commerce-related operations. We typically charge on a per-transaction basis for systems processing, on a per-minute basis for call center services and on a per-item basis for fulfillment services. Additional fees are billed for other services.

  Systems Services

  Our systems support and integrate order capturing, processing and fulfillment. We do not sell or license our software on a stand-alone basis; rather, we install and operate our systems as a service. Our systems services include customizing our proprietary software, integrating applications, managing data centers and supporting networks for our clients. Our systems also form the foundation for our scalable call center and fulfillment services. While some of our clients use their own call center services or fulfillment services, all of our clients use our systems services.

  We have invested significant resources in developing and improving our proprietary software to automate and integrate each of the key commerce-related operations. Our proprietary software consists of the following three modules:

    Order-entry module             Processing module              Fulfillment module
--------------------------      -----------------------        -----------------------
 .  Order entry through          .Order routing                  .  Inventory control and
   both Web sites and call      .Credit card processing            replenishment
   centers                      .Back order processing          .  Purchase order management
 .  Customer service from        .Payment settlement             .  Invoice generation
   both Web sites and call      .Forecasting                    .  Pick, pack and ship
   centers                                                         processing
                                                                .  Manifest generation
                                                                .  Returns processing


  Our systems also integrate vendors using online or electronic data interchange capabilities. As a result, our systems provide access to both order and inventory status. In addition, our systems generate summary reports for our clients that are posted on the Internet so that they may be retrieved from remote and multiple locations.

  Our payment processing services support both traditional call center payment processing as well as Web site payment processing. We also handle credit denials. We provide the systems module and conduct and manage the payment processing function.

  Our data center supports around-the-clock systems hosting and maintenance and has a help desk for clients' inquiries. Certain systems installations also have built-in redundancy that enables remote call centers and fulfillment centers to remain fully operable should connectivity be lost.

  Call Center Services

  Our call center services include both order acquisition and post-sale customer support. Our call center network is comprised of one company-owned call center and four third-party call centers. Three of the third-party call centers in our network are currently dedicated to servicing the needs of our largest client. We contract with third-party call centers that meet our criteria of service standards, financial stability, available capacity and systems compatibility. The third-party call centers use our call center software and are integrated into our network. As a result, our third-party call centers are able to provide customers with real-time customer support-- regardless of whether the order originated in that call center, in another call center or over the Web. Each third-party call center is evaluated, trained and continuously monitored by us to ensure that it adheres to the standards established by us and our clients. The involvement of our third-party call centers in servicing a client is transparent because each is fully integrated and each provides the same high standards of service.

  Our third-party call center network currently includes four call centers, which can provide access to thousands of call center representatives. This network is fully scalable and can be customized to meet the particular service needs and capacity requirements of Internet retailers and direct marketing companies. Our network can either provide supplementary call center services for clients whose centers are running at capacity or can support the entire call center needs for our clients. Our call center services are available 24 hours per day, 365 days per year.

  Our internal call center handled approximately 41% of all calls received during the 12-month period ended June 30, 1999, and our network of third-party call centers handled the remaining 59% of calls received during that period. We anticipate that the percentage of calls handled by our internal call center will decrease over time as the demand for our services increases and we add additional third-party call centers to our network.

  Fulfillment Services

  Our fulfillment center network is comprised of one company-owned fulfillment center and a network of seven third-party fulfillment centers. One of the third-party fulfillment centers in our network is currently dedicated to servicing the needs of our largest client. We contract with third-party fulfillment centers that meet our criteria of service standards, financial stability, available capacity and system compatibility. Our third-party fulfillment network can expand as our clients' needs grow. At present, the fulfillment centers are located in Sparks, Nevada; Indianapolis, Indiana; Harrisburg, Pennsylvania; Atlanta, Georgia; Dallas, Texas; Los Angeles, California; and two centers in Chicago, Illinois. This network of third-party fulfillment centers allows our clients to reduce shipping costs and decrease time in transit by shipping from multiple locations. When an order is entered either through a Web site or call center, our systems locate the fulfillment center closest to the customer that has the item in stock. Consequently, the customer gets the order more quickly without paying a premium for delivery.

  Our third-party fulfillment centers are fully integrated into our systems. Therefore, these fulfillment centers are capable of facilitating real-time fulfillment, order status, inventory allocations and physical inventory counts. Each third-party fulfillment center is evaluated, trained and continuously monitored by us to ensure that it adheres to the standards established by us and our clients. As with our network of third-party call centers, a third-party fulfillment center's involvement in servicing a client is transparent because each is fully integrated and each provides the same high standards of service.

  Our third-party fulfillment center network is scalable and can be customized to meet the particular service needs and capacity requirements of our clients. Our fulfillment centers:

  .  Facilitate real-time order tracking;

  .  Accommodate semi- and fully-automated picking methods;

  . Offer specialized services such as customized packaging, gift wrapping and product personalization;

  .  Integrate with various shipping carriers; and

  . Provide inventory management services such as purchasing, receiving, returns processing and replenishment.

  Our fulfillment services are designed to assist our clients in achieving their objectives for inventory levels and initial fill rates. Initial fill rates are the rates at which inventory is in stock when a customer first orders the item. Our solutions provide access to a team of experienced inventory managers who are available to ensure that product is available for order fulfillment. The account managers use our systems to streamline inventory replenishment, thereby minimizing back orders.

  Our internal fulfillment center handled approximately 47% of all items shipped during the 12-month period ended June 30, 1999, and our network of third-party fulfillment centers handled the remaining 53% of items shipped during that period. We anticipate that the percentage of items shipped by our internal fulfillment center will decrease over time as the demand for our services increases and we add additional third-party fulfillment centers to our network.

  Other Services

  Client management. Each client is assigned an account team consisting of account managers, data administrators, programmers and one or more help desk representatives. In addition, technical support is provided by our data center, which monitors network operations 24 hours per day, 365 days per year. This team ensures that client requests are met promptly and issues are resolved as quickly as possible. Our account team is responsible for meeting with clients' management on strategic planning issues, such as improving inventory turns and generating cross-sell opportunities. Our client services team is experienced in direct marketing operations and applies its collective experience and knowledge to improving each client's operations.

  Web site related services. We also provide Web site design and hosting services in addition to our systems services. Traditionally, we have partnered with a third-party Web design firm when necessary.

  Consulting services. We offer consulting services on an as-needed basis to potential clients to help them understand and define their order management and fulfillment needs and to demonstrate how our services and systems could support those needs.

Client Relationships

  Following is a chart illustrating the various services we currently provide to our continuing clients, listed alphabetically.

                                                                                             Fulfillment
                                                                       Call Center              Center                Other
                                   Systems Services                      Services              Services             Services
             -------------------------------------------------------------------------------------------------------------
                                            Fulfillment                                             Inventory             Web Site
                     Web Site   Call Center   Center     Payment      Order    Customer             Replenish-   Client   Related
                    Integration Integration Integration Processing Acquisition Support  Fulfillment    ment    Management Services
  EDS for Sony's          X                       X          X                                X                     X
   Metreon.com
----------------------------------------------------------------------------------------------------------------------------------
  HoneyBaked Ham                      X           X          X           X                                          X
   of Georgia
----------------------------------------------------------------------------------------------------------------------------------
  King World
   Direct                             X           X          X                     X          X                     X
----------------------------------------------------------------------------------------------------------------------------------
  Music In Motion                     X           X          X           X         X          X                     X
----------------------------------------------------------------------------------------------------------------------------------
  Sears Craftsman         X           X           X          X           X         X          X          X          X
   Tools
----------------------------------------------------------------------------------------------------------------------------------
  Sears Healthcare                    X           X          X           X         X          X          X          X
----------------------------------------------------------------------------------------------------------------------------------
  Sears Wish Book         X           X           X          X                                                      X         X
----------------------------------------------------------------------------------------------------------------------------------
  Toys "R" Us                         X           X          X           X         X          X                     X
----------------------------------------------------------------------------------------------------------------------------------
  United Media            X           X           X          X                     X          X                     X

  For the fiscal year ended December 31, 1998 and in the first six months of 1999, Sears, our largest client, accounted for approximately 84% and 78% of our gross revenues, respectively. The termination by one or any number of our clients, or the failure by our clients to renew the terms of their contracts, may have a material adverse effect on our business, including our financial performance and revenue stream, or may result in the loss of an important client reference. See "Risk Factors--Risks Related to Our Business--Sears currently represents a significant majority of our business and our success depends in part on our ability to retain them as a client" and "--Our significant client contracts are either short-term or terminable with minimal notice."

  As of October 1, 1999, we have agreed with management of e4L to mutually terminate our business relationship, subject only to a short period of transition. For the first six months of 1999, e4L accounted for approximately 11.0% of our gross revenues. See "Risk Factors--Risks Related to Our Business-- The loss of e4L as a client will result in the loss of recurring revenue from this client" and "--We may not be able to satisfy the unique and sophisticated requirements of our clients."

Select Client Case Studies

  We have described below three of our client relationships that illustrate the comprehensive and diverse range of our systems and services.

  Sears Roebuck's Craftsman Power and Hand Tools

  Sears Roebuck markets a broad line of power and hand tools through its Craftsman Power and Hand Tools catalog and Web site. Our relationship with the Craftsman Power and Hand Tools catalog and Web site demonstrates the scalability and comprehensive nature of our systems and services. In addition to providing the commerce-related operations for the Craftsman catalog, we also provide services to Sears Roebuck in connection with its Home Healthcare catalog. Sears Roebuck was our first client in 1995 and, together with Sears Wish Book, continues to remain our largest client.

  We began supporting the commerce-related operations of the Craftsman Power and Hand Tool catalog in 1995. Currently, we provide call center services, including order acquisition and customer support, as well as payment processing and fulfillment services for the catalog. Fulfillment is now provided from multiple warehouses, one of which is specially equipped to process large, heavy items. We have also integrated certain vendors into the Craftsman fulfillment network, allowing such vendors to ship directly to the customer. In addition, we manage the Craftsman catalog inventory by replenishing depleting stock. In 1996, Sears Roebuck elected to expand its direct marketing activities to include electronic commerce. Accordingly, Sears Roebuck retained ASD Systems to integrate a Craftsman Web site into the back-office infrastructure previously established for its catalog operations.

  As a result of the ASD Systems solution, Craftsman's customers now have access to current inventory availability and order status and are able to place orders and receive customer support from either the 800 number or the Web site. Customers placing orders through either channel can contact a customer service representative only seconds after placing the order and that representative will know exactly who the customer is and what was ordered.

  We have incorporated numerous customized features into the Sears Roebuck service offering including features that facilitate warranty exchanges, multiple pricing methods and customer service agents that are trained in the use of various Craftsman products.

  The HoneyBaked Ham Company of Georgia

  The HoneyBaked Ham Company of Georgia is a nationally recognized retailer and direct marketer of gourmet hams and other specialty foods. Our relationship with HoneyBaked Ham demonstrates our ability to integrate various sales channels and facilities, including a catalog, an electronic commerce Web site, over 100 company-owned retail stores, multiple warehouses, a customer support center and a substantial business-to-business operation. We are implementing our solution for HoneyBaked Ham in three phases.

  The first phase, which has been completed, involved the integration of our order management systems with HoneyBaked Ham's existing customer service center and refrigerated fulfillment centers. Using our systems, we integrated the HoneyBaked Ham warehouse, three third-party fulfillment centers and our own call center, which is responsible for taking catalog orders. We are also providing HoneyBaked Ham with payment processing and customized activity reporting.

  During the second phase, we intend to integrate HoneyBaked Ham's commerce-enabled Web site into the commerce-related operations established for it during the first phase. As with our other multi-channeled clients, we believe that this real-time integration will allow HoneyBaked Ham to realize greater efficiencies and control over its direct marketing operations. In addition, HoneyBaked Ham expects to improve customer service by enabling its customers to receive immediate and accurate inventory and order status through either the Web site or a call center representative. The systems are expected to support personalized cross sells and up sells through both the Web site and call center.

  During the third and final phase, we anticipate integrating HoneyBaked Ham's direct marketing operation with its participating retail stores. This integration will give HoneyBaked Ham's customers the choice of either picking the product up from the closest store or having it shipped from the appropriate fulfillment center. Upon completion of the third phase, we expect that our systems will provide HoneyBaked Ham and its customers with real-time connectivity among their catalog operation, Web site and retail stores as well as their back-office services, such as customer support and fulfillment.

  EDS for Sony's Metreon.com

  Electronic Data Systems, sometimes referred to as EDS, contracted with us to provide its client Metreon, Sony's new entertainment center in San Francisco, with the order management and fulfillment systems and services for its commerce-enabled Web site, Metreon.com. Our involvement in this project illustrates our ability to work with technology partners to deliver an electronic commerce solution to the client's entire commerce related operation. This particular implementation was built using Microsoft's Site Server Commerce Edition, and Microsoft took an active role in consulting on the implementation of this project.

  While EDS' E.Solutions division developed the online storefront and marketing strategy, we provided the site with real-time integration to our infrastructure, including payment processing, call center and fulfillment services. The real-time nature of this integration ensures that the Metreon.com customer receives up-to-the-moment information, including inventory availability and order status. The customer knows when a product is out of stock, and his or her credit card transaction is not processed unless the item is in stock.

  Through our systems and services, Metreon.com has gained access to the necessary electronic commerce infrastructure without incurring the substantial expenses associated with facilities, software and staff. We believe that our per-transaction pricing model accelerated Metreon's time to market and will ease its growth.

Sales and Marketing

  Sales Strategy

  Direct sales channel. A majority of our sales and marketing efforts are focused on our direct sales channel, which we have identified to include Internet retailers and direct marketing companies. Within this channel, we believe that Internet retailers will provide us with the greatest opportunity for growth. Accordingly, since June 1, 1999, we hired a total of five sales and marketing personnel, including two additional sales executives and one additional marketing coordinator who are responsible for marketing our solutions to Internet retailers, Web developers and others directly involved in Internet commerce. We intend to add up to three additional sales professionals to our sales organization by the end of 1999. As of September 30, 1999, we had a sales organization consisting of seven sales professionals with an average of more than 10 years of sales experience. As of September 30, 1999, we also maintained two additional senior outside sales consultants to supplement our sales force.

  Indirect sales channel. We are also committed to expanding our indirect sales channel by forming additional relationships with Web developers, systems integrators, Internet consultants, technology companies, call centers and fulfillment centers:

  . Web developers. We believe that our comprehensive service offering strongly complements a Web developer's efforts and capabilities. While a Web developer specializes in front-end Web design and marketing, we specialize in providing the order management and fulfillment systems and services supporting the commerce-related operations.

  . Systems integrators and Internet consultants. We believe that systems integrators and Internet consultants are actively seeking outsourcing solutions to support their clients' operations. As a result, we anticipate that these entities will find our comprehensive service offering an attractive alternative.

     For example, we intend to capitalize on our existing relationship with EDS, which provided us with the opportunity to partner on a project for Sony's Metreon.com.

  . Technology companies. We believe that there are numerous software companies, Web-hosting companies, Internet service providers and value-added resellers targeting our potential clients. We believe that we can assist these enterprises in differentiating themselves from their competitors by providing additional services to complete their proposed solutions.

  . Call centers and fulfillment centers. We anticipate that our network of call centers and fulfillment centers will provide us with significant opportunities for expanding sales in the future. Because each of our third-party service providers is familiar with our proprietary systems and level of service, we believe that they will be more likely to recommend our complete set of services to their clients.

  Marketing Strategy

  Our primary marketing goal is to identify and target executives of potential clients that have authority over their respective company's electronic commerce initiatives and order management and fulfillment operations. Initial sales activities typically include a demonstration of our capabilities followed by one or more detailed technical reviews.

  We use a variety of marketing programs to build market awareness of our brand name and our systems and services. A broad mix of programs are used to accomplish these goals, including:

  .  advertising;

  .  direct mail campaigns;

  .  technology and strategy updates with industry analysts;

  .  public relations activities;

  .  relationship marketing programs;

  .  seminars, trade shows and speaking engagements; and

  .  Web site marketing.

Software Development

  We have made substantial investments in the development of our proprietary software. To date, our software development activity has been directed towards extending the functionality of our current systems as well as developing a next-generation browser-based version of our systems. Development input is obtained primarily through discussions with the users of our systems, as well as professional consultants, employees and prospective clients.

  We are designing the next-generation of our system to be a component, browser-based system that will encompass some of the technological advances offered by companies such as Microsoft, IBM, Sun Microsystems and Lucent Technologies. These advances include integration of telephony technology for call center operations, distributed component technologies for improved data processing and the latest in software engineering tools and techniques. Our next-generation system is expected to make use of Java, Distributed Network Architecture, on-line transaction processing, application messaging and XML. The architecture of our browser-based application is designed on a multi-tiered open platform using layers representing presentation, business logic and database services.

  The systems will not only use the Internet to facilitate information exchange, but as a browser-based application, will run within the confines of a Web browser. One benefit of this application is that access to our systems will only require a connection to the Internet and the applicable Web address and password. The more universal browser-based system is also expected to considerably speed up and simplify the integration between the client's commerce-related operations and our solutions. In addition, this system is expected to allow for a more rapid and straightforward deployment of a client's particular feature requests. The systems should also simplify and speed up any necessary maintenance. This browser-based application should benefit Internet retailers by giving them customized, flexible and quick access to our commerce-related order management systems and services. See "Risk Factors--Risks Related to Our Business--Our development of a next-generation browser-based software application may not be successful and may cause business disruption."

  For the year ended December 31, 1998 we incurred approximately $1.0 million of software development expense and for the six months ended June 30, 1999, we incurred an additional $403,000 of such costs which have been capitalized in 1999. We expect that we will continue to commit significant resources to software development in the future including over the course of the next 12 months. Prior to January 1, 1999, all software development costs were expensed as incurred.

  As of September 30, 1999, five full-time employees were engaged in software development. In addition, most of our technical staff and management team and certain outside consultants contribute to design and development activities. We plan to increase our technical services organization by up to an additional eight employees by the end of 1999. We believe that recruiting and retaining highly trained technical personnel and consultants is essential to our success. To the extent we are unable to successfully attract and retain our technical staff, or to the extent we are unable to hire qualified outside consultants to perform these tasks, our business and results of operations may be harmed. See "Risk Factors--Risks Related to Our Business--Our success depends on retaining our current key personnel and attracting additional personnel, particularly in the areas of client support and technical services."

Competition

  The markets in which we operate are characterized by intense competition from several types of service providers, including call centers (such as West TeleServices Corporation; Matrixx Marketing, Inc.; and APAC TeleServices, Inc.); systems integrators (such as EDS; Perot Systems Corporation and Andersen Consulting); software providers (such as Smith Gardner and Associates, Inc.; CommercialWare, Inc.; Ariba, Inc.; Commerce One, Inc.; and IBM); traditional fulfillment companies (such as GENCO Distribution System and ODC Integrated Logistics); outsourcing divisions of direct marketing companies (such as Keystone Fulfillment, Inc. and Fingerhut Companies, Inc.); order processing companies (such as OrderTrust) and electronic commerce service providers (such as ComAlliance; Digital River, Inc.; Pandesic LLC and INTERSHOP Communications, Inc.). Our competitors may also operate in areas not identified above. We expect there are other competitors that we have not identified. We believe that we compete with these and our other competitors on the basis of our technical capabilities, scope of service, industry experience, past contract performance, service level and price.

  We expect to face further competition from new market entrants and possible alliances between competitors in the future. In particular, we believe that traditional catalog companies looking to fully utilize excess capacity by outsourcing may enter the market and provide competition in the future. Certain of our current and potential future competitors have greater financial, technical, market and other resources than we do. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements or to devote greater resources to the development, promotion and sales of their services than we can.

  There can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, financial condition and operating results.

Intellectual Property

  Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect the proprietary rights of our software and services. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. In addition, these legal protections only provide us with limited protection. If we litigate to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business. Our inability to protect our proprietary technology could have a material adverse effect on our business, prospects, financial condition and results of operations.

  We have not filed any United States patent applications with respect to our order management systems, nor do we have any patent applications pending. As a result, we currently do not have patented technology that would preclude or inhibit competitors from entering our market. Moreover, none of our technology is patented abroad, nor do we currently have any international patent applications pending. As of the date of this prospectus, we have not secured registration on any of our service marks in the United States nor have we pursued registration in any foreign country. We cannot be certain that any future patents, registered trademark or registered service marks, if any, will be granted or that any future patent, trademark or service mark will not be challenged, invalidated or circumvented, or that rights granted under any patents, trademarks or service marks that may be issued in the future will actually provide a competitive advantage to us.

  We generally enter into confidentiality agreements with our employees and consultants and with our clients and corporations with whom we have strategic relationships. We attempt to maintain control over access to and distribution of our software documentation and other proprietary information. However, the steps we have taken to protect our technology and intellectual property may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to ours or may have jointly developed such technologies under agreements giving them co-equal rights to exploit those technologies.

Employees

  As of September 30, 1999, we had a total of 493 employees. Of the total employees, 7 were in sales and marketing, 255 were in call center operations, 21 were in finance and administration, 97 were in software development and support and 113 were in fulfillment. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees to be good. From time to time we also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations.

  Our future success will depend, in part, on our ability to attract, retain and motivate highly qualified technical and management personnel for whom competition is intense. As part of our retention efforts, we seek to minimize turnover of key employees by emphasizing our industry experience, the nature of our work, our work environment, our encouragement of technical enhancements and our competitive compensation packages.

Facilities

  Our headquarters are currently located at a leased facility in Garland, Texas, consisting of approximately 100,000 square feet of fulfillment center space and 13,000 square feet of office space under a lease expiring in March 2003. Our call center and systems operation center is located in Dallas, Texas within one mile of our corporate offices in a 20,000 square foot building owned by Norm Charney, our President and Chief Executive Officer. This facility is the subject of a lease expiring May 2000. See "Certain Transactions." We have also leased an aggregate of 29,000 square feet of additional space in Dallas, Texas near our headquarters building for our data processing personnel and additional warehouse space.

Legal Matters

  From time to time we may be involved in litigations that arise through the normal course of business operations. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to have a material adverse affect on our business or results of operation.

                                   MANAGEMENT

Executive Officers and Directors

  The executive officers and directors and their ages are as follows:

          Name           Age                           Position
          ----           ---                           --------
Norman Charney..........  49 Chairman of the Board, Chief Executive Officer and President
Paul M. Jennings........  45 Chief Technology Officer and Director
David E. Bowe...........  40 Executive Vice President and Chief Financial Officer
James P. Cormier........  41 Chief Operating Officer
Stace S. Hunt...........  34 Senior Vice President--Sales
James H. McAlister......  42 Vice President--Finance, Treasurer and Secretary
Jonathan R. Bloch.......  45 Director
Alan E. Salzman.........  46 Director
Paul G. Sherer..........  41 Director
Kevin P. Yancy..........  47 Director

  Norman Charney is a co-founder of ASD Systems and has served as Chairman of the Board, Chief Executive Officer and President since inception and in similar capacities for ASD Partners, Ltd. (a predecessor of ASD Systems) from October 1997 through December 1997. Mr. Charney was President and a director of Athletic Supply of Dallas, Inc. (a prior predecessor of ASD Systems) from 1981 through December 1996 when this entity was sold, in its entirety, to Genesis Direct, Inc. From December 1996 through October 1997, Mr. Charney was employed in various executive capacities by Athletic Supply of Dallas. Mr. Charney is a Certified Public Accountant and received his B.Com. in business from McGill University in Montreal, Canada.

  Paul M. Jennings is a co-founder of ASD Systems and served as our Chief Information Officer and Chief Operating Officer from inception until September 15, 1999 when he was elected as our Chief Technology Officer. Mr. Jennings has served as a director of ASD Systems since inception. Mr. Jennings served in similar capacities with ASD Partners, Ltd. from October 1997 through December 1997. For more than ten years prior to joining ASD Partners, Ltd., Mr. Jennings served as director of MIS for Athletic Supply of Dallas. Mr. Jennings received a B.S. in finance from the University of Texas at Dallas.

  David E. Bowe became our Executive Vice President and Chief Financial Officer in September 1999. Before joining us, Mr. Bowe served as President of U.S. Housewares Corporation, a privately held consumer products holding company, from September 1998 to September 1999. Prior to that, Mr. Bowe was Executive Vice President of Heartland Capital Partners L.P., a private equity firm, from 1993 to 1997 where he was responsible for making private equity investments. From 1987 to 1992, Mr. Bowe served in various executive capacities for The Thompson Company, a private investment firm where he participated in the acquisition, development and operation of several portfolio companies. From 1980 to 1987, Mr. Bowe held various executive positions with Brown Brothers Harriman & Co., a Wall Street private bank. Mr. Bowe is a Chartered Financial Analyst and received a BSBA in Finance from Georgetown University. Mr. Bowe has also served as an Advisory Director of ASD Systems since March 1999.

  James P. Cormier joined us in June 1999 as Vice President--Operations, responsible for call center logistics, client services training and system operations and became our Chief Operating Officer on September 15, 1999. Prior to joining us, Mr. Cormier was Senior Vice President for Connextions International (a fulfillment, call center and database management company) from May 1998 through April 1999, where he was responsible for a start-up division focused on call center and fulfillment business. From November 1993 through May 1998, Mr. Cormier was the Senior Vice President of Operations for NEST Entertainment (a direct sales, consumer entertainment products company), where he was responsible for systems operations including management information systems, distribution and inbound/outbound telemarketing.

  Stace S. Hunt has served as our Senior Vice President--Sales since June 1999. Prior to joining us, Mr. Hunt was employed for one month by IBM as a principal in the national accounts program of the e-business division. From June 1991 to July 1992, Mr. Hunt was a sales manager with RGB Systems (a multimedia and computer display systems company). From December 1989 to June 1991 and then from August 1992 to April 1999 Mr. Hunt was employed by EDS in various capacities, including sales executive, manager, service line manager and project manager. Mr. Hunt received his B.A. in communications from Stephen F. Austin University.

  James H. McAlister has served as our Vice President--Finance since joining us in April 1999. Mr. McAlister was also elected our Treasurer and Secretary effective September 10, 1999. From July 1993 through August 1998, Mr. McAlister was the Controller for MilBrands, Inc., a privately held military food broker, where he was responsible for supervising that company's accounting, computer systems and customer service departments. MilBrands was sold in August 1998. From the date of sale through February 1999, Mr. McAlister was responsible for the transition of the business of Milbrands to the new owner. Mr. McAlister is a Certified Public Accountant and received a B.B.A. degree from the University of Iowa.

  Jonathan R. Bloch has served as a director of ASD Systems since March 10, 1999. Since June 1997, Mr. Bloch has served as a Senior Vice President and is now Managing Director of the technology division of Chanin Capital Partners (an investment bank and financial advisor). He has served as the Chairman of the Board of Directors of Old Tucson Co. (an amusement park) since January 1997. From September 1995 to June 1997, Mr. Bloch served as Chief Executive Officer of Resource Recovery Techniques of Arizona (a water treatment company), where he was responsible for general administration. From August 1995 to June 1997, Mr. Bloch was the Managing Member and General Manager of Santa Monica Amusements, Inc. (an amusement park on the Santa Monica pier). From April 1992 to August 1995, Mr. Bloch was Chief Executive Officer of the California Fertility Associates (a medical clinic), where he was responsible for general administration and management. He received a B.A. from the University of California at Berkeley and a J.D. from the University of San Diego School of Law.

  Alan E. Salzman has served as a director of ASD Systems since August 23, 1999. Mr. Salzman is a founder and managing partner of VantagePoint Venture Partners, a venture capital firm focused on the Internet, data networking and communications services. From March 1995 to March 1998, Mr. Salzman was a general partner with Canaan Partners, a venture capital firm. Prior to that, Mr. Salzman was a partner with Brobeck, Phleger & Harrison, LLP, a law firm. Mr. Salzman received a B.A. from the University of Toronto, a J.D. from Stanford Law School and an L.L.M. from the University of Brussels. Mr. Salzman is a member of the board of directors of Cybergold, Inc.

  Paul G. Sherer has served as a director of ASD Systems since August 23, 1999. Mr. Sherer is a partner of VantagePoint Venture Partners. Prior to joining VantagePoint, Mr. Sherer was Managing Director, Investment Banking and Head of Telecom and Enterprise Communication Technology for Robertson, Stephens & Company from May 1990 to June 1998, where he was responsible for worldwide relationship management. Prior to that, Mr. Sherer was Robertson, Stephens' Senior Research Analyst for Telecom and Enterprise Communication Technology. Mr. Sherer received an A.B. from Duke University and an MBA from Stanford Graduate School of Business.

  Kevin P. Yancy has served as a director of ASD Systems since March 10, 1999. Mr. Yancy has served as President of Spyglass Equities, Inc. (a private equity investments affiliate of The Staubach Company) since June 1999. From July 1997 through June 1999, he served as Senior Vice President of Staubach Financial Services, Inc. (a real estate financial services firm) where he specialized in private equity investments. From November 1995 through June 1997, Mr. Yancy managed his personal investments. From 1991 through October 1995, Mr. Yancy served as Chairman, CEO and President of InterNational Bank of McAllen, Texas. Mr. Yancy currently serves on the board of directors of Aeris Communications, Inc. of San Jose, California; HyperGraphics Corporation of Denton, Texas; Lone Star Bank of Dallas, Texas and Mouse Products, Inc. of Dallas, Texas. Mr. Yancy earned his B.B.A. in accounting from Baylor University, Waco, Texas and practiced as a Certified Public Accountant with Coopers and Lybrand from 1975 through 1983.

  Each officer serves at the discretion of the board of directors of ASD Systems. There are no family relationships among any of our officers or directors.

Board of Directors

  Classified Board. We currently have authorized six directors. Our board is divided into three classes: Class A, whose term will expire at the annual meeting of the shareholders to be held in 2000, Class B, whose term will expire at the annual meeting of the shareholders to be held in 2001, and Class C, whose term will expire at the annual meeting of the shareholders to be held in 2002. The Class A directors are Paul Jennings and Paul Sherer; the Class B directors are Kevin Yancy and Jonathan Bloch and the Class C directors are Norman Charney and Alan Salzman. At each annual meeting of the shareholders after the initial classification, the successors to directors whose term will expire will be elected to serve from the time of election and qualification until the third annual meeting following election or until that director's earlier resignation or removal. This classification of the board of directors may have the effect of delaying or preventing changes of control or management of ASD Systems. See "Description of Capital Stock--Anti-Takeover, Limited Liability and Indemnification Provisions."

  Board Committees. The audit committee consists of Mr. Yancy and Mr. Sherer. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The compensation committee consists of Mr. Salzman and Mr. Bloch. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our senior management. The compensation committee also reviews our benefit plans. We have not currently elected a Long-Term Incentive Plan committee to administer the stock incentive plan.

  Compensation Committee Interlocks and Insider Participation. Prior to August 25, 1999, we did not have a compensation committee or other committee of the board of directors performing similar functions. Decisions concerning compensation of executive officers generally have been made by Mr. Charney in consultation with the other members of the board of directors. None of the executive officers or directors, other than Mr. Yancy, currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions.

  Director Compensation. Directors currently do not receive any cash compensation from us for their services as members of the board of directors, although members are reimbursed for actual and reasonable out of pocket expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our 1999 Long-Term Incentive Plan. See "--Long-Term Incentive Plan."

  Designations. As part of the shareholders agreement executed in connection with the common stock financing closed in January and February 1999, Messrs. Bloch and Yancy have been nominated and appointed to serve on our board of directors. In addition, as part of the amended and restated shareholders agreement executed in connection with the preferred stock financing closed in August 1999, Messrs. Salzman and Sherer have been nominated and appointed to serve on our board of directors. Although these provisions terminate upon the closing of our initial public offering, we expect Messrs. Bloch, Yancy, Salzman and Sherer to continue to serve as directors.

Employment Agreements

  Norman Charney. On December 14, 1998, we entered into an employment agreement with Norman Charney to serve as our Chief Executive Officer and President. The agreement is effective through December 31, 2001 and will automatically renew for successive one-year periods unless either Mr. Charney or we give written notice of termination at least 30 days prior to the expiration date of the agreement. Under the agreement, Mr. Charney receives a base salary of $250,000 per year plus an automatic annual increase of $10,000 effective each December
14. Mr. Charney is also eligible to receive other salary increases and bonus awards at the discretion of the board of directors.

  Pursuant to the agreement, Mr. Charney may be terminated by us at any time for cause. "Cause" generally is defined in the agreement to include (1) the gross negligence or willful misconduct by Mr. Charney in the performance of his services, (2) the failure by Mr. Charney to perform his duties as assigned to him by the board of directors, (3) any violation by Mr. Charney of the confidentiality and non-interference provisions of the agreement and (4) Mr. Charney's mental or physical incapacitation to such an extent that he is unable to perform his duties for an extended period of time.

  Paul M. Jennings. On October 14, 1997, ASD Partners, Ltd., one of our predecessor entities, entered into an employment agreement with Paul M. Jennings, our Chief Technology Officer. This agreement was assigned to us on January 1, 1998. ASD Partners, Ltd. currently exists as a holding company for the shares of ASD Systems, Inc. owned by its partners.

  The employment agreement with Mr. Jennings is effective through October 14, 2002 and will automatically renew for successive one-year periods unless either Mr. Jennings or we give written notice of termination at least 30 days prior to the expiration date of the agreement. Under the agreement, Mr. Jennings receives a base salary of $150,000 per year plus an automatic annual increase of $12,500 effective each October 14. Mr. Jennings is also eligible to receive other salary increases and bonus awards at the discretion of the board of directors. Pursuant to the agreement, Mr. Jennings may be terminated by us at any time for cause. The definition of "cause" in Mr. Jennings' agreement is similar to the definition used in Mr. Charney's agreement described above.

  In connection with Mr. Jennings' employment agreement, he and ASD Partners entered into a Right of Repurchase and Option Agreement giving ASD Partners, its general partner, and the limited partners of ASD Partners, other than Mr. Jennings, the right to repurchase all or a portion of Mr. Jennings' interest in ASD Partners upon the termination of Mr. Jennings' employment agreement for any reason. The purchase price payable for Mr. Jennings' interest in ASD Partners varies depending on Mr. Jennings' then applicable base salary as follows:

        Exercise date                        Total purchase price
        -------------                        --------------------
January 1, 1999--December 31,
 1999........................  66% of annual base salary.
January 1, 2000--December 31,
 2002........................  100% of annual base salary.
January 1, 2003--thereafter..  As agreed between the parties, or, to the extent agreement has not been reached, the last
                               stipulated purchase price plus or minus the net
                               earnings or losses attributable to Mr. Jennings'
                               interest in ASD Partners, Ltd. from the date of
                               expiration of the last stipulated purchase price
                               until the termination date.

  The board of directors can, among other things, provide for accelerated vesting of the shares of common stock subject to outstanding options held by any executive officer or director of ASD Systems, including Messrs. Charney and Jennings, in connection with certain changes of control of ASD Systems. See "-- Long-Term Incentive Plan."

Executive Compensation

  Summary compensation. The following table provides summary information concerning compensation paid by us to our named executive officers, which are our Chief Executive Officer and our one other executive officer who earned more than $100,000 in salary and bonus for all services rendered in all capacities during the fiscal year ended December 31, 1998. We may refer to these officers as our named executive officers in other parts of this prospectus. For a list of our current executive officers, see "--Executive Officers and Directors."

                                               Annual Compensation
                                               --------------------- All Other
              Name and Position                  Salary     Bonus   Compensation
              -----------------                ---------------------------------
Norman Charney,
 Chief Executive Officer and President........ $    247,500     --      $625
Paul M. Jennings,
 Chief Technology Officer..................... $    153,125     --      $  0

  "All Other Compensation" consists of matching 401(k) contributions made by ASD Systems on behalf of the named executive officers.

  In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the named executive officers in 1998. James P. Cormier, our Chief Operating Officer, joined us in June 1999. His annual base salary is $135,000. David E. Bowe, our Executive Vice President and Chief Financial Officer, joined us in September 1999. His annual base salary is $150,000. In addition, Messrs. Cormier and Bowe have been granted significant stock option awards in connection with their employment. See "--Long-Term Incentive Plan."

  Stock options granted in the year ended December 31, 1998. No stock options were granted to the named executive officers during the year ended December 31, 1998.

  Year-end option values. Neither of the named executive officers exercised any stock options during the year ended December 31, 1998 and neither of these individuals held any options as of that date. On February 10, 1999, Mr. Jennings was granted an option to acquire 957,500 shares of our common stock outside of our Long-Term Incentive Plan with an exercise price of $1.00 per share. Mr. Charney currently does not hold any stock options.

Long-Term Incentive Plan

  Benefits; Purpose; Shares. Our 1999 Long-Term Incentive Plan, approved by the board of directors on May 12, 1999, and amended on August 22, 1999, provides for the issuance to qualified participants of up to 1,200,000 shares of our common stock pursuant to the grant of stock options. The purpose of our Long-Term Incentive Plan is to promote our interests and the interests of our shareholders by using investment interests in ASD Systems to attract, retain and motivate eligible persons, to encourage and reward their contributions to the performance of ASD Systems and to align their interests with the interests of our shareholders. As of September 30, 1999, options to purchase 658,500 shares of common stock had been awarded, having a weighted average exercise price of $2.59 per share, under the Long-Term Incentive Plan. Of these, options to purchase 608,500 shares of common stock have been awarded to employees and are intended to qualify as Incentive Stock Options, or ISOs, under Section 422 of the Internal Revenue Code. The remaining options to purchase 50,000 shares of common stock are nonqualified stock options, or NQSOs. As of September 30, 1999, options exercisable for 25,000 shares had vested under the terms of the Long-Term Incentive Plan and the applicable option agreements.

  Eligibility. Our employees, officers, directors, consultants and advisors are eligible to be granted awards under the plan. However, only our employees are eligible to receive ISOs.

  Administration. Our board of directors, or to the extent we subsequently elect a Long-Term Incentive Plan committee, that committee, is authorized to administer the plan and has discretion to determine which eligible persons will be granted stock options, the number of shares subject to options, the period of exercise of each option and the terms and conditions of such options. Generally, the administrators of the plan have broad authority to amend the plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

  Stock options. Under our plan, we may grant ISO's or NQSO's. A stock option may have a term of not more than ten years. The administrators of our Long-Term Incentive Plan determine the exercise price per share for each option which cannot be less than the fair market value of our common stock on the date of the grant. In the case of an ISO granted to an employee who, at the time of the grant, owns common stock with more than 10% of the total combined voting power of our outstanding common stock, the price per share of common stock cannot be less than 110% of the fair market value of our common stock on the date of grant. Once listed, the fair market value of our common stock is its closing price on the Nasdaq National Market.

  Effect of termination. Generally, if a participant's service to us is terminated for reasons other than just cause dismissal, retirement, permanent disability or death, then the participant's options, whether or not vested, shall expire and become unexercisable as of the earlier of the date the options would expire in accordance with their terms had the participant remained in our service, or 30 days after the date of employment or relationship termination. Upon retirement, permanent disability or death, the participant's unexercised options shall, whether or not vested, expire and become unexercisable as of the earlier of the date the options would expire in accordance with their terms had the participant remained in our service, or 90 days after the date of employment or relationship termination. In the event of a just cause dismissal of a participant, all of such participant's options, whether or not vested, shall expire and become unexercisable as of the date of such just cause dismissal.

  Federal income tax consequences-ISO. The federal income tax consequences, in general, of the grant and exercise of an ISO under our Long-Term Incentive Plan are as follows:

  . In general, an employee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO.

  . If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

  . If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least one year after the date of exercise.

  Federal income tax consequences-NQSO. The federal income tax consequences, in general, of the grant and exercise of an NQSO under our Long-Term Incentive Plan are as follows:

  . In general, a recipient who receives a NQSO will recognize no income at the time of the grant of the option.

  . Upon exercise of an NQSO, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

  . The basis in shares acquired upon exercise of an NQSO will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

  Effect of a change in control. Our Long-Term Incentive Plan provides that, in the event of certain changes of control involving the liquidation of ASD Systems, the disposition of substantially all of our assets, certain reorganizations, mergers or consolidations of ASD Systems or the acquisition by any person (other than the Staubach affiliated shareholders or any person currently controlling more than 50% of ASD Systems' combined voting power), one of the following shall occur with respect to the plan and any unexercised options:

  .  they may be assumed or substituted by the successor corporation;

  . our board of directors may provide for adjustments in the terms and conditions of the unexercised options, such as acceleration of their vesting or their automatic conversion into the underlying shares or other consideration; or

  . they shall automatically terminate, provided that any unexercised options shall be immediately exercisable prior to the change of control.

  Termination. The Long-Term Incentive Plan will terminate on May 12, 2009.

401(k) Plan

  Our employees are eligible to participate in the ASD Systems 401(k) plan adopted by us in October of 1998. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit and contribute this amount to the 401(k) plan. For the year ending December 31, 1999, the statutorily prescribed annual limit is $10,000. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in up to 20 different investment funds. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by us when made. We will make matching contributions to the 401(k) plan in an amount equal to 25% of the first 4% of an employee's pretax contributions. An employee becomes eligible for the matching contribution only if he or she makes a pretax contribution. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by our board of directors.

                              CERTAIN TRANSACTIONS

Common Stock Financing

  We issued 4,500,000 shares of common stock in a private placement which closed in two tranches in January and February of 1999 raising an aggregate of $4,500,000 in working capital for ASD Systems. Of these shares, 2,375,000 were purchased by a group of persons affiliated with Staubach Financial Services. We refer to this group as the Staubach affiliated shareholders. We engaged CKM Capital, LLC to assist us with that private placement and paid CKM a commission of $281,250, or 6.25% of the aggregate amount raised, as consideration for their services. In addition, we issued various affiliates of CKM common stock purchase warrants which, after this offering, will be exercisable for an aggregate of 1,000,000 shares of our common stock at the following exercise prices: 500,000 shares of common stock exercisable for $1.00 per share; 300,000 shares of common stock exercisable for $2.00 per share; and 200,000 shares of common stock exercisable for $3.00 per share. These warrants expire on February 5, 2004. Prior to July 31, 1999, we also paid CKM a financial advisory fee of $5,000 per month, plus reasonable out-of-pocket expenses. We paid CKM an aggregate of approximately $32,500 under this arrangement.

  As part of our private placement, we executed a shareholders' agreement with each of our then current shareholders. Mr. Bloch and Mr. Yancy were nominated and appointed to the board of directors of ASD Systems under the terms of this agreement. Mr. Bloch is Senior Vice President and Managing Director of an affiliate of CKM and Mr. Yancy is President of Spyglass Equities, Inc., a private equity investments affiliate of The Staubach Company. Mr. Yancy is also a member of the Staubach affiliated shareholders. The shareholders' agreement was amended and restated as part of the preferred stock financing described below and, although the provisions of the amended and restated shareholders' agreement concerning appointment to the board terminate upon the closing of our initial public offering, we expect Messrs. Bloch and Yancy to continue to serve as directors.

Preferred Stock Financing

  Securities. On August 23, 1999, we issued (1) 1,111,111 shares of our Series A convertible preferred stock, (2) 1,111,111 shares of our Series B redeemable preferred stock and (3) common stock purchase warrants exercisable for a number of shares determinable by reference to our initial public offering price, in a private placement generating net proceeds of $11,500,000 for additional working capital. VantagePoint Venture Partners III (Q), L.P. acquired two-thirds of the aggregate securities placed in the preferred stock financing and VantagePoint Communications Partners, L.P. acquired the remaining one-third of the securities placed. We refer to these entities collectively as the VantagePoint funds. We sold the securities pursuant to a securities purchase agreement under which we made standard representations, warranties and covenants among other provisions we deem customary in venture capital financings of this nature. Upon completion of this offering, the Series A convertible preferred stock will automatically convert into that number of shares of our common stock equal to:


                              (1,111,111 X $5.40)
                                ---------------
                                conversion price

where, the "conversion price" is equal to the lesser of:

  .  $5.40 per share; or

  .  One-third of the initial public offering price of our common stock.

  The effect of this floating exercise price is that the preferred investors will be entitled to at least 1,111,111 shares of our common stock upon closing of this offering. There is no cap on the actual number of shares of common stock issuable to the VantagePoint funds upon closing this offering. To the extent that the initial public offering price is above $16.20 per share, the conversion price will not be adjusted upward to decrease the number of shares issuable upon conversion. Assuming an initial public offering price of $9.00 per share, we will issue 2,000,000 shares of common stock to the VantagePoint funds upon conversion of the Series A convertible preferred stock. $9.00 per share represents the mid-point of the range of the anticipated initial public offering prices. See "Risk Factors--Risks Related to this Offering--The number of shares of common stock issuable to the VantagePoint funds is determinable by reference to our initial public offering price and could result in additional dilution to the shareholders in this offering."

  Upon completion of this offering, the Series B redeemable preferred stock will automatically be redeemed by us for an aggregate redemption price of $6.0 million. In addition, we issued to the VantagePoint funds common stock purchase warrants exercisable for 130% of the number of shares of common stock received upon conversion of the Series A preferred stock at a per share exercise price equal to 110% of the conversion price. The conversion price is calculable as set forth above. The warrants vested immediately and, after this offering, will remain exercisable until the third anniversary of the closing of this offering. Assuming an initial public offering price of $9.00 per share, the warrants will be exercisable for 2,600,000 shares of common stock with an exercise price of $3.30 per share.

  Registration Rights. According to the terms of the amended and restated shareholders' agreement executed in connection with the preferred stock financing, the VantagePoint funds and the original parties to the shareholders' agreement executed in connection with our January/February 1999 common stock financing, acquired certain registration rights with respect to their capital stock of ASD Systems. See "Description of Capital Stock--Registration Rights."

  Director Arrangements. As part of the preferred stock financing, the VantagePoint funds acquired the right to have two designees appointed to our board of directors. Accordingly, we have added to our board of directors effective August 23, 1999 Messrs. Salzman and Sherer. Mr. Salzman is a managing member of the general partner of the VantagePoint funds, and Mr. Sherer is a venture partner of the VantagePoint funds. Although the provisions of the amended and restated shareholders' agreement concerning appointment to the board terminate upon closing of our initial public offering, we expect Messrs. Salzman and Sherer to continue to serve as directors.

  Arrangement with CKM. We engaged CKM to assist us with the preferred securities financing and paid CKM a commission of $420,000, or 3.5% of the aggregate amount raised, as consideration for its services. Mr. Bloch, a director of ASD Systems, is Senior Vice President and Managing Director of an affiliate of CKM.

Call Center/Data Center Facility

  We presently lease a 20,000 square foot facility from our Chief Executive Officer and President, Norman Charney, that we use as our internal call center and data center. Our annual rental expense for this facility is $100,000 and our lease expires on May 15, 2000. We presently intend to renew this lease upon expiration for a term and rental to be negotiated between Mr. Charney and the unaffiliated members of the board of directors at an appropriate time after an independent real estate appraisal.

Guarantees of Indebtedness and Guarantee Fees

  Prior to September 2, 1999, Mr. Charney was the guarantor of up to $2.5 million borrowed under our credit facility with Comerica Bank-Texas. Pursuant to the terms of our arrangement with Mr. Charney, we agreed to pay him a guarantee fee equal to 1% of the average daily outstanding principal amount of the loan in each 30 day period. Mr. Charney was paid an aggregate of approximately $52,000 under this arrangement. Mr. Charney has also executed a limited guarantee with respect to amounts that we owe under our lease for our corporate headquarters and fulfillment center. Mr. Charney presently guarantees up to $400,000 of amounts due under such lease, with such guarantee decreasing by the amount of $100,000 each year. Mr. Charney receives no compensation for this guarantee.

Employment and Indemnification Agreements

  We have entered into employment agreements and indemnification agreements with Messrs. Charney and Jennings, who are directors and named executive officers. We have also entered into indemnification agreements with the remainder of our directors. See "Description of Capital Stock--Anti-Takeover, Limited Liability and Indemnification Provisions."

  We believe that each of the transactions described above was made on terms no less favorable to us than could have been obtained from unaffiliated third-parties.

Promoters of ASD Systems

  Each of Norman Charney, our Chief Executive Officer and President, and Paul Jennings, our Chief Technology Officer is a co-founder of ASD Systems and may be deemed a promoter for purposes of federal securities laws. In connection with our incorporation in January 1998, we acquired the assets and liabilities comprising our business from ASD Partners, Ltd., a Texas limited partnership controlled by Messrs. Charney and Jennings, for 6,000,000 shares of our common stock. ASD Partners, Ltd., acquired these assets and liabilities from Athletic Supply of Dallas, LLC., a wholly-owned subsidiary of Genesis Direct, Inc., on October 14, 1997 for approximately $2.7 million. ASD Partners, Ltd. funded the acquisition by (1) issuing a promissory note for $1.7 million to Genesis Direct and (2) causing Mr. Charney to forgive $1.0 million otherwise payable under a note from Genesis Direct. The note was originally issued to Mr. Charney in connection with the sale by Mr. Charney of his stock in Athletic Supply of Dallas, Inc., a predecessor to our business, to Genesis Direct in December 1996. All other material transactions with such persons are described in this section or elsewhere in this prospectus. See "Management."

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

  .  each of our named executive officers and directors;

  .  all of our executive officers and directors as a group; and

  . each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock.

  In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and common stock purchase warrants within 60 days of September 30, 1999. In addition, "Number of shares beneficially owned" and "Percentage of ownership-- Before this offering" reflects the conversion of all of our shares of Series A convertible preferred stock into 2,000,000 shares of common stock, assuming an initial public offering price of $9.00 per share, upon the consummation of this offering. The actual number of shares of common stock issuable upon conversion of the Series A convertible preferred stock may be different than this amount. See "Risk Factors--Risks Related to this Offering--The number of shares of common stock issuable to the VantagePoint funds is determinable by reference to our initial public offering price and could result in additional dilution to the shareholders in this offering." Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o ASD Systems, Inc., 3737 Grader Street, Suite 110, Garland, Texas 75041.

  We have calculated the percentages of shares beneficially owned based on 12,500,000 shares of common stock outstanding before this offering and 17,500,000 shares of common stock outstanding after the offering. An asterisk indicates ownership of less than one percent.

                                               Percentage of ownership
                                               ----------------------------
                             Number of shares  Before this      After this
      Person or group       beneficially owned   offering        offering
      ---------------       ------------------ ------------     -----------
Named Executive Officers
 and Directors:
Norman Charney(1)(7)......       6,000,000               48.0%            34.3%
Paul M. Jennings(2).......         957,500                7.1              5.2
Jonathan R. Bloch(3)......         805,000                6.1              4.4
Alan E. Salzman(4)........       4,600,000               30.5             22.9
Paul G. Sherer(4).........       4,600,000               30.5             22.9
Kevin P. Yancy(5).........         343,087                2.7              2.0
All executive officers and
 directors as a group (10
 persons)(6)..............      12,710,587               75.3             58.1
Beneficial Owners of 5% or
 More of
 Our Outstanding Common
 Stock
ASD Partners, Ltd.(7).....       6,000,000               48.0%            34.3%
CKM Software Partners(8)..         800,000                6.0              4.4
Staubach affiliated
 shareholders(9)..........       2,375,000               19.0             13.6
VantagePoint Venture
 Partners III (Q),
 L.P.(10).................       3,066,666               21.5             15.9
VantagePoint
 Communications Partners,
 L.P.(10).................       1,533,334               11.5              8.3

--------
 (1) Represents shares of common stock held by ASD Partners, Ltd., a Texas limited partnership.
 (2) Represents options to purchase 957,500 shares of common stock at an exercise price of $1.00 per share. Does not include shares of common stock held by ASD Partners, Ltd., in which Mr. Jennings owns a 5% limited partnership interest.
 (3) Includes 800,000 shares of common stock acquirable upon exercise of warrants held by CKM Software Partners discussed in Note 8 and options to purchase an additional 5,000 shares of common stock at an exercise price of $1.00 per share. Mr. Bloch's address is 11100 Santa Monica Blvd., Suite 830, Los Angeles, California 90025.
 (4) Represents the shares held by the VantagePoint funds described in note 10. Mr. Salzman is the managing member of the general partner of the VantagePoint funds and Mr. Sherer is a venture partner of the VantagePoint Funds. Each of Messrs. Salzman and Sherer disclaim beneficial ownership of the shares held by the VantagePoint funds other than those in which he may own a pecuniary interest.

 (5) Includes net options to purchase 263,087 shares of common stock from the Staubach affiliated shareholders at an exercise price equal to $1.00 plus interest at the rate of 10% compounded annually from January 29, 1999 per share and options to purchase an additional 5,000 shares of common stock at an exercise price of $1.00 per share. Excludes the shares of common stock held by the Staubach affiliated shareholders (other than those held by Mr. Yancy directly) discussed in note 9.

 (6) Includes the shares of common stock acquirable upon exercise of the stock options and warrants discussed in notes 2, 3, 4 and 5 above as well as an additional 5,000 shares of common stock to certain other officers of ASD Systems at an exercise price of $1.00 per share.
 (7) The general partner of ASD Partners, Ltd. is ASD GP, Inc. Mr. Charney is the sole shareholder and President of ASD GP, Inc. The address of ASD Partners, Ltd. and ASD GP, Inc. is c/o ASD Systems, Inc., 3737 Grader Street, Suite 110, Garland, Texas 75041.
 (8) Includes warrants to purchase 800,000 shares of common stock at the following exercise prices: 400,000 shares of common stock exercisable for $1.00 per share; 240,000 shares of common stock exercisable for $2.00 per share; and 160,000 shares of common stock exercisable for $3.00 per share. CKM Software Partners is a California general partnership held by Jonathan Bloch and Larry Barels. The address of CKM Software Partners is c/o Jonathan Bloch, 11100 Santa Monica Blvd., Suite 830, Los Angeles, California 90025.
 (9) Represents shares held by 44 persons and entities affiliated with Staubach Financial Services, an affiliate of The Staubach Company. Each of these persons and entities acquired their shares in connection with our private placement closed in January and February of 1999 and, as part of such transaction, most executed a voting agreement providing a voting committee with the power to vote their shares. The voting committee consists of Mr. Yancy, James C. Leslie and A. Brant Bryan. The voting committee has voting power over (but no pecuniary interest in) the shares held by the other persons and entities comprising the Staubach affiliated shareholders. After this offering, Messrs. Yancy, Leslie and Bryan will not have the right to vote the shares held by the Staubach affiliated shareholders. The address of Messrs. Yancy, Leslie and Bryan is c/o The Staubach Company, 15601 Dallas Parkway, Suite 400, Addison, Texas 75001.

(10) Includes 2,000,000 shares of common stock that will be issued to the VantagePoint funds upon the closing of this offering in connection with the conversion of the Series A convertible preferred stock, assuming an initial public offering price of $9.00 per share. Also includes 2,600,000 shares of common stock issuable upon exercise of the common stock purchase warrant issued to the VantagePoint funds in connection with the preferred stock financing, also assuming an initial public offering price of $9.00 per share. The general partner of VantagePoint Venture Partners III(Q), L.P. is VantagePoint Venture Associates III, L.L.C. The general partner of VantagePoint Communications Partners, L.P. is VantagePoint Communications Associates, L.L.C. Mr. Salzman is a managing member of the general partner of each of the VantagePoint funds. The address for the VantagePoint funds is c/o VantagePoint Venture Partners, 1001 Bayhill Drive, Suite 100, San Bruno, California 94066.

                          DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share, and 7,500,000 shares of preferred stock, $.0001 par value per share. Our preferred stock has been divided into three series; namely, the Series A convertible preferred stock and the Series B redeemable preferred stock issued in connection with our August 1999 preferred stock financing and the Series C non-voting preferred stock which, prior to the offering made hereby, was available for issuance upon exercise of employee stock options and certain purchase warrants issued in connection with our January/February 1999 common stock financing. As of the date of this prospectus, there are outstanding:

  .  10,500,000 shares of common stock, held of record by 60 shareholders;

  . warrants to purchase a number of shares of common stock determinable by reference to our initial public offering price;

  . 1,111,111 shares of Series A convertible preferred stock, all of which will be automatically converted into shares of our common stock upon completion of this offering;

  . 1,111,111 shares of Series B redeemable preferred stock, all of which will be automatically redeemed for cash upon completion of this offering;

  .  no shares of our Series C non-voting preferred stock;

  . options to purchase an aggregate of 1,616,000 shares of our Series C non-voting preferred stock at a weighted average exercise price of $1.65 per share which, upon completion of this offering, will be deemed to represent options to acquire a like number of shares of our common stock without modification to the exercise price thereof; and

  . warrants to purchase 1,000,000 shares of our Series C non-voting preferred stock at a weighted average exercise price of $1.70 per share which, upon completion of this offering, will be deemed to represent warrants to acquire a like number of shares of our common stock without modification to the exercise price thereof.

  There will be 17,500,000 shares of common stock outstanding after giving effect to the sale of the shares of common stock to the public in this offering assuming:

  .  no exercise of the underwriters' over-allotment option;

  .  no exercise of outstanding stock options or warrants; and

  . the conversion of our shares of Series A convertible preferred stock into 2,000,000 shares of common stock upon completion of this offering, which calculation assumes an initial public offering price of $9.00 per share.

  See "Risk Factors--Risks Related to this Offering--The number of shares of common stock issuable to the VantagePoint funds is determinable by reference to our initial public offering price and could result in additional dilution to the shareholders in this offering."

  The following summary of the material provisions of our common stock, preferred stock, amended and restated articles of incorporation and bylaws is qualified by reference to the provisions of applicable law and to our amended and restated articles of incorporation and bylaws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, that may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of preferred stock, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

  Prior to August 23, 1999, we had two classes of common stock, namely, the Series A voting common stock and Series B non-voting common stock. We reclassified our Series A voting common stock as our only class of common equity and our Series B non-voting common stock as Series C non-voting preferred stock effective August 23, 1999 to facilitate this offering.

Preferred Stock

  "Blank Check" Preferred. Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of ASD Systems without further action by our shareholders and may adversely affect the voting, dividend and other rights of the holders of common stock. As further discussed below, the issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any shares of preferred stock after this offering.

  Series A Convertible Preferred Stock. We issued 1,111,111 shares of our Series A convertible preferred to the VantagePoint funds in connection with our August 1999 preferred stock financing. Upon consummation of this offering, all of the shares of Series A convertible preferred stock will be converted into that number of shares of our common stock equal to:

                            (1,111,111 X $5.40)

                             conversion price


where the "conversion" price is equal to the lesser of:

  .  $5.40 per share; or

  .  One-third of the initial public offering price of our common stock.

  The effect of this floating exercise price is that the preferred investors will be entitled to at least 1,111,111 shares of our common stock upon closing of this offering. There is no cap on the actual number of shares of common stock issuable to the VantagePoint funds upon closing this offering. To the extent that the initial public offering price is $16.20 per share or more, the conversion price will not be adjusted upward to decrease the number of shares issuable upon conversion. Assuming an initial public offering price of $9.00 per share, we will issue 2,000,000 shares of common stock to the VantagePoint funds upon conversion of the Series A convertible preferred stock. $9.00 represents the mid-point of the range of our anticipated initial public offering prices.

  We will not have any shares of Series A convertible preferred stock outstanding after this offering.

  Series B Redeemable Preferred Stock. We issued 1,111,111 shares of our Series B redeemable preferred stock to the VantagePoint funds in connection with our August 1999 preferred stock financing. Upon completion of this offering, the Series B redeemable preferred stock will be redeemed by us for an aggregate redemption price of $6.0 million.

  We will not have any shares of Series B redeemable preferred stock outstanding after this offering.

  Series C Non-Voting Preferred Stock. The Series C non-voting preferred stock was created for purposes of permitting the participants under our Long-Term Incentive Plan and the holders of certain other options and warrants to participate as shareholders of ASD Systems upon exercise of their respective instruments without granting such holders the right to vote on matters submitted to the shareholders of ASD Systems generally. Our shares of common stock and the shares of Series C non-voting preferred stock have similar rights, preferences, privileges and restrictions thereof, including dividend rights and liquidation rights, except, however, the Series C non-voting preferred stock is non-voting. In connection with the filing of our amended and restated articles of incorporation we elected to convert our Series C non-voting preferred stock into common stock effective upon the closing of this offering. As a result of this conversion, all outstanding options and warrants to acquire Series C non-voting preferred stock will be deemed to represent instruments to acquire the same number of shares of our common stock, without modification to the applicable exercise price, upon closing. The board of directors believes that this action preserves the value and purpose of the options granted under the Long-Term Incentive Plan and the warrants granted as partial compensation in connection with our January/February 1999 common stock financing.

  We will not have any shares of Series C non-voting preferred stock outstanding after this offering.

Stock Purchase Warrants

  In connection with the common stock financing closed in January/February 1999, we issued to various affiliates of CKM common stock purchase warrants which, after this offering, will be exercisable for an aggregate of 1,000,000 shares of our common stock at the following exercise prices: 500,000 shares of common stock exercisable for $1.00 per share; 300,000 shares of common stock exercisable for $2.00 per share; and 200,000 shares of common stock exercisable for $3.00 per share. These warrants expire on February 5, 2004.

  On August 23, 1999, as part of our preferred stock financing, we issued to the VantagePoint funds, common stock purchase warrants exercisable for 130% of the number of shares of common stock received upon conversion at a per share exercise price equal to 110% of the conversion price. The warrants will vest immediately and will remain exercisable until the third anniversary of the closing date of this offering. Assuming an initial public offering price of $9.00 per share, the warrants issued to the VantagePoint funds will be exercisable for an aggregate of 2,600,000 shares of common stock and will carry an exercise price of $3.30 per share upon completion of this offering.

Registration Rights

  Pursuant to the amended and restated shareholders' agreement, after this offering, the holders of approximately 9,100,000 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. This calculation assumes the conversion of the Series A convertible preferred stock into 2,000,000 shares of common stock using an initial public offering price of $9.00 per share. Under these registration rights, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering after the completion of the offering described in this prospectus, the holders of the shares are entitled to include their shares of common stock in the registration. Such holders are also entitled to certain demand registration rights within one year of this offering under certain circumstances pursuant to which they may require us to file a registration statement under the Securities Act with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a demand registration within 90 days prior to, and 120 days subsequent to, an offering of our securities. All expenses in connection with any registration, other than underwriting discounts and commissions, will be paid by us.

Anti-Takeover, Limited Liability and Indemnification Provisions

  Articles of Incorporation and Bylaws. Pursuant to our amended and restated articles of incorporation, our board of directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors may fix without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our shareholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

  . diluting the voting or other rights of the proposed acquiror or insurgent shareholder group;

  . putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

  .  effecting an acquisition that might complicate or preclude the takeover.

  Our amended and restated articles of incorporation and bylaws provide that, conteporoneously with the closing of this offering, the board of directors shall be divided into three classes of one or more directors each, with each class elected for three-year terms expiring in successive years. Our amended and restated articles of incorporation also allow the board of directors to fix the number of directors in the bylaws with no minimum or maximum number of directors required. Cumulative voting in the election of directors is specifically denied in the amended and restated articles of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including attempts that might result in a premium over the market price for the shares held by the shareholders.

  Our amended and restated articles of incorporation and bylaws provide that special meetings of shareholders generally can be called only by the President, Chief Executive Officer or the board of directors or by holders of at least 25% of our voting stock and provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors or a committee of the board of directors of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, we must receive notice of intent to nominate a director or raise business at such meetings not less than 30 nor more than 60 days before the meeting. The notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. These provisions of the bylaws:

  . may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed; and

  . may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or attempt might be beneficial to us and our shareholders.

  Texas Takeover Statute. Upon completion of this offering, we will be subject to Part Thirteen of the Texas Business Corporation Act, which became effective on September 1, 1997. Subject to certain exceptions, Part Thirteen prohibits a Texas corporation which is an issuing public corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that such shareholder became an affiliated shareholder, unless:

  . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or

  . the business combination is approved by at least two-thirds of the outstanding voting shares that are not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder at a meeting of shareholders called not less than six months after the affiliated shareholder's share acquisition date.

  In general, Part Thirteen defines an affiliated shareholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the issuing public corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Part Thirteen defines a business combination to include, among other similar types of transactions, any merger, share exchange, or conversion of an issuing public corporation involving an affiliated shareholder.

  Part Thirteen may have the effect of inhibiting a non-negotiated merger or other business combination that we may be involved in.

  Limited Liability and Indemnification. Our amended and restated articles of incorporation limit the liability of our directors for monetary damages for an act or omission in the director's capacity as a director, except to the extent otherwise required by the Texas Business Corporation Act. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated articles of incorporation permit us to indemnify our directors and officers to the fullest extent permitted by Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.

  Under Texas law, a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

  .  conducted himself or herself in good faith;

  . reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

  . in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

  Any such person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and must not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling ASD Systems pursuant to the foregoing provisions, ASD Systems has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  We have entered into indemnification agreements with each of our directors that provide for indemnification and expense advancement in addition to the indemnification provided by the amended and restated articles and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors.

Market Information

  Prior to this offering, there was no established public market for our common stock. We have made an application to list our common stock on the Nasdaq National Market under the symbol "ASDS."

Transfer Agent and Registrar

  The Bank of New York will be the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors-- Risks Related to this Offering--The liquidity of our common stock is uncertain since it has not been publicly traded."

  Upon the closing of this offering, we will have an aggregate of 17,500,000 shares of common stock outstanding, assuming (1) the conversion of the Series A convertible preferred stock into 2,000,000 shares of common stock using an initial public offering price of $9.00 per share, (2) no exercise of the underwriters' over-allotment option and (3) no exercise of outstanding options or warrants. To the extent that the underwriters elect to exercise the over-allotment option, there will be 18,250,000 shares of common stock outstanding after this offering. See "Risk Factors--Risks Related to This Offering--The number of shares of common stock issuable to the VantagePoint funds is determinable by reference to our initial public offering price and could result in additional dilution to the shareholders in this offering." Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares acquired by "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the resale limitations of Rule 144 described below. The remaining 12,500,000 outstanding shares will be "restricted securities" within the meaning of Rule 144, and will be eligible for sale in the public market pursuant to Rule 144 as follows:

   Number
 of Shares  Date
 ---------  ----
 10,500,000 Beginning 180 days from the date of this prospectus
 2,000,000  Beginning August 23, 2000

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  .  1% of the then outstanding shares of common stock; or

  . the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions.

  In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  Our directors, officers and shareholders who hold an aggregate of 10,500,000 common shares, together with the holders of options and warrants to purchase 4,717,500 shares of common stock and the holders of our Series A convertible preferred stock convertible into 2,000,000 common shares, assuming an initial public offering price of $9.00 per share have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Please see "Underwriting."

  As of the date of this prospectus, we have granted options to purchase up to 1,616,000 shares of common stock including options exercisable for 658,500 shares of common stock granted to certain employees, officers, directors and consultants under the Long-Term Incentive Plan. Of the total number of shares subject to outstanding options, 982,500 had vested as of the date of this prospectus. Within 180 days after the date of this prospectus, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance upon exercise of options granted and to be granted under the Long-Term Incentive Plan to our employees, officers, directors and consultants. Upon the effective date of this registration statement, shares of common stock issued upon exercise of options granted under our Long-Term Incentive Plan will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be eligible for sale in the open market beginning 180 days from the date of this prospectus, except for 66,000 shares which will be exercisable and eligible for sale in March of 2000.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the underwriters and us, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc.; Prudential Securities Incorporated; Friedman, Billings, Ramsey & Co., Inc. and E*OFFERING Corp. has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Bear, Stearns & Co. Inc............................................
   Prudential Securities Incorporated.................................
   Friedman, Billings, Ramsey & Co., Inc..............................
   E*OFFERING Corp....................................................

     Total............................................................
                                                                          ===

  We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 750,000 additional shares of our common stock exercisable at the public offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by their counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

  At our request, the underwriters have reserved for sale at the initial public offering price up to 250,000 of the shares, or 5%, of our common stock to be sold in this offering for sale to our employees and directors, friends and family of our directors, officers and employees. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered.

  E*OFFERING Corp. is the exclusive Internet distributor for this offering. E*OFFERING has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING and E*TRADE will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING and E*TRADE. Other than the prospectus in electronic format, the information on these Internet sites is not part of this prospectus or the registration statement of which the prospectus forms a part.

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the delivery of legal opinions by our counsel, the receipt of a "comfort letter" from our accountants and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

  The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus and at such price less a concession not in excess of $   per share
of common stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may
reallow, concessions not in excess of $   per share of common stock to certain
other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us, at a public offering price
of $   per share.

                                                             Total
                                                 -----------------------------
                                            Per     Without          With
                                           Share Over-allotment Over-allotment
                                           ----- -------------- --------------
Public offering price.....................  $         $              $
Underwriting discounts and commissions
 payable by us............................  $         $              $
Expenses payable by us....................  $         $              $

  The underwriting discount and commission per share is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting commissions and fees are expected to represent 7.0% of the public offering price per share of common stock.

  The following table indicates the expenses payable by us in the offering. All amounts are estimates other than the Securities and Exchange Commission registration fee, the NASD fee and Nasdaq National Market listing fee.

      Securities Exchange Commission registration fee............... $   15,985
      NASD fee......................................................      6,250
      Nasdaq National Market listing fee............................     95,000
      Accounting fees and expenses..................................    250,000
      Legal fees and expenses.......................................    355,000
      Printing and engraving expenses...............................    250,000
      Transfer Agent and Registrar fees and expenses................     15,000
      Miscellaneous.................................................    112,765
                                                                     ----------
        Total....................................................... $1,100,000
                                                                     ==========

  The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

  The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriting agreement provides that we must indemnify the underwriters against liabilities arising out of any alleged misstatements of fact or omissions in this prospectus and the registration statement, including liabilities under the Securities Act, and contribute to payments that the underwriters may be required to make in respect of those liabilities.

  We, our stockholders, derivative securityholders and all of our directors and various officers have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., we will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any shares of our common stock (or securities convertible into, exercisable for or exchangeable for our common stock) of our company.

  We have applied to list our common stock on the Nasdaq National Market under the symbol "ASDS."

  Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be:

  .  our results of operations in recent periods;

  .  our financial condition;

  .  estimates of our prospects and the industry in which we compete;

  .  an assessment of our management;

  . the general state of the securities markets at the time of this offering; and

  .  the prices of similar securities of generally comparable companies.

  We cannot assure you that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public markets subsequent to this offering at or above the public offering price.

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of common stock. No representation is made as to the magnitude or effect of any of these activities. These activities may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  An affiliate of Bear, Stearns & Co. Inc. owns a 2% limited partnership interest in the VantagePoint funds, and, as a result, maintains an indirect interest in a portion of the Series A convertible preferred stock, Series B redeemable preferred stock and common stock purchase warrants acquired by the VantagePoint funds in August 1999. See "Certain Transactions--Preferred Stock Financing."

  From time to time, our underwriters have or may provide financial advisory services to us for which they will receive customary fees.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered in this offering will be passed upon for us by Arter & Hadden LLP, Dallas, Texas. Certain other legal matters in connection with this offering will be passed upon for the underwriters by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS

  The financial statements of ASD Systems, Inc. as of December 31, 1998 and for the year ended December 31, 1998, the financial statements of ASD Partners, Ltd. as of December 31, 1997 and for the period October 14, 1997 to December 31, 1997, the financial statements of the fulfillment division of Athletic Supply of Dallas, LLC as of October 13, 1997 and for the period December 21, 1996 to October 13, 1997 and the financial statements of the fulfillment division of Athletic Supply of Dallas, Inc. as of December 20, 1996 and for the period January 1, 1996 to December 20, 1996 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to ASD Systems and the common stock offered in this offering, reference is made to such registration statement, schedules and exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. As a result of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1.800.SEC.0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC's Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Index to Financial Statements............................................. F-1
ASD Systems, Inc.
Report of Independent Auditors............................................ F-2
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (Unaudited).............................................................. F-3
Statements of Operations for the Period from October 14, 1997 to December
 31, 1997, for the Year Ended December 31, 1998 and for the Six Months
 Ended June 30, 1998 and 1999 (Unaudited)................................. F-4
Statement of Partners' Capital and Stockholders' Equity (Net Capital
 Deficiency) for the Period from October 14, 1997 to December 31, 1997, for the Year ended December 31, 1998 and for the Six Month Period Ended
 June 30, 1999 (Unaudited)................................................ F-5
Statements of Cash Flows for the Period from October 14, 1997 to December
 31, 1997, for the Year Ended December 31, 1998 and for the Six Month
 Period Ended June 30, 1999 (Unaudited)................................... F-6
Notes to Financial Statements............................................. F-7
Fulfillment Division of Athletic Supply of Dallas, LLC
Report of Independent Auditors............................................ F-17
Balance Sheet as of October 13, 1997...................................... F-18
Statement of Operations and Division Deficit for the Period from December
 21, 1996 to October 13, 1997............................................. F-19
Statement of Cash Flows for the Period from December 21, 1996 to October
 13, 1997................................................................. F-20
Notes to Financial Statements............................................. F-21
Fulfillment Division of Athletic Supply of Dallas, Inc.
Report of Independent Auditors............................................ F-24
Balance Sheet as of December 20, 1996..................................... F-25
Statement of Income and Division Equity for the Period from January 1,
 1996 to December 20, 1996................................................ F-26
Statement of Cash Flows for the Period from January 1, 1996 to December
 20, 1996................................................................. F-27
Notes to Financial Statements............................................. F-28

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
ASD Systems, Inc.

  We have audited the accompanying balance sheets of ASD Systems, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of operations and cash flows for the period from October 14, 1997 to December 31, 1997 and for the year ended December 31, 1998, statement of partner's capital for the period from October 14, 1997 to December 31, 1997, and statement of stockholders' equity for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASD Systems, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows and for the period October 14, 1997 to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
August 5, 1999
(except for Note 11, as to which the
 date is August 23, 1999)

                               ASD SYSTEMS, INC.

                                 BALANCE SHEETS

                                             December 31,
                                         ---------------------   June 30,
                                            1997       1998        1999
                                         ---------- ----------  -----------  ---
                                                                (unaudited)
                 Assets
Current assets:
  Cash and cash equivalents............. $   96,852 $      280  $  201,691
  Accounts receivable, less allowance of
   doubtful accounts of $0 at December
   31, 1997 and $50,000 at December 31,
   1998 and June 30, 1999...............    757,945  1,334,226   1,352,749
                                         ---------- ----------  ----------
    Total current assets................    854,797  1,334,506   1,554,440
Property and equipment, net.............  2,738,347  1,868,097   2,928,621
Other assets............................     31,043     63,350      55,850
                                         ---------- ----------  ----------
Total assets............................ $3,624,187 $3,265,953  $4,538,911
                                         ========== ==========  ==========
  Liabilities, Partners' Capital, and
    Stockholders' Equity (Net Capital
               Deficiency)
Current liabilities:
  Revolving credit line................. $       -- $2,400,000  $  700,000
  Accounts payable......................    407,202    643,111     746,687
  Accrued liabilities...................    520,050    472,842     720,942
  Current portion of long term debt.....    340,000    340,000     340,000
  Current portion of capital lease
   obligations..........................     29,130     29,319      29,068
                                         ---------- ----------  ----------
    Total current liabilities...........  1,296,382  3,885,272   2,536,697
Capital lease obligations...............     24,888     24,220          --
Long term debt..........................  1,360,000  1,020,000   1,793,665
Commitments and contingencies
Partners' capital.......................    942,917         --          --
                                         ----------
    Total liabilities and partners'
     capital............................ $3,624,187         --          --
                                         ==========
Stockholders' equity
  Series A Common stock, $0.0001 par
   value:
   Authorized shares--15,000,000
   Issued and outstanding--6,000,000 at
   December 31, 1998 and 10,500,000 at
   June 30, 1999........................                   600       1,050
  Series B Common stock, $0.0001 par
   value:
   Authorized shares--5,000,000
   Issued and outstanding-- none........                    --          --
  Additional paid-in capital............               941,818   5,105,791
  Accumulated deficit...................            (2,605,957) (4,898,292)
                                                    ----------  ----------
    Total stockholders' equity (net
     capital deficiency)................            (1,663,539)    208,549
                                                    ----------  ----------
    Total liabilities and stockholders'
     equity (net capital deficiency)....            $3,265,953  $4,538,911
                                                    ==========  ==========

                            See accompanying notes.

                               ASD SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                              Period from     Year Ended   Six Months Ended June 30,
                          October 14, 1997 to  December    --------------------------
                           December 31, 1997   31, 1998        1998          1999
                          ------------------- -----------  ------------  ------------
                                                           (unaudited)   (unaudited)
Revenues................      $2,574,467      $ 8,020,021  $  3,366,096  $  4,679,351
Cost of revenues........       1,248,232        5,051,297     2,424,590     3,315,668
                              ----------      -----------  ------------  ------------
Gross profit............       1,326,235        2,968,724       941,506     1,363,683
Operating expenses:
Selling, general, and
 administrative ex-
 penses.................       1,074,096        4,257,780     1,959,886     3,013,199
Depreciation and amorti-
 zation.................         251,722        1,083,994       448,491       574,017
                              ----------      -----------  ------------  ------------
Total operating ex-
 penses.................       1,325,818        5,341,774     2,408,377     3,587,216
 Operating income
  (loss)................             417       (2,373,050)   (1,466,871)   (2,223,533)
Interest expense........         (27,500)        (232,907)      (69,541)      (68,802)
                              ----------      -----------  ------------  ------------
Net loss................      $  (27,083)     $(2,605,957) $ (1,536,412) $ (2,292,335)
                              ==========      ===========  ============  ============
Basic and diluted net
 loss per share.........      $       --      $     (0.43) $      (0.26) $      (0.24)
                              ==========      ===========  ============  ============
Shares used in computing
 basic and diluted net
 loss per share.........              --        6,000,000     6,000,000     9,734,807
                              ==========      ===========  ============  ============
Pro forma basic and di-
 luted net loss per
 share..................      $    (0.01)
                              ==========
Shares used in computing
 pro forma basic and di-
 luted net loss per
 share..................       6,000,000
                              ==========




                            See accompanying notes.

                               ASD SYSTEMS, INC.

            STATEMENT OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)

                                           Stockholders' Equity (Net Capital Deficiency)
                          ---------------------------------------------------------------------------------
                                                                                                  Total
                                        Common Stock    Common Stock                          Stockholders'
                                           Class A         Class B    Additional                 Equity
                          Partners'   ----------------- -------------  Paid-in   Accumulated  (Net Capital
                           Capital      Shares   Amount Shares Amount  Capital     Deficit     Deficiency)
                          ----------  ---------- ------ ------ ------ ---------- -----------  -------------
Balance at October 14,
 1997...................  $       --          -- $   --   --   $  --  $       -- $        --   $       --
 Contribution of a note
  receivable to the
  partnership...........   1,000,000          --     --   --      --          --          --           --
 Contribution of cash to
  the partnership.......      10,000          --     --   --      --          --          --           --
 Distribution to the
  partners..............     (40,000)         --     --   --      --          --          --           --
 Net loss...............     (27,083)         --     --   --      --          --          --           --
                          ----------  ---------- ------  ---   -----  ---------- -----------   ----------
Balance at December 31,
 1997...................  $  942,917          --     --   --      --          --          --           --
                          ==========
 Conversion from a
  partnership to a
  corporation through
  the issuance of common
  stock.................               6,000,000    600   --      --     941,818          --      942,418
 Net loss...............                      --     --   --      --          --  (2,605,957)  (2,605,957)
                                      ---------- ------  ---   -----  ---------- -----------   ----------
Balance at December 31,
 1998...................               6,000,000    600   --      --     941,818  (2,605,957)  (1,663,539)
 Issuance of common
  stock.................               4,500,000    450   --      --   4,163,973         --     4,164,423
 Net loss (unaudited)...                      --     --   --      --          --  (2,292,335)  (2,292,335)
                                      ---------- ------  ---   -----  ---------- -----------   ----------
Balance at June 30, 1999
 (unaudited)............              10,500,000 $1,050   --   $  --  $5,105,791 $(4,898,292)  $  208,549
                                      ========== ======  ===   =====  ========== ===========   ==========



                            See accompanying notes.

                               ASD SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                             Period from
                          October 14, 1997  Year Ended   Six Months Ended June 30,
                                 to          December    --------------------------
                          December 31, 1997  31, 1998        1998          1999
                          ----------------- -----------  ------------  ------------
                                                         (unaudited)   (unaudited)
Operating Activities
Net loss................      $ (27,083)    $(2,605,957) $ (1,536,412) $ (2,292,335)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Depreciation and
   amortization.........        251,722       1,083,994       448,491       574,017
  Provision for doubtful
   accounts.............             --          50,000            --            --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........       (337,300)       (626,281)      313,692       (18,523)
    Other assets........        (31,043)        (32,806)       (7,805)        7,500
    Accounts payable....        407,202         235,909      (159,919)      103,576
    Accrued
     liabilities........         10,599         (47,209)     (312,497)      248,100
                              ---------     -----------  ------------  ------------
Net cash provided by
 (used in) operating
 activities.............        274,097      (1,942,350)   (1,254,450)   (1,377,665)
Investing Activities
Purchases of property
 and equipment..........       (126,015)       (180,776)     (121,843)   (1,634,541)
Cash acquired through
 stock issuance.........             --          96,852        96,852            --
                              ---------     -----------  ------------  ------------
Net cash used in
 investing activities...       (126,015)        (83,924)      (24,991)   (1,634,541)
Financing Activities
Borrowings on revolving
 line of credit.........             --       2,400,000     1,500,000       700,000
Payments on revolving
 line of credit.........             --              --            --    (2,400,000)
Contributions from
 partners...............         10,000              --            --            --
Distributions to
 partners...............        (40,000)             --            --            --
Proceeds from issuance
 of Common Stock........             --              --            --     4,164,423
Borrowings of long-term
 debt...................             --              --            --       943,665
Payments of long-term
 debt...................             --        (340,000)     (170,000)     (170,000)
Payments of capital
 lease obligations......        (21,230)        (33,446)      (31,983)      (24,471)
                              ---------     -----------  ------------  ------------
Net cash provided by
 (used in) financing
 activities.............        (51,230)      2,026,554     1,298,017     3,213,617
                              ---------     -----------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............         96,852             280        18,576       201,411
Cash and cash
 equivalents at
 beginning of year......             --              --            --           280
                              ---------     -----------  ------------  ------------
Cash and cash
 equivalents at end of
 year...................      $  96,852     $       280  $     18,576  $    201,691
                              =========     ===========  ============  ============
Noncash Investing and
 Financing Activities
Assets acquired under
 capital leases.........      $      --     $    32,968  $     32,968  $         --
                              =========     ===========  ============  ============

                            See accompanying notes.

                               ASD SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 1999 and for the six months ended June 30, 1999 and
                               1998 is unaudited)

1. Description of Business and Basis of Presentation

Description of Business

  ASD Systems, Inc. (the "Company") provides comprehensive order management and fulfillment services to internet retailers and traditional direct marketing companies in the United States. The Company is headquartered in Garland, Texas.

  At June 30, 1999, the Company had an accumulated deficit of $4,898,292. Management believes the cash on hand at June 30, 1999, availability under its line of credit, and additional funding received subsequent to year end (see
Note 11) will enable the Company to continue to meet its current debt and other obligations.

Basis of Presentation

  As of December 31, 1998, the Company is wholly-owned by ASD Partners, Ltd., a Texas limited partnership (the "Partnership"). The Partnership was formed effective October 14, 1997 to purchase certain assets (including software, call center and fulfillment facilities) and assume certain liabilities of Athletic Supply of Dallas, LLC, a wholly owned subsidiary of Genesis Direct, Inc. ("Genesis"), for $2,700,000. The Partnership funded the acquisition by (1) issuing a promissory note for $1,700,000 to Genesis and (2) causing the majority partner of the Partnership and former employee of Athletic Supply of Dallas, LLC to forgive $1,000,000 of a note receivable due from Genesis. The original note due to the majority partner of the Partnership was for approximately $3,400,000 with an interest rate of 6.35%. The forgiveness of the $1,000,000 represents the forgiveness of the September 1997, June 1998 and March 1999 payments due on the note. The forgiveness was recorded as a contribution to the Partnership. This acquisition was accounted for as a purchase.

  On January 1, 1998, the Company was formed as a Texas corporation and issued 6,000,000 shares of Series A Common Stock to the Partnership in exchange for substantially all of the assets and liabilities of the Partnership. The transaction was accounted for as a merger of companies under common control similar to a pooling. The recorded value of the total assets acquired and liabilities assumed amounted to $3,624,187 and $2,681,270 respectively.

  On December 20, 1996, Genesis purchased all the outstanding common stock of Athletic Supply of Dallas, Inc. ("Athletic Supply") for $10,000,000, consisting of $5,000,000 in cash and a $5,000,000 promissory note due to the Athletic Supply common stockholders. The acquisition was accounted for as a purchase. Athletic Supply was a catalog sales company that sold sports apparel and provided fulfillment services to retailers and direct marketing companies.

Cash and Cash Equivalents

  The Company classifies all highly liquid investments with original maturties of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Accounts Receivable and Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of its accounts receivable from customers. At December 31, 1997 and 1998, and June 30, 1999, 79%, 42% and 28%, respectively, of accounts receivable were due from one customer. The Company generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential credit losses. The Company's allowance for doubtful accounts was $50,000 at December 31, 1998 and June 30, 1999, respectively. During the year ended December 31, 1998, the Company recorded a provision for uncollectible accounts of $50,000. During the period from October 14, 1997 to December 31, 1997 and for the six month period ended June 30, 1999, the Company did not record a provision for uncollectible accounts nor write off any bad debts.

                               ASD SYSTEMS, INC.

Property and Equipment

  Property and equipment are stated at cost. Equipment acquired under capital leases is stated at the lower of the present value of future minimum lease payments or fair value of the equipment at the inception of the lease. Depreciation and amortization of property and equipment, other than leasehold improvements, are provided over the estimated useful lives of the assets (ranging from three to seven years) using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease term or estimated useful life of the asset.

Revenue Recognition

  Revenues relate primarily to order management and fulfillment services and are recognized on a per transaction basis as the services are rendered.

  Cost of revenues consists primarily of direct labor costs for providing order management and fulfillment services and, to a lesser extent, the cost of contracting for third party call center and fulfillment center services.

  The Company has two major customers, Sears, Roebuck, and Co. and Sears Wish Book, Inc. (collectively "Sears"). These affiliated entities accounted for 94%, 84% and 90% of the Company's revenues for the period from October 14, 1997 to December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1998, respectively. For the six months ended June 30, 1999, the Company had three major customers that accounted for approximately 89% of the Company's revenue for the six month period. The Company has contracted with Sears to provide services relating to the Craftsman Power and Hand Tools and Home Healthcare catalogs until July 1, 2001 and certain other services relating to the Sears Wish Book catalog on a year to year basis. The Sears Wish Book contract was last renewed on July 2, 1999 for a period expiring August 31, 2000. Each of the Company's agreements with Sears may be terminated by Sears prior to their scheduled termination dates.

Advertising Costs

  Advertising costs are expensed as incurred. Amounts expensed were approximately $18,000 for the period from October 14, 1997 to December 31, 1997, $100,000 for the year ended December 31, 1998, $41,000 for the six month period ended June 30, 1998 and $55,000 for the six month period ended June 30, 1999.

Software Development

  Software development costs were expensed as incurred through December 31, 1998. Amounts expensed were approximately $1,000,000 and $600,000 for the year ended December 31, 1998 and the six month period ended June 30, 1998, respectively. There were no software development costs incurred during the period from October 14, 1997 to December 31, 1997. Effective January 1, 1999, with the adoption of SOP 98-1 as discussed below, software development costs are being capitalized.

Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes

  For the period October 14, 1997 through December 31, 1997, the Company was a partnership and was not subject to federal income taxes. The losses were included in the partner's individual federal and state tax returns, and as such, no provision for income taxes has been recorded on an historical basis in the accompanying

                               ASD SYSTEMS, INC.

statement of operation for the period October 14, 1997 to December 31, 1997. On January 1, 1998, the Partnership transferred the assets and liabilities of the Partnership to ASD Systems, Inc. a C Corporation. Subsequently, the Company has accounted for taxes under the liability method, which gives consideration to the future tax consequences associated with differences between the financial accounting and tax basis of assets and liabilities.

  A benefit for income taxes on a pro forma basis as if the Company were liable for federal and state income taxes as a taxable corporate entity for the period from October 14, 1997 to December 31, 1997 is not presented, due to the uncertainty of utilization of the loss carryforwards in future periods.

Long-Lived Assets

  The Company evaluates the carrying value of its long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived assets to be Disposed of," which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and when the future estimated undiscounted cash flows generated by those assets are not sufficient to recover the assets' carrying amount. The evaluation of an impairment loss is determined by comparing the amount of undiscounted cash flows to be generated by the asset to the asset's carrying amount.

Net Loss Per Share and Pro Forma Net Loss Per Share

  Basic and diluted net loss per share is computed based on the loss applicable to common shareholders divided by the weighted average number of shares of common stock outstanding during each period. Potentially dilutive securities consisting of warrants and stock options were not included in the calculation as their effect is antidulitive. If the Company had reported net income for the six months ended June 30, 1999, the dilutive shares calculation would have included additional shares of 1,824,719. The number of dilutive shares representing warrants and stock options was determined by using the treasury stock method. The number of dilutive shares representing convertible preferred stock was determined by using the if converted method.

  The pro forma basic and diluted net loss per share when the Company was a partnership is computed based on net loss divided by the number of shares outstanding when the Partnership sold assets to the Company.

Stock Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," in accounting for its employee stock options and stock based awards. Under APB 25, if the exercise price of an employee's stock option equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. The additional disclosures required under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation," are not included as there were no options granted as of December 31, 1998.

Fair Value of Financial Investments

  The Company's financial instruments, including accounts receivables, accounts payable, and borrowings under its revolving credit line and term loan debt approximate fair value due to their short term value. Based on prevailing interest rates at December 31, 1998, management believes that the fair value of long-term debt approximates its book value.

                               ASD SYSTEMS, INC.

Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130 (SFAS 130), "Reporting Comprehensive Income," which requires disclosure of total comprehensive income in interim and annual financial statements. The Company adopted SFAS 130 during 1998. The Company had no items of other comprehensive income in the period from October 14, 1997 to December 31, 1997 and for the year ended December 31, 1998.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivatives and Similar Financial Instruments and Hedging Activities," which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will be required to adopt SFAS 133 at the beginning of fiscal year 2000. SFAS 133 is not expected to have a significant impact on the Company.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting For the Costs of Computer Software Developed For or Obtained For Internal Use." SOP 98-1 requires all costs related to the development of internal use software, other than those incurred during the application development stage, to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for the Company's fiscal year ending December 31, 1999. Prior to January 1, 1999, the Company expensed such costs as incurred. As a result of adopting SOP 98-1, the Company capitalized approximately $403,000 related to internal use software development projects during the six month period ended June 30, 1999.

Unaudited Interim Financial Statements

  The unaudited interim financial statements as of June 30, 1999, and for the six months ended June 30, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include the information and footnotes required by generally accepted accounting principles for complete financial statements. They do reflect all adjustments (consisting of only normal recurring entries) which, in the opinion of the Company's management, are necessary for a fair presentation of the results for the interim periods presented.

  The results of operations for the six month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

2. Detail of Certain Balance Sheet Accounts

  Property and equipment consist of the following:

                                                 December 31,
                                             ---------------------  June 30,
                                                1997       1998       1999
                                             ---------- ---------- -----------
                                                                   (unaudited)
   Software................................. $1,164,054 $1,164,054 $1,567,478
   Furniture, fixtures, and equipment.......  1,713,208  1,767,805  2,701,532
   Other....................................    112,807    140,748    225,388
                                             ---------- ---------- ----------
                                              2,990,069  3,072,607  4,494,398
   Less accumulated depreciation and
    amortization............................    251,722  1,204,510  1,565,777
                                             ---------- ---------- ----------
   Net property and equipment............... $2,738,347 $1,868,097 $2,928,621
                                             ========== ========== ==========

  The cost and accumulated amortization of assets acquired under capital leases were $140,304 and $12,716 respectively at December 31, 1997 and $149,304 and $54,655 respectively at December 31, 1998.

                               ASD SYSTEMS, INC.

  Accrued liabilities consist of the following:

                                                     December 31,
                                                   -----------------  June 30,
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (unaudited)
   Accrued vacation expense....................... $164,054 $181,824  $201,824
   Accrued salary expense.........................  128,152  152,902   365,624
   Accrued property taxes.........................  161,542   36,622    46,000
   Other..........................................   66,302  101,494   107,494
                                                   -------- --------  --------
     Total accrued liabilities.................... $520,050 $472,842  $720,942
                                                   ======== ========  ========

3. Revolving Line of Credit

  On July 21, 1998, the Company entered into a credit agreement with a bank which provides for a $2,500,000 revolving credit line which is payable on demand. At December 31, 1998, there were $2,400,000 in borrowings outstanding. Borrowings under the agreement bear interest at the lender's prime rate plus 1% (9.5% at December 31, 1998) and accrued interest is payable monthly. The weighted average interest rate on the revolving line of credit was 8.25% for the year ended December 31, 1998. Borrowings are also collateralized by substantially all the assets of the Company, and are guaranteed up to a maximum of $500,000 by the President and primary stockholder of the Company. There was no fee or remuneration for this agreement with the President to guarantee the indebtedness under the revolving credit agreement.

4. Long-term Debt

  Long term debt relates to a long-term note due to Genesis (see Note 1) for $1,700,000. The note bears interest at a rate of 6% and principal and interest payments are due quarterly beginning January 14, 1998. The note is collaterized by all the assets acquired from Genesis. The note matures on October 14, 2002. The scheduled maturities of this note are as follows:

   1999............................................................. $  340,000
   2000.............................................................    340,000
   2001.............................................................    340,000
   2002.............................................................    340,000
                                                                     ----------
     Total scheduled maturities..................................... $1,360,000
                                                                     ==========


  Interest expense under the revolving line of credit and long-term debt was approximately $214,000 for the year ended December 31, 1998 and $41,000 and $95,000 for the six month periods ended June 30, 1998 and 1999, respectively. There was no interest expense for the period from October 14, 1997 to December 31, 1997.

5. Income taxes

  The provision for income taxes is reconciled with the federal statutory rate for the year ended December 31, 1998 is as follows:

   Provision computed at federal statutory rate..................... $(886,025)
   State income taxes, net of federal tax effect....................   (76,166)
   Change in deferred tax assets valuation allowance................   946,835
   Other............................................................    15,356
                                                                     ---------
                                                                     $      --
                                                                     =========

                               ASD SYSTEMS, INC.

  Significant components of the deferred tax asset at December 31, 1998 are as follows:

   Deferred tax assets:
     Net operating loss carryforward................................. $ 793,185
     Property and equipment..........................................   128,595
     Accrued expenses................................................     6,570
     Allowance for doubtful accounts.................................    18,485
                                                                      ---------
   Total deferred tax assets.........................................   946,835
   Less valuation allowance..........................................  (946,835)
                                                                      ---------
   Net deferred taxes................................................ $      --
                                                                      =========

  The Company has federal net operating loss carryforwards of $2,145,483 at December 31, 1998, which if not utilized, will expire in 2018. The Company's total deferred tax assets have been fully reserved due the uncertainty of future taxable income. Accordingly, no tax benefit has been recognized in the accompanying financial statement.

6. Leases

  As of December 31, 1998, the Company was obligated under various capital leases and noncancelable operating lease agreements for facilities and equipment. The major capital leases contain various bargain purchase options. A summary of future minimum lease payments follows:

                                                           Capital   Operating
                                                            Leases     Leases
                                                           --------  ----------
   1999................................................... $ 36,226  $  481,507
   2000...................................................   10,126     410,007
   2001...................................................    8,705     372,507
   2002...................................................    8,705     372,507
   2003...................................................    2,902      62,085
                                                           --------  ----------
     Total payments due...................................   66,664  $1,698,613
                                                                     ==========
   Less amounts representing interest.....................   13,125
                                                           --------
   Present value of minimum lease payments................   53,539
   Less current portion...................................  (29,319)
                                                           --------
   Noncurrent portion..................................... $ 24,220
                                                           ========

  Rental expense under noncancelable operating leases for facilities and equipment approximated $75,000 for the period from October 14, 1997 to December 31, 1997, $503,000 for the year ended December 31, 1998, $261,000 for the six months ended June 30, 1998 and $381,000 for the six month period ended June 30, 1999.

  The Company leases an office/warehouse building from its President and significant shareholder for annual rental expense of $100,000. The lease expires on May 15, 2000.

  In connection with the Company's lease of its corporate office and warehouse facility, the significant shareholder has executed a limited guaranty with respect to payments by the Company under such lease. Such guaranty is presently for a maximum amount of $500,000 but decreases by $100,000 increments on January 1 of each year, commencing January 1, 1999. The President is not entitled to receive a fee or any other remuneration for his agreement to guaranty this obligation.

                               ASD SYSTEMS, INC.

7. Common Stock

  The Series A common stockholders are entitled to vote on all matters submitted to a vote of the Company's stockholders, and are entitled to certain preemptive rights with respect to subsequent issues by the Company of all equity securities or securities convertible into equity securities. The Series B common stockholders are not entitled to any such voting or preemptive rights. The Series A and Series B common stockholder are entitled to ratably receive dividends, if any are declared by the Board of Directors. Upon liquidation, dissolution or winding up of the Company, the Series A and Series B common stockholders are entitled to share ratably any distribution of the Company's assets and surplus funds.

8. Legal Proceedings

  The Company is involved in various claims and legal actions arising from the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

9. Employee Benefit Plan

  On October 1, 1998, the Company adopted a plan known as the ASD Systems Employees Profit Sharing Plan & Trust (the "401k Plan") to provide retirement and incidental benefits for its employees. The 401k Plan covers substantially all employees who meet minimum age and service requirements. Employees vest at 20% per year, for five years of service, to share in the Company's matching contribution. As allowed under Section 401(k) of the Internal Revenue Code, the 401k Plan provides tax deferred salary deductions for eligible employees.

  Employees may contribute from 1% to 19% of their annual compensation to the 401k Plan, limited to a maximum amount as set by the Internal Revenue Service. The Company matches employee contributions at the rate of $0.25 per each $1.00 of contribution on the first 4% of deferred compensation. Company matching contributions to the 401k Plan were approximately $6,000 for the year ended December 31, 1998 and $9,000 for the six month period ended June 30, 1999. There were no contributions for the six month period ended June 30, 1998.

                               ASD SYSTEMS, INC.

10. Computations of Basic and Diluted Net Loss Per Common Share

                                Period from
                              October 14, 1997                Six months ended June 30,
                                     to         December 31,  --------------------------
                              December 31, 1997     1998          1998          1999
                             ------------------ ------------  ------------  ------------
                                                              (unaudited)   (unaudited)
   Numerator:
     Numerator for basic
      and diluted net loss
      per common share.....       $(27,083)     $(2,605,957)  $ (1,536,412) $ (2,292,335)
                                 =========      ===========   ============  ============
   Denominator:
     Denominator for basic
      net loss per common
      share--weighted-
      average shares.......      6,000,000        6,000,000      6,000,000     9,734,807
   Effect of dilutive
    securities:
     Employee stock
      options..............             --               --             --            --
     Warrants..............             --               --             --            --
                                 ---------      -----------   ------------  ------------
   Basic and diluted net
    loss per common share..      $   (0.01)     $     (0.43)  $      (0.26) $      (0.24)
                                 =========      ===========   ============  ============

  The Company was a partnership during the period from October 14, 1997 to December 31, 1997. The net loss per common share--basic and diluted for the period ended December 31, 1997 was calculated based on the number of shares of common stock outstanding at January 1, 1998.

11. Subsequent Events

 Private Placement

  On January 29, 1999 and February 5, 1999, the Company sold, respectively, 2,750,000 and 1,750,000 shares of Series A Common Stock at $1.00 per share to a group of third party accredited investors for total gross proceeds of $4,500,000. As a condition of investment each investor was required to execute a Shareholder Agreement which generally restricts any transfers of shares of the Company's Series A Common Stock and provides rights of first refusal to the Company and certain of the Company's other shareholders.

  The Company also issued warrants, exercisable for up to 1,000,000 shares of Series B Common Stock to an affiliate of the placement agent providing services to the Company in the private placement. The warrants are exercisable at any time at the following prices: 500,000 shares at $1.00 per share, 300,000 shares at $2.00 per share, and 200,000 shares at $3.00 per share, and the warrants expire five years from the date of grant. The majority of the net proceeds of the offering were used to repay the then outstanding revolving line balance of $2,500,000 under the credit agreement described in Note 3.

 Amended Credit Agreement

  On June 24, 1999, the credit agreement described in Note 3 was amended to provide the Company with a $4,000,000 credit facility consisting of a $2,000,000 revolving line of credit and a $2,000,000 term note. The revolving credit line matures on May 13, 2000 and borrowings are limited to a borrowing base defined as $750,000 plus 80% of eligible accounts receivable. Any borrowings under the revolving line of credit bear interest at the bank's prime rate plus 1% (8.75% at June 30, 1999) and accrued interest is payable monthly

                               ASD SYSTEMS, INC.

starting July 13, 1999. Until November 13, 1999, the Company can borrow up to a maximum of $2,000,000 under the term note for the purchases of property and equipment. On November 13, 1999, the borrowings outstanding under the term note are set and the principal payments are payable monthly starting December 13, 1999 and until the note matures on November 13, 2002. At any time borrowings are outstanding, the term note bears interest at prime plus 1% and accrued interest is payable monthly starting July 13, 1999. All borrowings under the amended credit agreement are collaterized by all the Company's assets and are guaranteed by the President and majority shareholder under a guaranty agreement up to a maximum $2,500,000. In June 1999, the Board of Directors approved a plan to pay the President and majority shareholder a fee of 1% of the average amount guaranteed by him each month under the bank facility. The fee is to be computed and paid each month commencing July 1999. The amended credit agreement also requires the Company to comply with financial covenants such as a minimal amount of tangible net worth, a minimal quick ratio, a maximum amount of debt to tangible net worth, and a minimal amount of net income, as defined.

 Stock Options

  On May 12, 1999, the Company adopted the 1999 Long-Term Incentive Plan (the "Plan") to provide for the grant of stock options to management, directors, and other persons, as determined by the Board of Directors of the Company. Currently, under the Plan, an aggregate of 1,200,000 shares of Series B common stock are authorized for issuance, and no one employee may be granted more than 50,000 options in one calendar year. Additionally, the Plan provides for the grant of incentive stock options (ISOs) and non-qualified stock options (NQSOs) at an exercise price equal to the fair market value of the Series B common stock on the date of the grant. The option vesting periods per grant as determined by the Board of the Directors and expire 10 years from the date of grant.

  On March 12, 1999 and April 30, 1999, options exercisable for 410,000 and 40,000 shares of Series B Common Stock, respectively were granted to employees at an exercise price of $1.00 per share in accordance with the Plan. As determined by the Board of Directors, the options vest ratably over five years.

  On March 12, 1999, options exercisable for 50,000 shares of Series B Common Stock were issued to directors and a consultant at an exercise price of $1.00 per share. As determined by the Board of Directors, 50% of the options vested immediately and 50% vest on the first anniversary of the grant date.

  On February 10, 1999 in a separate transaction outside of the Plan, an executive of the Company was granted an option exercisable for 957,500 shares of Series B Common Stock. The stock options are exercisable at any time at a price of $1.00 per share which equaled the fair value of the Series B common stock on the date the grant. The term of the options is five years.

  On September 7, 1999, options exercisable for 238,500 shares of Series C Preferred Stock were issued to employees at an exercise price of $5.40 per share in accordance with the Plan. As determined by the Board of Directors, the options vest ratably over five years.

 Preferred Stock

  On August 23, 1999, the Company sold to outside investors, 1,111,111 shares of its Series A and 1,111,111 shares of Series B Preferred Stock for gross proceeds of approximately $12,000,000. The Series A Preferred Stock is convertible into Common Stock at an initial conversion price of $5.40 per share. In the event of an initial public offering (IPO), or an acquisition of the Company prior to January 1, 2000, the conversion price will be the lesser of $5.40 per share or one third of the issue price of the stock in the IPO or acquisition. After January 1, 2000, the conversion price will be $2.93 per share. The Series A Preferred Stock is not redeemable by the Company.

                               ASD SYSTEMS, INC.

  The Series B Preferred Stock is redeemable by the Company at any time at $5.40 per share plus any declared and accrued dividends. The Stock is manditorily redeemable upon an acquisition or IPO at $5.40 per share.

  In connection with the transaction, the investors were issued warrants to purchase additional shares of common stock equal to 1.3 times the number of shares of common stock which is issuable with respect to Series A Preferred Stock at an exercise price equal to 110% of the conversion price in effect above.

  Also in connection with the sale of the Series A and B Preferred Stock, the Company amended and restated its Articles of Incorporation to establish Series A voting common stock into the sole class of common stock, and to convert Series B non-voting Common Stock into shares of Series C non-voting Preferred Stock.

  As part of the sale of the Series A and B Preferred Stock, the Company paid $420,000 to an entity affiliated with a director of the Company in consideration for commissions on the sale of the preferred stock.

  Effective October 1, 1999, management and a customer that accounted for 11% of the Company's revenue for the period ended June 30, 1999 mutually agreed to terminate their business relationship.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Athletic Supply of Dallas, LLC

  We have audited the accompanying balance sheet of the Fulfillment Division of Athletic Supply of Dallas, LLC (the "Division") as of October 13, 1997 and the related statements of operations and division deficit and cash flows for the period from December 21, 1996 to October 13, 1997. These financial statements are the responsibility of the division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fulfillment Division of Athletic Supply of Dallas, LLC at October 13, 1997, and the results of its operations and its cash flows for the period December 21, 1996 to October 13, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
August 5, 1999

             FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, LLC

                                 BALANCE SHEET

                                October 13, 1997

                               Assets
Current assets
  Accounts receivable............................................... $  454,166
                                                                     ----------
    Total current assets............................................    454,166
  Property and equipment, net.......................................    782,648
  Other assets......................................................     25,582
                                                                     ----------
    Total assets.................................................... $1,262,396
                                                                     ==========
                  Liabilities and Division Deficit
Current liabilities
  Accounts payable.................................................. $   35,378
  Accrued liabilities...............................................    563,681
  Due to Athletic Supply of Dallas, LLC.............................  1,483,745
                                                                     ----------
    Total current liabilities.......................................  2,082,804
Commitments and contingencies.......................................
Division deficit....................................................   (820,408)
                                                                     ----------
    Total liabilities and division deficit.......................... $1,262,396
                                                                     ==========


                            See accompanying notes.

             FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, LLC

                  STATEMENT OF OPERATIONS AND DIVISION DEFICIT

                                                                  Period from
                                                               December 21, 1996
                                                                      to
                                                               October 13, 1997
                                                               -----------------
Revenues......................................................    $4,881,787
Cost of revenue...............................................     2,685,838
                                                                  ----------
Gross profit..................................................     2,195,949
Selling, general, and administrative expenses.................     3,016,357
                                                                  ----------
Net loss......................................................      (820,408)
Division deficit, December 21, 1996...........................            --
                                                                  ----------
Division deficit, October 13, 1997............................    $ (820,408)
                                                                  ==========



                            See accompanying notes.

             FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, LLC

                            STATEMENT OF CASH FLOWS

                                                                Period from
                                                             December 21, 1996
                                                                    to
                                                             October 13, 1997
                                                             -----------------
Operating Activities
Net loss....................................................    $ (820,408)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
  Depreciation..............................................       367,300
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     1,092,308
    Accounts payable........................................      (110,617)
    Accrued liabilities.....................................       279,182
                                                                ----------
Net cash provided by operating activities...................       807,765
Investing Activities
Purchases of property and equipment.........................       (38,665)
                                                                ----------
Net cash used in investing activities.......................       (38,665)
Financing Activities
Financing provided to Athletic Supply LLC...................      (769,100)
                                                                ----------
Net cash used in financing activities.......................      (769,100)
Net change in cash and cash equivalents.....................            --
Cash and cash equivalents at beginning of year..............            --
                                                                ----------
Cash and cash equivalents at end of year....................    $       --
                                                                ==========
Net assets acquired by parent allocated to the division.....    $2,252,845
                                                                ==========


                            See accompanying notes.

             FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, LLC

                         NOTES TO FINANCIAL STATEMENTS

1. Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies

 Basis of Presentation and Description of Business

  The Fulfillment Division (the "Division") of Athletic Supply of Dallas LLC (the "Parent") provides comprehensive order management and fulfillment services to internet retailers and traditional direct marketing companies in the United States. The Parent is a subsidiary of Genesis Direct Inc. ("Genesis") which acquired the Parent on December 20, 1996 by purchasing all the common stock of Athletic Supply of Dallas Inc. ("Athletic Supply") for $10,000,000, consisting of $5,000,000 in cash and $5,000,000 promissory note due to the Athletic Supply common stockholders. On October 14, 1997, certain assets and liabilities of the Division were sold by Genesis to ASD Partners Ltd. for $2,700,000, consisting of (1) a $1,700,000 promissory note due to Genesis and (2) causing the majority partner and executive of the Parent and Athletic Supply to forgive a $1,000,000 note receivable from Genesis.

  The accompanying financial statements reflect the financial position and results of operations of the Fulfillment Division of Athletic Supply of Dallas, LLC for the period December 21, 1996 to October 13, 1997. The balance sheet as of October 13, 1997 has been prepared using the historical basis of accounting and includes all of the assets and liabilities specifically identifiable to the Division. Only specific assets and liabilities could be included because corporate accounting systems of the Parent were not designed to track cash receipts and payments on a division specific basis.

  The statement of operations for the period December 21, 1996 to October 13, 1997 includes all revenue and costs directly attributable to the Division, including the allocation of facilities, salaries and employee benefits. Specifically, the Division was allocated rent expense of approximately $242,000 for the period December 21, 1996 to October 13, 1997.

  All of the allocations reflected in the financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the division had been operated on a stand-alone basis during the period December 21, 1996 to October 13, 1997 nor are they necessarily indicative of future costs to support the operations of the division.

 Accounts Receivable and Concentration of Credit Risk

  Financial instruments, which potentially subject the division to concentrations of credit risk, consist primarily of its accounts receivable from customers. At October 13, 1997, 97% of accounts receivable were due from one customer. The Company generally does not require collateral. During the period from December 21, 1996 to October 13, 1997, the Division did not record a provision for uncollectible accounts nor write off any bad debts.

 Property and Equipment

  Property and equipment are stated at cost. Equipment allocated to the Division and acquired under capital leases by the Parent is stated at the lower of the present value of future minimum lease payments or fair value of the equipment at the inception of the lease. Depreciation and amortization of property and equipment, other than leasehold improvements, are provided over the estimated useful live of the assets (ranging from three to seven years) using the straight-line method. Leasehold improvements allocated to the Division are amortized on a straight-line basis over the shorter of the respective lease term or estimated useful life of the asset.

             FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, LLC

 Revenue Recognition

  Revenues relate primarily to order management and fulfillment services and are recognized on a per transaction basis as the services are rendered.

  Cost of revenues consist of direct labor costs for providing order management and fulfillment services and, to a lesser extent, the cost of contracting for third party call center and fulfillment center services.

  The Division had one major customer, Sears, Roebuck, and Co ("Sears"), a major national retailer that accounted for 95% of its revenues for the period from December 21, 1996 to October 13, 1997.

 Advertising Costs

  Advertising costs are expensed as incurred. Amounts expensed were approximately $18,000 for the period from December 21, 1996 to October 13, 1997.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

  During the period from December 21, 1996 to October 13, 1997, the Division was not a taxable entity and was part of the taxable entity of the Parent. A provision for income taxes on a pro forma basis, as if the Division were liable for federal and state income taxes as a taxable corporate entity for the period December 21, 1996 to October 13, 1997, is not presented as the Parent had zero tax expense due to the loss carryforward being fully reserved.

2. Detail of Certain Balance Sheet Accounts

  Property and equipment are stated at cost and consist of the following at October 13, 1997:

   Furniture, fixtures, and equipment............................... $2,535,335
   Leasehold improvements...........................................    113,218
                                                                     ----------
                                                                      2,648,553
   Less accumulated depreciation and amortization...................  1,865,905
                                                                     ----------
   Net property and equipment....................................... $  782,648
                                                                     ==========

  Accrued liabilities consists of the following at October 13, 1997:

   Accrued vacation expense......................................... $  164,054
   Accrued salary expense...........................................    347,712
   Accrued property taxes...........................................     51,915
   Other............................................................         --
                                                                     ----------
   Total accrued liabilities........................................ $  563,681
                                                                     ==========

             FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, LLC

3. Due to Athletic Supply of Dallas, LLC

  The Division utilized the Parent's centralized cash management services and processes related to receivables, payables, payroll, and other activities. The amounts due the Parent represent funding supplied by the Parent for capital expenditures, payment of operating and capital lease obligations, and other working capital needs. There were no intercompany transfers and no amounts were paid to the Parent in repayment of the financing provided.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Athletic Supply of Dallas, Inc.

  We have audited the accompanying balance sheet of the Fulfillment Division of Athletic Supply of Dallas, Inc. (the "Division") as of December 20, 1996 and the related statements of operations and division equity and cash flows for the for the period from January 1, 1996 to December 20, 1996. These financial statements are the responsibility of the division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fulfillment Division of Athletic Supply of Dallas, Inc. at December 20, 1996, and the results of its operations and its cash flows for the period January 1, 1996 to December 20, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
August 5, 1999

            FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, INC.

                                 BALANCE SHEET

                               December 20, 1996

                               Assets
Current assets:
  Accounts receivable............................................... $1,546,474
  Due from Athletic Supply of Dallas, Inc...........................      9,775
                                                                     ----------
    Total current assets............................................  1,556,249
Property and equipment, net.........................................  1,111,283
Other assets........................................................     25,582
                                                                     ----------
    Total assets.................................................... $2,693,114
                                                                     ==========
                  Liabilities and Division Equity
Current liabilities:
  Accounts payable.................................................. $  145,995
  Accrued liabilities...............................................    284,499
                                                                     ----------
    Total current liabilities.......................................    430,494
Commitments and contingencies
Division equity.....................................................  2,262,620
                                                                     ----------
    Total liabilities and division equity........................... $2,693,114
                                                                     ==========




                            See accompanying notes.

            FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, INC.

                    STATEMENT OF INCOME AND DIVISION EQUITY

                                                                  Period from
                                                                January 1, 1996
                                                                      to
                                                               December 20, 1996
                                                               -----------------
Revenues......................................................    $6,825,743
Cost of revenue...............................................     2,093,727
                                                                  ----------
Gross profit..................................................     4,732,016
Selling, general, and administrative expenses.................     3,335,800
                                                                  ----------
Net income....................................................     1,396,216
Division equity, January 1, 1996..............................       866,404
                                                                  ----------
Division equity, December 20, 1996............................    $2,262,620
                                                                  ==========
Pro forma information:
Net income as presented.......................................    $1,396,216
Pro forma income taxes........................................       516,600
                                                                  ----------
Pro forma net income..........................................    $  879,616
                                                                  ==========




                            See accompanying notes.

            FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, INC.

                            STATEMENT OF CASH FLOWS

                                                                Period from
                                                              January 1, 1996
                                                                    to
                                                             December 20, 1996
                                                             -----------------
Operating Activities
Net income..................................................    $1,396,216
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation..............................................       517,162
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      (831,272)
    Accounts payable........................................        85,964
    Accrued liabilities.....................................       284,500
                                                                ----------
  Net cash provided by operating activities.................     1,452,570
Investing Activities
Purchases of property and equipment.........................      (568,215)
                                                                ----------
Net cash used in investing activities.......................      (568,215)
Financing Activities
Financing provided to parent................................      (884,355)
                                                                ----------
Net cash used in financing activities.......................      (884,355)
                                                                ----------
Net increase in cash and cash equivalents...................
Cash and cash equivalents at beginning of year..............    $       --
                                                                ----------
Cash and cash equivalents at end of year....................    $       --
                                                                ==========


                            See accompanying notes.

            FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies

 Basis of Presentation and Description of Business

  The Fulfillment Division (the "Division") of Athletic Supply of Dallas, Inc. (the "Parent") was formed in January 1995 to provide comprehensive order management systems and fulfillment services to internet retailers and traditional direct marketing companies in the United States. On December 20, 1996, all outstanding common stock of the Parent was sold to Genesis Direct Inc. ("Genesis") for $10,000,000, consisting of $5,000,000 in cash and $5,000,000 promissory note due to the common stockholders.

  The accompanying financial statements reflect the financial position and results of operations of the Fulfillment Division for the period January 1, 1996 to December 20, 1996. The balance sheet as of December 20, 1996 has been prepared using the historical basis of accounting and includes all of the assets and liabilities specifically identifiable to the Division. Only specific assets and liabilities were included because the Parent's corporate accounting systems were not designed to track cash receipts and payments on a division specific basis.

  The statement of operations for the period January 1, 1996 to December 20, 1996 includes all revenue and costs directly attributable to the Division, including an allocation of the costs of facilities, salaries, and employee benefits. Specifically, the Division was allocated rent expense of $272,000 for the period from January 1, 1996 to December 20, 1996.

  All of the allocations reflected in the financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Division had been operated on a stand-alone basis during the period January 1, 1996 to December 20, 1996 nor are they necessarily indicative of future costs to support the operations of the Division.

 Accounts Receivable and Concentration of Credit Risk

  Financial instruments, which potentially subject the division to concentrations of credit risk, consist primarily of its accounts receivable from customers. At December 20, 1996, 83% of accounts receivable was due from one customer. The Division generally does not require collateral from customers. During the period from January 1, 1996 to December 20, 1996, the Division did not record a provision for uncollectible accounts nor write off any bad debts.

 Property and Equipment

  Property and equipment are stated at cost. Equipment allocated to the Division and acquired under capital leases by the Parent is stated at the lower of the present value of future minimum lease payments or fair value of the equipment at the inception of the lease. Depreciation and amortization of property and equipment, other than leasehold improvements, are provided over the estimated useful live of the assets (ranging from three to seven years) using the straight-line method. Leasehold improvements allocated to the Division are amortized on a straight-line basis over the shorter of the respective lease term or estimated useful life of the asset.

 Revenue Recognition

  Revenues relate primarily to order management and fulfillment services and are recognized on a per transaction basis as the services are rendered.

  Cost of revenues consist of direct labor costs for providing order management and fulfillment services and, to a lesser extent, the cost of contracting for third party call center and fulfillment center services.

            FULFILLMENT DIVISION OF ATHLETIC SUPPLY OF DALLAS, INC.

  The Division had one major customer, Sears, Roebuck, and Co ("Sears"), a major national retailer that accounted for 98% of its revenues for the period from January 1, 1996 to December 20, 1996.

 Advertising Costs

  Advertising costs are expensed as incurred. Amounts expensed were approximately $43,000 for the period from January 1, 1996 to December 20, 1996.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

  During the period from January 1, 1996 to December 20, 1996, the Division was not a taxable entity and was part of the taxable entity of the Parent. A provision for income taxes on a pro forma basis as if the Division were liable for federal and state income taxes as a taxable corporate entity for the period January 1, 1996 to December 20, 1996 is presented. The pro forma income tax provision has been computed by applying the anticipated effective tax rate of approximately 37% to pretax income.

2. Detail of Certain Balance Sheet Accounts

  Property and equipment are stated at cost and consist of the following at December 20, 1996:

   Furniture, fixtures, and equipment.............................. $ 2,496,670
   Leasehold improvements..........................................     113,218
                                                                    -----------
                                                                      2,609,888
   Less accumulated depreciation and amortization..................  (1,498,605)
                                                                    -----------
   Net property and equipment...................................... $ 1,111,283
                                                                    ===========

  Accrued liabilities consists of the following at December 20, 1996:

   Accrued salary expense............................................. $156,470
   Accrued property taxes.............................................   55,145
   Other..............................................................   72,884
                                                                       --------
   Total accrued liabilities.......................................... $284,499
                                                                       ========

3. Due from Athletic Supply of Dallas, LLC

  The Division utilized the Parent's centralized cash management services and processes related to receivables, payables, payroll, and other activities. The amounts due from the Parent represent funding supplied to the Parent out of excess working capital of the Division. There were no intercompany transfers and no amounts were paid to the Parent in repayment of the financing previously provided.

                        [Company logo at center of page]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Prospective investors may rely only on the information contained in this pro-spectus. Neither ASD Systems, Inc. nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these se-curities in any jurisdiction where the offer or sale is not permitted. The in-formation contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

 No action is being taken in any jurisdiction outside the United States to per-mit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

                              ------------------
                               TABLE OF CONTENTS
                              ------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements; Market Data...........  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  31
Management...............................................................  43
Certain Transactions.....................................................  50
Principal Shareholders...................................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  65
Experts..................................................................  65
Additional Information...................................................  65
Index to Financial Statements............................................ F-1

 Until        , 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             5,000,000 Shares


                        [ASD SYSTEMS LOGO APPEARS HERE]

                                  Common Stock

                          ---------------------------

                             PRELIMINARY PROSPECTUS
                          ---------------------------

                            Bear, Stearns & Co. Inc.
                             Prudential Securities
                            Friedman Billings Ramsey

                                E*OFFERING

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  Set forth below are the expenses in connection with the issuance and distribution of the securities being registered hereby other than the underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees.

   Securities and Exchange Commission registration fee............. $   15,985
   Nasdaq National Market listing fee..............................     95,000
   NASD fee........................................................      6,250
   Legal fees and expenses (other than Blue Sky fees and
    expenses)......................................................    350,000
   Blue Sky fees and expenses......................................      5,000
   Printing and engraving expenses.................................    250,000
   Accounting fees and expenses....................................    250,000
   Transfer Agent and Registrar fees and expenses..................     15,000
   Miscellaneous...................................................    112,765
                                                                    ----------
     Total......................................................... $1,100,000
                                                                    ==========

  ASD Systems, Inc. will bear all of the foregoing fees and expenses.

Item 14. Indemnification of Directors and Officers.

  The registrant has authority under Articles 2.02A.(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The registrant's amended and restated articles of incorporation permit indemnification of directors and officers to the fullest extent permitted by law.

  The Texas Business Corporation Act provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

  .  conducted himself in good faith;

  . reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

  . in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

  A corporation may indemnify a person under the Texas Business Corporation Act against judgments, penalties, including excise and similar taxes, fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

  A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

  Article Twelve of the registrant's amended and restated articles of incorporation provides that, to the fullest extent permitted by the Texas Business Corporation Act as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

  We have entered into indemnification agreements with each of our directors that provide for indemnification and expense advancement to the fullest extent permitted under the Texas Business Corporation Act.

  Concurrent with the completion of this offering, the registrant will carry directors and officers liability insurance with policy limits of $1,000,000.

  Reference is made to Section 7 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, indemnifying the officers and directors of the registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

  Since its formation on January 1, 1998, the registrant has sold the following securities:

  . On January 1, 1998, the registrant issued 6,000,000 shares of common stock to ASD Partners, Ltd., a predecessor to the business of the registrant, in exchange for the assignment of substantially all of the assets and liabilities of ASD Partners, Ltd.

  . In January and February 1999, the registrant issued an aggregate of 4,500,000 shares of common stock for an aggregate purchase price of $4,500,000 to the Staubach affiliated shareholders and other independent investors.

  . On February 5, 1999, the registrant issued various affiliates of CKM Capital, LLC stock purchase warrants exercisable for an aggregate of 1,000,000 shares of Series B non-voting common stock at the following exercise prices: 500,000 at $1.00 per share, 300,000 at $2.00 per share and 200,000 at $3.00 per share. These warrants were issued in connection with the services performed by CKM for the registrant in the private placement referred to in the second paragraph above. CKM also received $281,250 as additional consideration for services rendered. Upon completion of this offering, the warrants will be exercisable for a like number of shares of our common stock, without modification to the exercise price.

  . On February 10, 1999, the registrant granted an option exercisable for 957,500 shares of Series B non-voting common stock to Mr. Paul Jennings at an exercise price of $1.00 per share. Upon completion of this offering, this option shall be exercisable for a like number of shares of our common stock, without modification to the exercise price.

  . On March 12, 1999, the registrant granted various options exercisable for an aggregate of 50,000 shares of Series B non-voting common stock to directors, officers, employees and consultants of the registrant pursuant to its Long-Term Incentive Plan, each of which had an exercise price of $1.00 per share. Upon completion of this offering, these options shall be exercisable for a like number of shares of our common stock, without modification to the exercise price.

  . On March 13, 1999, the registrant granted incentive stock options for an aggregate of 410,000 shares of Series B non-voting common stock to the employees of the registrant pursuant to its Long-Term Incentive Plan, each of which had an exercise price of $1.00 per share. Upon completion of this offering, these options shall be exercisable for a like number of shares of our common stock, without modification to the exercise price.

  . On April 30, 1999, the registrant granted incentive stock options for 40,000 shares of Series B non-voting common stock to officers of the registrant pursuant to its Long-Term Incentive Plan at an exercise price of $1.00 per share. Upon completion of this offering, these options shall be exercisable for a like number of shares of our common stock, without modification to the exercise price.

  . On August 23, 1999, the registrant issued (1) 1,111,111 shares of Series A convertible preferred stock, (2) 1,111,111 shares of Series B redeemable preferred stock and (3) common stock purchase warrants exercisable for a number of shares of common stock determinable by reference to our initial public offering price, to VantagePoint Venture Partners III (Q), L.P. and VantagePoint Communications Partners, L.P. for an aggregate purchase price of $12,000,000. All of the shares of the Series A convertible preferred stock are convertible into shares of common stock contemporaneously with the closing of this offering and all of the shares of Series B redeemable preferred stock will be redeemed for cash upon completion of this offering. The common stock purchase warrants are exercisable for 130% of the number of shares of common stock received upon conversion at an exercise price equal to 110% of the conversion price.

  . On September 7, 1999, the registrant granted various options exercisable for an aggregate of 238,500 shares of Series B non-voting common stock to officers and employees of the registrant pursuant to its Long-Term Incentive Plan, each of which had an exercise price of $5.40 per share. Upon completion of this offering, these options shall be exercisable for a like number of shares of our common stock, without modification to the exercise price.

  All transactions described above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of such act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits

  1.1 Form of Underwriting Agreement

  3.1 Amended and Restated Articles of Incorporation of ASD Systems, Inc.*

  3.2 Amended and Restated Bylaws of ASD Systems, Inc.*

  4.1 Form of Common Stock Certificate

  4.2 1999 Long-Term Incentive Plan for ASD Systems, Inc.*

  4.3 Form of Stock Option Agreement under 1999 Long-Term Incentive Plan*

  4.4 401(k) Plan for ASD Systems, Inc.*

  5.1 Opinion of Arter & Hadden LLP as to legality of securities being offered

 10.1 Agreement, dated January 4, 1995, between Sears, Roebuck and Co. and ASD
      Systems, Inc., as amended June 11, 1998 and April 20, 1999+*

 10.2 Form of ASD Certified Service Provider Agreement*

 10.3 Credit Agreement between ASD Systems, Inc. and Comerica Bank-Texas, dated
      May 13, 1999*

 10.4 Forms of Employee Nondisclosure Agreements*

 10.5 Net Commercial Lease Agreement, dated November 1, 1986, between Norman
      Charney and ASD Systems, Inc., as amended May 31, 1991 and March 15,
      1996*

 10.6 Multi-Tenant Industrial Triple Net Lease Agreement, dated January 1,
      1998, between ASD Systems, Inc. and Catellus Development Corporation*

 10.7 Real Property Lease Agreement, dated May 1, 1999, between ASD Systems,
      Inc. and AMB Property II, L.P.*

 10.8  Employment Agreement, dated as of December 14, 1998, between ASD
       Systems, Inc. and Norman Charney*

 10.9  Employment Agreement, dated as of October 14, 1997, between ASD
       Partners, Inc. and Paul M. Jennings*

 10.10 Form of Indemnification Agreements with directors*

 10.11 Stock Option Agreement dated as of February 10, 1999 between ASD Systems and Paul M. Jennings*

 10.12 Amended and Restated Shareholders' Agreement, dated as of August 23,
       1999, between ASD Systems, Inc., and certain holders of equity securities of ASD Systems, Inc.*

 10.13 Securities Purchase Agreement, dated as of August 23, 1999, between ASD
       Systems, Inc., VantagePoint Venture Partners III (Q), L.P., and
       VantagePoint Communications Partners, L.P.*

 10.14 Form of Warrant granted to VantagePoint Venture Partners III (Q), L.P.
       and VantagePoint Communications Partners, L.P.*

 10.15 Form of Warrant granted to affiliates of CKM Capital LLC*

 10.16 First Amendment to Credit Agreement between ASD Systems, Inc. and
       Comerica Bank-Texas, dated June 24, 1999
 10.17 Second Amendment to Credit Agreement between ASD Systems, Inc. and
       Comerica Bank-Texas, dated September 2, 1999
 23.1  Consent of Arter & Hadden LLP (included in their opinion filed as
       Exhibit 5.1)

 23.2  Consent of Ernst and Young LLP

 24.1  Power of Attorney (previously included on Page II-6)*

 27.1  Financial Data Schedule*

--------

*  Previously filed.
+ Confidential treatment has been requested with respect to certain provisions of this agreement.

 (b) Financial Statement Schedules

  No financial statement schedules of ASD Systems are included in Part II of this registration statement because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings.

  (f) Equity offerings of nonreporting registrants. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (i) Rule 430A. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule

  430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garland, State of Texas, on October 15, 1999.

                                          ASD Systems, Inc.

                                                  /s/ Norman Charney
                                          By: _________________________________
                                                      Norman Charney
                                                Chief Executive Officer and
                                                         President


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed on the 15th day of October, 1999, below by or on behalf of the following persons in the capacities indicated.

              Signature                               Title
              ---------                               -----

          /s/ Norman Charney           Chairman of the Board, Chief
______________________________________  Executive Officer and President
            Norman Charney              (Principal Executive Officer)

        /s/ Paul M. Jennings*          Chief Technology Officer and
______________________________________  Director
           Paul M. Jennings

          /s/ David E. Bowe            Executive Vice President and Chief
______________________________________  Financial Officer (Principal
            David E. Bowe               Financial and Accounting Officer)

        /s/ Jonathan R. Bloch*         Director
______________________________________
          Jonathan R. Bloch

         /s/ Alan E. Salzman*          Director
______________________________________
           Alan E. Salzman

         /s/ Paul G. Sherer*           Director
______________________________________
            Paul G. Sherer

         /s/ Kevin P. Yancy*           Director
______________________________________
            Kevin P. Yancy

     /s/ Norman Charney

*By: _______________________

       Norman Charney

 Agent and Attorney-In-Fact